As filed with the Securities and Exchange Commission on March 1, 2012

Registration No. 333-179226

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Amendment No. 1
to
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BOOMERANG SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	3510	22-2306487
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

30 B Vreeland Road
Florham Park, New Jersey 07932
(973) 538-1194
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Mark Patterson
Chief Executive Officer
30 B Vreeland Road
Florham Park, New Jersey 07932
(973) 538-1194
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Robert J. Mittman
Brad L. Shiffman
Blank Rome LLP
The Chrysler Building
405 Lexington Avenue
Telephone: (212)885-5442
Facsimile: (212) 885-5001

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Convertible Notes	$9,349,520		-	$9,349,520	$1,071.46	(1)
Warrants	2,199,902	(2)	-	-	-	(4)
Common stock issuable upon conversion of the convertible notes	2,199,902	(2)	-	-	-	(3)
Common stock issuable upon exercise of warrants	2,199,902	(2)	$3.87	$8,513,621	$975.66	(1)
Convertible Notes	$1,350,000		-	$1,350,000	$154.71	(1)
Warrants	317,652	(2)	-	-	-	(4)
Common stock issuable upon conversion of the convertible notes	317,652	(2)	-	-	-	(3)
Common stock issuable upon exercise of warrants	317,652	(2)	$3.87	$1,229,313	$140.88	(1)
Convertible Notes	$925,000		-	$925,000	$106.00	(1)
Warrants	217,652	(2)	-	-	-	(4)
Common stock issuable upon conversion of the convertible notes	217,652	(2)	-	-	-	(3)
Common stock issuable upon exercise of warrants	217,652	(2)	$3.87	$842,313	$96.53	(1)
Warrants	61,177	(2)	-	-	-	(4)
Common stock issuable upon exercise of warrants	61,177	(2)	$3.87	$236,755	$27.13	(1)
Warrants	27,293	(2)	-	-	-	(4)
Common stock issuable upon exercise of warrants	27,293	(2)	$3.87	$105,624	$12.11	(1)
Warrants	20,706	(2)	-	-	-	(4)
Common stock issuable upon exercise of warrants	20,706	(2)	$3.87	$80,132	$9.18	(1)
Additional shares of Common Stock issuable with respect to warrants and notes(5)	1,172,403		$3.87	$4,537,197	$519.97	(1)
Common Stock	60,000		$3.81	$228,000	$26.13	(7)
Common Stock issuable upon exercise of warrants	60,000		$3.81	$228,000	$26.13	(7)
Total				$27,625,475	$3,165.89

(1)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”), based upon the average of the closing bid and ask price on January 23, 2012 as quoted on the OTCQB tier of the OTC Markets.

(2)
Pursuant to Rule 416 under the Securities Act, there are also being registered hereby such additional indeterminate number of securities as may become issuable pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(3)
No additional consideration will be received by us for the Common Stock issuable upon conversion of the Notes. Pursuant to Rule 457(i) under the Securities Act, no additional registration fee is required in connection with the registration of the common stock issuable upon conversion of the Notes.

(4)
Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is required with respect to the warrants as they are being registered in the same registration statement as the Common Stock to be offered pursuant thereto.

(5)
Estimated number of additional shares which may be issued as a result of conversion or exercise price anti-dilution adjustments, interest payments on the notes, stock dividends, stock splits, recapitalizations and similar events applicable to the notes and warrants.

(6)	Of this amount $3,113.63 was paid with the initial filing of the Registration Statement on Form S-1 filed on January 27, 2011.

(7)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, based upon the average of the closing bid and ask price of February 28, 2012 as quoted on the OTCQB tier or the OTC Markets.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 1, 2012

PRELIMINARY PROSPECTUS

Up to $11,624,520 aggregate principal amount of 6% convertible notes due 2016 and warrants to purchase up to 3,413,259 shares of common stock and shares of common stock issuable upon conversion of the notes and the warrants
and 60,000 shares of common stock and
60,000 shares of common stock issuable
upon exercise of warrants

BOOMERANG SYSTEMS, INC.

We issued $11,624,520 aggregate principal amount of our 6% convertible notes due 2016, referred to as the notes, and warrants to purchase 2,735,206 shares of our common stock in a private placement. In connection with the private placement, we also issued to the placement agent, warrants to purchase 109,176 shares of our common stock. The warrants issued to the investors and the placement agent are referred to collectively as the warrants. The selling securityholders identified in this prospectus may use this prospectus to resell the notes, warrants and shares of common stock issuable upon conversion of the notes or exercise of the warrants. We will not receive any of the proceeds from the securities sold by these selling securityholders. We will, however, receive the exercise price from the exercise of warrants to the extent the cashless exercise provision is not utilized. We have also registered for resale by the selling security holders up to an additional 1,172,403 shares of common stock in the event of anti-dilution adjustments to the conversion or exercise price of the notes or warrants, interest payments on the notes in shares, stock dividends, stock splits, recapitalizations or similar events.

The notes are initially convertible into common stock at $4.25 per share, subject to adjustment. The notes are due on the five year anniversary of the respective date of issuance. Interest accrues on the Notes at 6% per annum. Interest is payable quarterly, commencing on December 31, 2011, at the Company’s option, interest may be payable in: (i) cash or (ii) shares of the common stock, as described in this prospectus. The outstanding principal amount of the notes and accrued and unpaid interest thereon will automatically convert into a number of shares of common stock determined by dividing the outstanding principal amount of the notes plus accrued and unpaid interest thereon, by the conversion price in effect on the mandatory conversion date, as described in this prospectus.

The warrants are exercisable at $4.25 per share, subject to adjustment. Cashless exercise is permitted if the average trading volume of our common stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the common stock during the five (5) consecutive trading days prior to the notice of exercise. In certain instances, a holder is not permitted to exercise the warrant if such exercise would result in such holder’s total ownership of our common stock exceeds 4.9%. The warrants expire five years from the respective date of issuance.

This prospectus also relates to 60,000 shares of common stock and 60,000 shares of common stock issuable upon exercise of warrants issued to two investors in June 2010 in private placements. The two selling securityholders named in this prospectus may sell up to an aggregate of 120,000 shares of common stock. We will not receive any of the proceeds from the sale of common stock by these selling securityholders.

There is presently only a limited market for our common stock and no public market for our notes and warrants. We do not intend to apply for listing of the notes or warrants on any national securities exchange or for the quotation of the notes or warrants through any automated quotation system. The initial public offering price for the warrants will be between $1.75 and $2.13 per warrant. In calculating this price range, we used the Black-Scholes option pricing model, which utilizes inputs such as the closing price of our common stock, exercise price of the warrants, assumed dividend yield, assumed risk-free interest rate, expected volatility and expected term to approximate the values. The initial public offering price for the notes will be the principal amount of the note.

Our common stock is quoted on the OTCQB tier of the OTC Markets under the symbol “BMER.” The last sale price of our common stock on February 28, 2012 was $3.98 per share. The initial public offering price for the common stock will be $5.00 per share until the shares of common stock are quoted on a national securities exchange, the OTC Bulletin Board or another quotation platform designated by the SEC as an automated trading system at which time the shares of common stock will be sold at prevailing market prices or at privately negotiated prices. There can be no assurance our common stock will be quoted on a national securities exchange, the OTC Bulletin Board or any other such platform.

These are speculative securities. Investing in these securities involves significant risks. You should purchase these securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus is  , 2012.

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus we have authorized for use with respect to this offering. We have not authorized anyone to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information in this prospectus is accurate or complete as of any date other than the dates of the applicable documents.  Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates. This prospectus is not an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction where offers or sales are not permitted.

It is important for you to read and consider all of the information contained in this prospectus before making your investment decision.  See “Where You Can Find More Information” in this prospectus for instructions on how you can access additional information.

Unless the context requires otherwise, or unless otherwise noted, all references to the “Company,” “we,” “our,” or “us” refer collectively to Boomerang Systems, Inc. and its consolidated subsidiaries.

On June 20, 2011, we effected a 1-for-20 reverse stock split. All share numbers included in this prospectus are post reverse stock split.

ii

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus.  Because it is a summary, it does not contain all the information you should consider before investing in our securities.  Before making any investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section of this prospectus beginning on page 5, and the financial statements and notes to the financial statements beginning on page F-1.

The Company

Our company, Boomerang Systems, Inc., is engaged in the business of marketing, designing, engineering, manufacturing, installing and supporting its own line of fully automated parking systems and fully automated self storage systems, with corporate and sales offices in Florham Park, New Jersey, and a research, design, production and testing center in Logan, Utah.

Boomerang entered the business of automation by developing and marketing automated self-storage systems to provide the space efficiency, security, and convenience of 100% “drive-up accessible” vertical self-storage in densely populated urban locations with high real estate values. This system, which we refer to as Boomerang’s Automated Locker Retrieval System, stores steel storage containers in a steel rack system with a central open atrium and shuttles that move along a rail (i.e., “rack & rail”) transport containers back and forth between storage locations and ground floor loading bays.

While promoting our self storage system, we received numerous inquiries to provide space-saving automated parking systems. In 2007, we began to develop automated parking systems to expand our product line and enter that business. While we believe the automated self-storage has significant potential, we believe the demand for automated parking systems is substantially larger.

To serve this market, we have developed two automated parking product lines, which we refer to as “rack & rail” systems and “RoboticValet™” systems. While our rack & rail systems compete with other rail or track based automated parking systems offered by other automated parking providers, we believe that our RoboticValet system is unique in the marketplace with distinct advantages over other systems historically offered by competitors.

Since emerging from a business development stage company in 2008, we have had negative working capital and an annual net loss. We had a net loss of $19,102,004 in fiscal 2011 and a net loss of $3,004,975 in the first quarter of fiscal 2012. As of the end of fiscal 2011, we had an accumulated deficit of $52,812,498 and as of the end of the first quarter of fiscal 2012, we had an accumulated deficit of $55,817,473. Losses are continuing to date and are expected to continue into the future until such time as we are able to generate meaningful sales of our systems.

Our corporate offices are located at 30 B Vreeland Road, Florham Park, New Jersey 07932, where our telephone number is (973) 538-1194.

Private Placement of Notes and Warrants

In November and December 2011, we issued to subscribers 6% convertible promissory notes due 2016 in the aggregate principal amount of approximately $11.6 million and five-year warrants to purchase common stock in a private placement. In connection with the private placement, we received cash proceeds of approximately $5.0 million and refinanced approximately $6.6 million of then existing short-term indebtedness. For each $100,000 invested, a subscriber was issued a $100,000 principal amount note and warrants to purchase 23,530 shares of our common stock. See “Description of Securities” for a description of the terms of the Notes and Warrants.

In connection with the private placement, we paid Gilford Securities Incorporated, the placement agent, an aggregate cash fee of approximately $244,000 for its services as placement agent and issued warrants to purchase an aggregate of 109,177 shares of common stock to the placement agent. The Placement Agent warrants expire five years from the respective date of issuance and contain substantially the same terms as those issued to subscribers.

We also entered into a registration rights agreement with the subscribers and the placement agent. Pursuant to the registration rights agreement, we agreed to file a registration statement within 90 days after the closing date of the offering to register for resale or the notes, the warrants, the shares of common stock issuable upon conversion of the notes and exercise of the warrants (collectively, referred to as the Registrable Securities). In the event that the SEC limits the number of Registrable Securities that may be included in the registration statement, we shall include only those Registrable Securities permitted by the Securities and Exchange Commission, or SEC, and shall file additional registration statements at the earliest practicable date as we are permitted to do so in accordance with SEC guidelines. We shall use our best efforts to cause (i) the Registration Statement to be effective within 150 days of the offering, and (ii) any additional registration statements to be declared effective within 90 days of the required filing date.

In the event that a registration statement is not filed or declared effective by the SEC by the applicable deadline, we will pay to the holders of Registrable Securities an amount equal to 1% of the original principal amount of the investor’s note, multiplied by a fraction with the numerator equal to the number of Registrable Securities that were required to be included in the Registration Statement which is not so filed, declared effective or maintained and otherwise are unsold at the time of such failure and the denominator equal to the sum of the total number of shares issued or issuable to the Investor upon conversion of the notes and exercise of the warrants purchased pursuant to the subscription agreement and owned by such holder.

THE OFFERING

Convertible Notes due 2016 Offered for Resale by the Selling Securityholders	$11,624,520 aggregate principal amount of the 6% convertible notes due 2016 which are currently convertible into 2,735,206 shares of our common stock.

Warrants Offered for Resale by the Selling Securityholders	Warrants to purchase 2,844,382 shares of our common stock.

Shares of Common Stock Offered for Resale by the Selling Securityholders(1)
5,579,588, assuming conversion of the entire principal amount of the notes and exercise of all the warrants and 120,000 shares of common stock assuming exercise of all of the warrants issued in the 2010 private placement.

Additional number of Shares of Common Stock that may be Offered for Resale by the Selling Securitiyholders in the Event of Anti-dilution Adjustments to the notes and warrants, interest payments on the notes, stock dividends, stock splits, recapitalization and similar events

1,172,403, assuming conversion of  the entire principal amount of the notes and exercise of all of the warrants and there has been an anti-dilution adjustment to the conversion and exercise price or interest payments in stock on the notes, a stock dividend, stock splits, recapitalization or similar event.

Summary of the Notes
The notes are initially convertible into common stock at $4.25 per share, subject to adjustment.  The notes are due on the five year anniversary of the respective date of issuance.  Interest accrues on the Notes at 6% per annum.  Interest is payable quarterly, commencing on December 31, 2011, at the Company’s option, interest may be payable in: (i) cash or (ii) shares of the common stock, as described in this prospectus.  The outstanding principal amount of the notes and accrued and unpaid interest thereon will automatically convert into a number of shares of common stock determined by dividing the outstanding principal amount of the notes plus accrued and unpaid interest thereon, by the conversion price in effect on the mandatory conversion date, as described in this prospectus.

Summary of the Warrants
The warrants are exercisable at $4.25 per share, subject to adjustment.  Cashless exercise is permitted if the average trading volume of our common stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the common stock during the five (5) consecutive trading days prior to the notice of exercise.  In certain instances, a holder is not be permitted to exercise the warrant if such exercise would result in such holder’s total ownership of our common stock exceeds 4.9%.  The warrants expire five years from the respective date of issuance.

Use of Proceeds
We will not receive any proceeds from the sale of the securities offered by the selling securityholders, except that we may receive the exercise price from the exercise of the warrants to purchase common stock for the underlying common stock to the extent the cashless exercise provision contained in the warrant is not utilized. See “Use of Proceeds.”

(1)
The number of shares of our common stock outstanding was 7,277,192 shares on February 28, 2012.  Unless otherwise indicated, the number of outstanding shares of common stock presented in this prospectus excludes:  2,735,206 shares of our common stock issuable upon the conversion of the notes and 2,844,382 shares of our common stock issuable upon the exercise of the warrants; 1,172,403 shares of our common stock that may be offered under this prospectus in the event of anti-dilution adjustments to the conversion or exercise price of the notes or warrants interest payments on the notes in shares, stock dividends, stock splits, recapitalizations or similar events; and 5,227,569 shares of our common stock issuable upon conversion, exchange or exercise in respect of outstanding options, other warrants and other securities.

Risk Factors

Investing in our securities involves a high degree of risk.  You should carefully consider the information under “Risk Factors” beginning on page 5 before investing in our securities.

RISK FACTORS

In addition to the other information included in this prospectus and any prospectus supplement, the following factors should be carefully considered in evaluating an investment in our securities, our business, financial condition, results of operations, and future prospects.  Any of the following risks, either alone or taken together, could materially and adversely affect our business, financial condition, results of operations, or future prospects.  If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may be materially adversely affected. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also materially adversely affect our business, financial condition, results of operations, or future prospects. In any such case, the value of our securities could decline substantially and you could lose all or a part of your investment.

Risks Related to Our Business

Our increased indebtedness may harm our financial condition and results of operations.

As of September 30, 2011, our total consolidated long-term debt was approximately $6.2 million and as of December 31, 2011, our total long-term debt was approximately $12.1 million. Our level of indebtedness could have important consequences to us and you, including:

•	it could adversely affect our ability to satisfy our obligations;

•
an increased portion of our cash flows from operations may have to be dedicated to interest and  principal payments and may not be available for operations, working capital, capital expenditures, expansion, acquisitions or general corporate or other purposes;

•	it may impair our ability to obtain additional financing in the future;

•	it may limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	it may make us more vulnerable to downturns in our business, our industry or the economy in general.

Our operations may not generate sufficient cash to enable us to service our debt. If we were to fail to make any required payment under the notes and agreements governing our indebtedness or fail to comply with the covenants contained in the notes and agreements, we would be in default. Our debt holders would have the ability to require that we immediately pay all outstanding indebtedness. If the debt holders were to require immediate payment, we might not have sufficient assets to satisfy our obligations under the notes or our other indebtedness. In such event, we could be forced to seek protection under bankruptcy laws, which could have a material adverse effect on our existing contracts and our ability to procure new contracts as well as our ability to recruit and/or retain employees. Accordingly, a default could have a significant adverse effect on the market value and marketability of our common stock.

We have limited operating history which makes it difficult to predict future growth and operating results.

We have a relatively short operating history which makes it impossible to reliably predict future growth and operating results. We are subject to all the risks and uncertainties which are characteristic of a relatively new business enterprise, including the substantial problems, expenses and other difficulties typically encountered in the course of its business, in addition to normal business risks. We face a high risk of business failure because we have commenced extremely limited business operations and have earned little revenues and have had only material losses since our inception. We expect to continue to incur losses well into the future. Our activities to date have been limited to organizational efforts, including fundraising, research and development, product design, marketing and manufacturing a small number of automated storage and parking systems and limited sales of our systems. There is no relevant history upon which to base any assumption as to the likelihood that our business will be successful, and there can be no assurance that we will generate significant operating revenues in the future or that we will ever be able to achieve profitable operations in the future. We face all of the risks commonly encountered by other businesses that lack an established operating history, including, but not limited to, the need for additional capital and personnel, and intense competition.

We have a limited amount of cash to grow our operations. If we cannot obtain additional sources of cash, our growth prospects and future profitability may be materially adversely affected and we may not be able to implement our business plan. Such additional financing may not be available on satisfactory terms or it may not be available when needed, or at all.

As of December 31, 2011, we had cash and cash equivalents of $2,532,236. To date our cash flows have been insufficient to fund our operations, which have included a substantial amount of research and development in connection with our RoboticValet™ System. Because we have not generated sufficient cash from operations to date, we have funded our business primarily from the sale of equity securities and through the issuance of convertible notes. Historically, we have received funding from our directors, officers, related parties as well as unrelated third party investors. Although we believe that our existing cash, the notes and our anticipated cash receipts will be sufficient to sustain our operations through the fiscal year 2012, currently, we will require significant additional cash to expand our operations. Our inability to finance our growth, either internally or externally, may limit our growth potential and our ability to execute our business strategy. If we issue securities to raise capital, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock.

We have a history of losses and cash outflow from operations which may continue if we do not increase our sales or reduce our costs.

Since emerging from the status of a business development company in 2008, we have generated few sales, and have generated an operating loss in each financial period. Our accumulated deficit as of September 30, 2011 was $52,812,498 and as of December 31, 2011 was $55,817,473. Losses are continuing to date and are expected to continue into the future until such time as we are able to generate meaningful sales of our systems. In order to improve our profitability, we will need to continue to generate new sales while controlling our costs. As we plan to continue to invest to grow our business, we may not be able to successfully generate sufficient sales to achieve profitability. Our ability to achieve profitability also depends on our ability to expand our customer base and scale up our production capacity beyond our existing capacity, as well as our ability to provide products to meet the demands of our customers. If we fail to reduce the cash consumption from operations and to generate cash from other sources on a timely basis, or if the cash requirements of our business change as the result of changes in the cost of materials, a decline in the real estate market or other causes, we could no longer have the cash resources required to run our business. There is no assurance that we will achieve profitable operations at any point in time or at all.

The loss of one or more of our raw materials suppliers, or increase in prices, could cause production delays, a reduction of revenues or an increase in costs.

The principal raw materials we use are steel and related products. We have no long-term supply agreements with any of our major suppliers. However, we have generally been able to obtain sufficient supplies of raw materials for our operations. Although we believe that such raw materials are readily available from alternate sources, an interruption in the supply of steel and related products or a substantial increase in the price of any of these raw materials could result in a delay in our ability to build and install systems and reductions in our profit margins.

We have neither commissioned nor performed any detailed market studies. Our assumptions regarding the potential market for our products may be incorrect.

Other than recent initial marketing efforts conducted by our employees, we have not obtained any market studies by outside consultants or others. Accordingly, there are no independent studies performed by non-affiliated persons to support the beliefs of our management as to the likely market for the automated systems we manufacture and market. Although we believe there is a substantial market for our automated parking and storage systems, there can be no assurance that the market for these systems will be significant.

We have only recently begun to commercialize our automated parking and storage systems, which have not been fully field tested and remain unproven.

All of the contracts we currently have are subject to various uncertainties with respect to the underlying projects. To date, we have not completed the commercial installation of any automated parking systems. We expect that, as our systems are installed and used, they will be tested in ways that we cannot fully duplicate outside of the context of an actual, commercial operation of our systems, which has not yet occurred. As a result, once our parking systems are used in commercial operations, we expect to discover various aspects of our systems that require improvement. Based on the limited operation of our test systems to date, it is possible there may be a need for the redesign of certain aspects of our systems. Any redesign requirement could delay existing projects and new sales, could result in increased cost or lowered performance for our systems and could negatively impact the market’s acceptance of our systems.

Because our parking systems are different from those currently available, we must actively seek market acceptance of our systems, which we expect may occur gradually, if at all.

Our systems are new and our current system RoboticValet™ automated parking system is substantially different from existing automated parking systems as well as traditional parking garages. A number of enterprises, municipalities and other organizations that could be potential customers for our systems may be reluctant to commit themselves to our systems until one or more systems have been tested in commercial operations over a significant period of time. As a result, we may experience difficulty in achieving market acceptance for our systems. A number of automated parking systems exist in the United States and elsewhere. Most of these systems are materially different in concept from our robotic system. We believe that our RoboticValet™ system offers a number of advantages over existing automated systems and traditional parking structures. However, we expect challenges in demonstrating the advantages of our systems to potential customers and possibly others in the absence of significant historical data as to their performance. A customer that purchases our systems will likely design the project around it and therefore would encounter significant difficulties if the system did not perform as claimed. We expect that widespread market acceptance of our systems may occur only gradually over time, if at all. A significant ramp-up in sales may be delayed until our systems achieve a meaningful history of commercial operations, which would delay our anticipated recognition of revenues.

We may incur significant costs in connection with the start-up of new contracts before receiving related revenues, which could result in cash shortfalls and fluctuations in quarterly results from period to period.

We may incur expenses before we receive any contract payments. These expenses include design and manufacturing expenses. For example, contracts may not fund start-up costs related to the project and may require that the purchaser obtain necessary regulatory and governmental approvals for development of an automated parking system prior to our receiving a deposit or commencing work on the project. Accordingly, even if we are successful in negotiating deposit payments, we may be required to invest significant sums of money before receiving further related contract payments and the timing of installment payments may not match the timing of our cash outlays. Additionally, any resulting cash shortfall could be exacerbated if we fail to promptly receive payment upon completion of a portion of a project or to otherwise collect fees in a timely manner. A cash shortfall could result in significant consequences. For example, it:

•	could increase our vulnerability to general adverse economic and industry conditions;

•
would require us to dedicate a substantial portion of our cash flow from operations to service payments on our indebtedness; reducing the availability of our cash flow to fund future capital expenditures, working capital, execution of our growth strategy, research and development costs and other general corporate requirements;

•	could limit our availability to undertake additional projects;

•	could limit our flexibility in planning for, or reacting to, changes in our business and industry, which may place us at a competitive disadvantage compared with competitors; and

•	could limit our ability to borrow additional funds, even when necessary to maintain adequate liquidity.

•
As a result, there are no assurances that additional funds, if needed, to help fund start-up costs related to new contracts would be available or, if available, on terms advantageous to us and therefore we may have to dramatically curtail or cease operations.

We have experienced delays and cost overruns on our first APS project and may experience delays and cost overruns on future projects.

We have experienced a number of delays and cost overruns on the project on Collins Avenue in Miami Beach for a number of reasons including the following:

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As a result of this being the first APS project of this size that we have executed, we had a limited ability to properly estimate the time and resources required to fully design, engineer, manufacture, ship, install, and commission prior to executing the project.

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In addition, while our system constitutes a key component of our customer’s real estate development project, the project itself consists of many other components not provided by us.  Some of these components, such as the foundation upon which the system is to be installed, must be in place before we can install our system.  In addition, other components provided by the customer such as the building shell erected around our parking system and the fire suppression system installed within our parking system are not supplied by us but must be implemented in conjunction with the installation and commissioning of our system.  Any delays in the procurement of those components, or any lack of coordination between other contractors implementing those components are not our contractual responsibility but have a negative impact on the project schedule and result in cost overruns.  While we typically contract for the right to bill our customer additional charges for change orders, delays and cost overruns caused by such circumstances, we may choose not to charge our customer in a good faith effort to maintain a positive relationship with our customer.

We may experience substantial delays in the start dates, manufacturing and installation of our systems for our current and future contracts due to factors out of our control.

Although we are not experiencing delays in obtaining approvals necessary to begin fulfilling contracts, certain of our customers are experiencing delays in their efforts to obtain the necessary financing and/or government permitting required for their entire project to move forward, of which our systems may only be a small component. Some examples of tasks a real estate developer may need to complete before commencing the construction of a building include:

•	conducting environment impact studies;

•	conducting traffic impact studies;

•	securing planning approvals;

•	finishing design of building;

•	finishing engineering of building;

•	securing construction permits;

•	selecting general contractor; and

•	securing construction loan.

We may not receive substantial payments under our contracts until the installation of all or a portion our systems, which in some cases could take over a year or longer, or may not occur at all.

We expect to receive a substantial portion of the contractual payment from system sales upon completion of the related installation for installations taking less than one year or on a “percentage of completion” basis for longer-term installations. While we have opportunities to install our systems in existing parking structures, we anticipate that the bulk of our opportunity will be in connection with new parking structures. For our systems to work most effectively, the parking structure itself must be designed with the use of our system in mind. Accordingly, we expect that the majority of our sales contracts will be entered into at the planning stage for the related construction project. We expect that the sales cycle, itself, will often be long because of the need to coordinate the design and permitting process for the project as a whole. Large construction projects requiring parking facilities for numerous vehicles typically take several years to plan, finance, permit and complete. Our existing contracts provide that we will be paid upon completion of various stages of completion of the project. We anticipate that, in most cases, our systems will be installed toward the end of the project construction process, which could occur several years after the sale is originally made. Even where our contracts provide for deposit payments before we begin work and for payments on a percentage of completion basis for the work we do, there can be no assurance that our costs will not outpace the payments received. In addition, if a project fails or is terminated prior to installation of our system, we will not receive the remaining installment payments, which could result in our incurring a significant loss on the termination of the project.

Some of our contracts contain fixed-price provisions that could result in losses or decreased profits if we fail to accurately estimate our costs.

To date, we have incurred a loss on all of our contracts. Some of our contracts contain pricing provisions that require the payment of a set fee by the customer for our services regardless of the costs we incur in performing these services. In such situations, we are exposed to the risk that we will incur significant unforeseen costs in performing the contract. Therefore, the financial success of a fixed-price contract is dependent upon the accuracy of our cost estimates made during contract negotiations. Prior to bidding on a fixed-price contract, we attempt to factor in variables including equipment costs, labor, materials and related expenses over the term of the contract. However, it is difficult to predict future costs, especially for contract terms that range from 3 to 5 years. Any shortfalls resulting from the risks associated with fixed-price contracts will reduce our working capital and profitability. Our inability to accurately estimate the cost of providing services under these contracts could have an adverse effect on our profitability and cash flows.

The economic decline has caused, and may continue to cause, a decline in the type of real estate development projects that we intend to target.

Because our sales will depend on the development of projects in which our systems will be incorporated, our sales are likely to be heavily dependent on the construction climate in the markets that we address. Since 2007, new real estate projects in the United States have experienced substantial declines and it is not clear whether, when or to what extent a recovery will occur. A continued slump in new project construction would make it more difficult for us to achieve our growth objectives.

Our ability to perform under our contracts and thereby recognize revenues is dependent on the ability of the project owner to commence and complete construction of the project.

Major residential and commercial construction projects are subject to various uncertainties at several stages. Design, permitting or financing issues can result in substantial delays and, ultimately, can render a project untenable. Furthermore, even when the underlying project is fully funded and permitted, economic and other real estate market conditions, and possible interruptions in the project moving forward, continue to create uncertainty as to whether and when the project will be completed. Changes in demographics and other macroeconomic changes can cause major construction projects to be delayed or abandoned because they are no longer viable or because they cannot be financed. For example, the recent recession has resulted in a substantial decrease in construction on a global basis. We intend that our contracts with our customers will provide for a percentage of the contract price to be paid to us if a project is substantially delayed or abandoned. However, we may be unable to negotiate such arrangements and any such compensation is likely to be substantially less than the revenues and profit we would have earned if the project had been completed. Our long-term planning will be based on various assumptions about project completion rates that may not prove to be accurate. A significant delay in construction schedules or a significant number of project abandonments would have a material adverse impact on our business.

We have limited experience estimating our manufacturing and other costs and may underestimate these costs rendering our contracts less profitable or creating losses.

Through the date of these financial statements, we have manufactured and assembled one automated parking and one automated storage system intended for commercial use, and have a third system currently being assembled. Accordingly, we have limited experience in acquiring and manufacturing the parts and components for the systems, assembling the systems, and in estimating the labor and overhead costs incurred with manufacturing the parts and components for the systems, assembling the systems, and in estimating the labor and overhead costs incurred with the manufacturing, assembling and installing the automated parking and storage systems. This limited experience may result in us underestimating these costs which could lead to our expenses exceeding the revenues we receive from the contracts we have entered into and that we may enter into in the future. Losses on our contracts will deplete our cash resources and adversely affect our revenues. At December 31, 2011, the Company estimated that it would incur a loss on a rail based project. The total loss was approximately $1,870,965 through December 31, 2011.

We expect to face intense competition in selling our systems and we may not be able to compete with our more established competitors.

While we believe that our systems offer a number of advantages over existing garage structures, and other automated parking systems, we expect to face intense competition not only from other systems, but from rack and rail systems and traditional parking garages. Many of the companies with which we may compete have established products, existing relationships and financial capacity that may offer them a competitive advantage. If we are correct in our assumption that the advantages of our systems are significant to customers, we can anticipate that other companies, some with stronger engineering and financial capabilities than we have, will seek to design comparable systems that offer similar or greater advantages. We expect that we will have to continually innovate to reduce cost and increase effectiveness in order to remain competitive and there is no assurance that our systems will become competitive or remain so over time.

Our lack of sufficient patent protection may undermine our competitive position and subject us to intellectual property disputes with third parties, both of which may have a material adverse effect on our business, results of operations and financial condition.

We have filed patent applications with respect to certain aspects of our automated self-storage and automated parking systems but to date we have not been granted any patent protection for our automated parking or self-storage systems and there can be no assurance that, if one or more of our pending applications were allowed, any significant patent protection would be granted. Accordingly, we may have limited protection to prevent others from entering into competition with us.

In addition, others may obtain knowledge of our know-how and technologies through independent development. Our failure to protect our production process, related know-how and technologies and/or our intellectual property and proprietary rights may undermine our competitive position. Third parties may infringe or misappropriate our proprietary technologies or other intellectual property and proprietary rights. Policing unauthorized use of proprietary technology can be difficult and expensive. Litigation, which can be costly and divert management attention and other resources away from our business, may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of our proprietary rights. We cannot assure you that the outcome of such potential litigation will be in our favor. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of intellectual property rights of third parties. The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our anticipated products or subject us to injunctions prohibiting the manufacture and sale of our anticipated products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our anticipated products until resolution of such litigation.

Failures of our systems could expose us to liabilities that may not be fully covered by insurance.

Although we have designed a number of safeguards into our systems, they may fail, causing delays, injury or damage to persons, vehicles or other property that may not be covered by insurance. Our insurance does not cover any contractual liability that we may have as a result of a delay in delivery of systems to our customers. Any such events, whether covered by insurance or not, could have a material adverse effect on our business.

Our success is dependent upon our executive officers and other key personnel.

We rely for the conduct of our business on a small group of people whose expertise and knowledge of our business are critical to the prospects for its success. Our Chief Executive Officer, President, and the Chief Executive Officer of our wholly owned subsidiary have accepted substantial equity interests and less cash for their services and it is unlikely that we could attract employees of comparable ability for the cash compensation that we are currently paying to these individuals. The loss of any of our key management team would cause significant disruption in our operations and would require us to seek suitable replacements. There is no assurance that we could attract qualified employees quickly or without incurring significant increased cost.

Because some of our officers have only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, which may cause our business to fail.

Although our Chief Executive Officer has agreed to devote the vast majority of his productive time, ability and attention to our business, he also is permitted to provide consulting services to third parties on a limited basis, and to serve on other boards of directors. In addition, our Chief Financial Officer has no employment agreement with the Company, and no obligation to provide a specific percentage of his time to the Company. In addition, Stan Checketts, Chief Executive Officer of our wholly owned operating subsidiary, Boomerang Sub, Inc., and a member of the Company’s Board of Directors, has commenced developing, manufacturing, and selling amusement rides through Stan Checketts Properties. As a result, he devotes less than 100% of his time to the Company. Accordingly, these officers may not be able to devote sufficient time to the management of our business, as and when needed. It is possible that the demands of these officers’ other business commitments will keep these officers from devoting sufficient time to the management of our business. Competing demands on these officers’ time may lead to a divergence between their interests and the interests of other shareholders.

Our foreign operations, could subject us to increased regulations and risks. Failure to comply with these laws may affect our ability to conduct business in certain countries and may affect our financial performance.

We are currently actively seeking customers in the United Arab Emirates and the surrounding Gulf region and may seek customers in India and other countries. Our foreign operations might or would subject us to a number of risks, including:

•	currency fluctuations, which could affect our revenues for transactions denominated in non-U.S. currency or make our services relatively more expensive if denominated in United States currency;

•	difficulties in staffing and managing multi-national operations;

•	political and economic instability;

•	limitations on our ability to enforce legal rights and remedies;

•	restrictions on the repatriation of funds;

•	changes in regulatory structures or trade policies; and

•	tariff and tax regulations.

We are subject to a variety of laws regarding our international operations, including the Foreign Corrupt Practices Act and regulations issued by U.S. Customs and Border Protection, the Bureau of Industry and Security, and the regulations of various foreign governmental agencies. We cannot predict the nature, scope or effect of future regulatory requirements to which our international sales and manufacturing operations might be subject or the manner in which existing laws might be administered or interpreted. Future regulations could limit the countries in which some of our products may be manufactured or sold, or could restrict our access to, and increase the cost of obtaining, products from foreign sources. In addition, actual or alleged violations of these laws could result in enforcement actions and financial penalties that could result in substantial costs.

Our systems and the projects in which they are installed are subject to complex and diverse regulation that may increase the cost of our systems or limit their efficiency.

Our systems and the real estate development projects in which they are installed are subject to a variety of regulations, including zoning and building codes, permitting, and fire and other safety regulations. Most of these regulations are local and vary considerably from location to location. We and our customers will be required to design systems and garages that conform to all applicable regulations, which may make it more difficult to standardize our offerings or to maximize the efficiency of our systems. The enforcement of local regulations often involves the exercise of considerable judgment and there is likely to be a certain level of uncertainty as to what the regulations will be held to require in each project. Local regulations may cause delays or cost increases that could have an adverse impact on our business.

Environmental regulation and liability may increase our costs and adversely affect us.

Our manufacturing operations are subject to federal and state environmental laws and regulations concerning, among other things, water discharges, air emissions, hazardous material and waste management. Environmental laws and regulations continue to evolve and we may become subject to increasingly stringent environmental standards in the future, particularly under air quality and water quality laws and standards related to climate change issues, such as reporting of greenhouse gas emissions. We are required to comply with environmental laws and the terms and conditions of environmental permits. Failure to comply with these regulations, laws or permits could result in fines and penalties. We also may be required to make significant expenditures relating to environmental matters on an ongoing basis.

Based upon our marketing experience to date, we expect to undergo rapid growth of our operations as our sales, manufacturing and installation activity increase; we may be unable to manage this growth, to retain qualified employees and to implement infrastructure changes necessary to support this growth which would negatively adversely affect us.

We are currently managed and run by a small staff of employees who are engaged primarily in system design, manufacture and sales activity and general and administrative functions. We expect that, if sales increase as we anticipate, and particularly as sales cycles advance, we will be subjected to rapid growth and a substantial increase in the activities that we are called upon to perform and the duties we must fulfill. We may fail properly to anticipate the need for additional employees or be unable to attract and retain qualified employees as required to sustain our expected growth. We will also be required to put in place in a timely manner effective accounting systems, reporting structures and other infrastructure required to sustain our growing and developing operations. The failure to anticipate and effectively deal with these requirements could cause us to miss opportunities that would otherwise be available to us and could cause our performance to suffer across a broad range of activities. Any such occurrences would have a material adverse effect on our business and prospects.

Our management has limited experience managing a public company and our current resources may not be sufficient to fulfill our public company obligations.

As a public company, we are subject to various requirements of the Securities and Exchange Commission, including record-keeping, financial reporting, and corporate governance rules. Our management team has limited experience in managing a public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our reporting and other compliance obligations and we may be unable to hire, train or retain necessary staff and may be reliant on hiring outside consultants or professionals to overcome our lack of experience or trained and experienced employees. Our business could be adversely affected if our internal infrastructure is inadequate, we are unable to engage outside consultants, or are otherwise unable to fulfill our public company obligations.

Our management and a limited number of stockholders, many of whom are related parties, collectively hold a controlling interest in us, they have significant influence over our management and their interests may not be aligned with our interests or the interests of our other stockholders.

The Company’s management and a limited number of stockholders, many of whom are related parties, retain majority control over the Company and its business plans and investors may be unable to meaningfully influence the course of action of the Company. The existing management and a limited number of stockholders, many of whom are related parties, are able to control substantially all matters requiring stockholder approval, including nomination and election of directors and approval or rejection of significant corporate transactions. There is also a risk that our existing management and a limited number of stockholders may have interests which are different from investors and that they will pursue an agenda which is beneficial to themselves at the expense of other stockholders.

There are limitations on the liabilities of our directors and executive officers. Under certain circumstances, we are obligated to indemnify our directors and executive officers against liability and expenses incurred by them in their service to us.

Pursuant to our amended and restated certificate of incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability for breach of a director’s duty of loyalty, acts or omissions by a director not in good faith or which involve intentional misconduct or a knowing violation of law, dividend payments or stock repurchases that are unlawful under Delaware law or any transaction in which a director has derived an improper personal benefit. In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and executive officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts, incurred by any such person in any action or proceeding, including any action by us or in our right, arising out of the person’s services as one of our directors or executive officers. The costs associated with providing indemnification under these agreements could be harmful to our business.

Risks Related to Our Securities

The notes are unsecured, and, therefore, are effectively subordinated to any secured debt and to all liabilities of our subsidiaries.

The notes are unsecured and unsubordinated, ranking senior in right of payment to all unsecured and subordinated indebtedness and equally in right of payment to all other unsecured and unsubordinated indebtedness. Effectively the notes are subordinated in right of payment to all of our existing senior and secured indebtedness, including any indebtedness under any future credit facilities we or any of our subsidiaries may enter into. In the event of our bankruptcy, liquidation, or reorganization or upon acceleration of the notes due to an event of default under the notes and in certain other events, our assets will be available to pay obligations on the notes only after all of our senior and secured indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes.

The notes are effectively subordinated to the indebtedness of our subsidiaries.

The notes are solely obligations of Boomerang Systems, Inc. and, accordingly, are effectively subordinated to all debt and other liabilities of our subsidiaries. We are a holding company with no significant operations of our own. Because our operations are conducted through our subsidiaries, we depend on dividends, loans, advances and other payments from our subsidiaries in order to allow us to satisfy our financial obligations, including payments of principal and interest on the notes. Our subsidiaries are separate and distinct legal entities with no legal obligation to pay any amounts to us. The ability of our subsidiaries to pay dividends and make other payments to us depends on their earning capital requirements and general financial conditions and is restricted by, among other things, applicable corporate and other laws and regulations as well as, in the future, agreements to which our subsidiaries may be a party.

We may not have the funds necessary to repay the notes at maturity. At maturity, the entire outstanding principal amount of the notes will become due and payable by us. It is possible that we may not have sufficient funds to repay or repurchase the notes when required. No sinking fund is provided for the notes.

We may not have sufficient cash flow to make payments on the notes and our other indebtedness.

Our ability to pay principal and interest on the notes and our other debt and to fund our planned capital expenditures and other growth initiatives depends on our future operating performance. Our future operating performance is subject to a number of risks and uncertainties that are often beyond our control, including general economic conditions and financial, competitive and regulatory factors. For a discussion of some of these risks and uncertainties, please see “– Risks Related to Our Business.”

The conversion price of the notes or exercise price of the warrants may not be adjusted for all dilutive events that may occur.

The conversion rate of the notes and exercise price of the warrants are subject to adjustments for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, certain distributions of capital stock, indebtedness, or assets, cash dividends, and issuer tender or exchange offers. The conversion price or exercise price may not be adjusted for other events that may adversely affect the value of the notes, warrants or the common stock into which such notes may be convertible or warrants may be exercisable.

Conversion of the notes or exercise of the warrants will dilute the ownership interest of existing stockholders, including holders who had previously converted their notes or exercised their warrants.

The conversion of some or all of the notes or exercise of some or all of the warrants will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon conversion of the notes or exercise of the warrants could adversely affect prevailing market prices of our common stock. In addition, the existence of the notes or warrants may encourage short selling by market participants because the conversion of the notes or exercise of the warrants could depress the price of our common stock.

There is no assurance of an active public market for our common stock and the price of our common stock may be volatile.

Given the relatively minimal public float and trading activity in our securities, there is little likelihood of any active and liquid public trading market developing for our shares. If such a market does develop, the price of the shares may be volatile. In the light of the Company’s operating history, continuing losses and financial condition, quotations published in the “pink sheets” are not necessarily indicative of the value of the Company. Such quotations are inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Since the shares do not qualify to trade on any national securities exchange, if they do actually trade, the only available market will continue to be through the OTC Bulletin Board or in the OTCQB tier of the OTC Markets. It is possible that no active public market with significant liquidity will ever develop. This could negatively impact your ability to sell the notes, warrants or common stock.

Fluctuations in the price of our common stock may impact your ability to resell the notes, warrants or the common stock issuable upon conversion of the notes or exercise of the warrants when you want or at prices you find attractive.

Because the notes are convertible into and the warrants are exercisable for our common stock, volatility or depressed prices for our common stock could have an effect on the trading price of the notes or warrants. Holders who have received common stock upon conversion of the notes or exercise of the warrants will also be subject to the risk of volatility and depressed prices of our common stock.

Our common stock price can fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include, among others:

•	our performance and prospects;

•	the depth and liquidity of the market for our common stock;

•	investor perception of us and the industry in which we operate;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	general economic conditions.

In addition, the stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the market price of our common stock.

There is no public market for the note or warrants, which could limit their value or your ability to sell them.

There is currently no public market for the notes or warrants. We do not intend to list the notes or warrants on any national or other securities exchange. Accordingly, no public market for the notes or warrants may develop, and any market that develops may not last. Even if an active trading market were to develop, the notes and warrants could trade at prices that may be lower than the price at which a holder purchased the notes or warrants, or holders could experience difficulty or an inability to resell the notes or warrants. Any future trading prices of the notes and warrants will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, and our financial condition, performance, and prospects. You may be required to bear the financial risk of an investment in the notes or warrants for an indefinite period of time.

Holders of notes and warrants are not entitled to any rights with respect to our common stock, but you are subject to all changes made with respect to our common stock.

Holders of notes and warrants will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but will be subject to all changes affecting the common stock. Holders of notes and warrants will only be entitled to rights in respect of our common stock if and when we deliver shares of common stock to you upon conversion of your notes or exercise of your warrants and, to a limited extent, under the conversion price or exercise price adjustments applicable to the notes or warrants, as applicable. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our stockholders to sell their securities.

Rule 3a51-1 of the Securities Exchange Act of 1934 establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a minimum bid price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to a limited number of exceptions which are not available to us. This classification would severely and adversely affect any market liquidity for our Common Stock.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person’s account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth:

•	The basis on which the broker or dealer made the suitability determination; and

•	That the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and commission payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of these regulations, broker-dealers may not wish to engage in the above-referenced necessary paperwork and disclosures and/or may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling securityholders or other holders to sell their shares in any secondary market and have the effect of reducing the level of trading activity in any secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock, if and when our common stock becomes publicly traded. In addition, the liquidity for our common stock may decrease, with a corresponding decrease in the price of our common stock. Our common stock, in all probability, will be subject to such penny stock rules for the foreseeable future and our stockholders will, in all likelihood, find it difficult to sell their common stock.

Future sales of our common stock in the public market or the issuance of our common stock or securities senior to our common stock could adversely affect the trading price of our common stock.

Our Certificate of Incorporation currently authorizes our Board of Directors to issue up to 400,000,000 shares of common stock and 1,000,000 shares of undesignated preferred stock. In addition, on June 20, 2011, we effected a one-for-twenty reverse split, referred to as the Reverse Split, of our issued and outstanding common stock which has the effect of increasing the number of authorized shares available for future issuance. Any additional issuances of any of our authorized but unissued shares will not require the approval of stockholders and may have the effect of further diluting the equity interest of stockholders.

We may issue common stock or equity securities senior to our common stock in the future for a number of reasons, including to attract and retain key personnel, to finance our operations and growth strategy, to adjust our ratio of debt to equity, to satisfy outstanding obligations or for other reasons. If we issue securities, our existing stockholders may experience dilution or the new securities may have rights senior to those of our common stock. In addition, the terms of these securities could impose restrictions on our operations. Future sales of our common stock, the perception that such sales could occur or the availability for future sale of shares of our common stock or securities convertible into or exercisable for our common stock could adversely affect the market prices of our common stock prevailing from time to time.

As of February 28, 2012, and giving effect to the Reverse Split, we had:

•	7,430,566 shares of common stock that were subject to outstanding warrants;

•	641,385 shares of common stock that were subject to options; and

•	$11,624,520 of outstanding notes that were convertible into a maximum of 2,735,206 shares of common stock, subject to adjustment.

We have never paid dividends on our common stock and do not expect to pay dividends in the foreseeable future.

We intend to invest all available funds to finance our growth. Therefore our stockholders cannot expect to receive any dividends on our common stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other financing documents or by legal prohibitions under applicable corporate law.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this prospectus and any prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act.  All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements.  The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.  All statements, other than statements of historical fact, included in this prospectus and any prospectus supplement regarding our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  For example, and in addition to the “Risk Factors” discussed elsewhere in this prospectus, risks and uncertainties include:

•	Failure of our systems to be accepted by parking garage builders;

•	Failure of our systems to perform as we expect in commercial operation;

•	A significant decline in the rate of construction or remodeling of parking garages or significant delays in the construction or remodeling of parking garages;

•	Our inability to effectively market our systems;

•	The development by a competitor of a comparable or superior system;

•	Our inability to manage our anticipated growth by recruiting and training experienced personnel and implementing infrastructure changes;

•	Our indebtedness and ability to meet obligations;

•	Our inability to become profitable;

•	Our inability to estimate contract expenses;

•	Our ability to protect our intellectual property;

•	Our inability to finance our expected growth; and

•	Enactment of laws or regulations that make our systems less effective or more costly.

Readers are cautioned not to place undue reliance on any forward-looking statement, which reflects management’s analysis only as of the date of the statement.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation to update or revise any forward-looking statements to reflect any changed assumptions, any unanticipated events or any changes in the future.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 5 for a discussion of factors that may cause our actual results to differ materially from those which may be inferred from our forward-looking statements.  As a result of these factors, the forward-looking statements in this prospectus and any prospectus supplement will prove to be accurate.  Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material.  In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all.  Accordingly, you should not place undue reliance on these forward-looking statements.  All subsequent written and oral forward-looking statements attributable to us or the persons acting on our behalf are expressly qualified in their entirety by the applicable cautionary statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities offered by the selling securityholders, except that we may receive the exercise price from the exercise of the warrants to purchase common stock for the underlying common stock to the extent the cashless exercise provision contained in the warrants is not utilized.

If all warrants are exercised for cash at an exercise price of $4.25 per share, we would receive gross proceeds of approximately $12.1 million. We intend to use any proceeds we may receive from the cash exercise of the warrants for working capital, including research and development and inventory purchases, and other general corporate purposes. There is no assurance that any or all of the warrants will ever be exercised for cash or at all.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently expect to retain our future earnings, if any, for use in the operation and expansion or our business. Any future decision to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other factors our board of directors may deem relevant. The notes prohibit us and our subsidiaries while the notes are outstanding from declaring or paying any dividends to any holder(s) of our common stock or such subsidiaries (other than dividends and distributions from a subsidiary to us).

MARKET FOR COMMON EQUITY

Our common stock is quoted on the OTCQB tier of the OTC Markets, under the symbol “BMER”. As of February 28, 2012, we had 7,277,192 shares of common stock issued and outstanding. As of February 28, 2012, there were approximately 318 record holders. The market for our common stock is limited, sporadic and highly volatile. Since our shares do not qualify to trade on any national securities exchange, if they do actually trade, the only market currently available will continue to be in the “pink sheets”. It is possible that no active public market with significant liquidity will ever develop. Thus, investors run the risk of never being able to sell their shares. The last reported sales price per share of our common stock on February 28, 2012, was $3.98.

The following table sets forth closing high and low bid quotations for our common stock for each fiscal quarter for the fiscal years ended September 30, 2011 and 2010 and for the first two fiscal quarters of the fiscal year ending September 30, 2012. These quotations represent prices between dealers and do not include retail mark-ups, mark-downs or commissions. They do not necessarily represent actual transactions.

	Bid Range
	High	Low
Fiscal Year 2012:
Second Quarter (through February 28, 2012)	$3.95	$3.56
First Quarter	$10.01	$4.10

Fiscal Year 2011:
Fourth Quarter	$12.00	$6.00
Third Quarter	$8.00	$5.00
Second Quarter	$12.40	$6.60
First Quarter	$10.60	$6.00

Fiscal Year 2010:
Fourth Quarter	$7.00	$5.40
Third Quarter	$10.00	$5.20
Second Quarter	$15.00	$6.00
First Quarter	$16.20	$5.60

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following is management’s discussion and analysis of our consolidated financial condition, changes in financial condition and results of operations, liquidity and capital resources presented in the consolidated financial statements included in this prospectus, beginning at page F-1. This discussion should be read in conjunction with the included consolidated financial statements and the notes thereto.

This discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. The actual results may differ materially from those anticipated in these forward looking statements as a result of certain factors, including but not limited to the risks discussed in this report.

Revenue Recognition

Revenues from the sales of RoboticValet™ systems will be recognized using the percentage of completion method, whereby revenue and the related gross profit is determined by comparing the actual costs incurred to date for the project to the total estimated project costs at completion.

Revenue from a project that is rail based and generally completed over a period exceeding one year is recognized using the percentage of completion method, whereby revenue and the related gross profit is determined by comparing the actual costs incurred to date for the project to the total estimated project costs at completion. Project costs generally include all material and shipping costs, our direct labor, subcontractor costs and an allocation of indirect costs related to the direct labor. Changes in the project scope, site conditions, staff performance and delays or problems with the equipment used on the project can result in increased costs that may not be billable or accepted by the customer and a loss or lower profit from what was originally anticipated at the time of the proposal.

Estimates for the costs to complete the project are periodically updated by management during the performance of the project. Provisions for changes in estimated costs and losses, if any, on uncompleted projects are made in the period in which such losses are determined.

We may have service contracts in the future after the contract warranty period is expired, which are separate and distinct agreements from project agreements and will be billed according to the terms of the contract.

Liquidity and Capital Resources

Cash and cash equivalents at December 31, 2011 was $2,532,236 compared to $65,590 at September 30, 2011. The increase in cash and cash equivalents from September 30, 2011 was primarily due to the private placement of the notes and warrants conducted in the first quarter of the fiscal year ending September 30, 2012. As of the date of this prospectus, our working capital together with cash from ongoing projects are sufficient to support our marketing activities, administrative requirements and existing projects. However, to implement our full business plan, we may require additional funds during the balance of the fiscal year ending September 30, 2012. We anticipate seeking to raise these funds through public or private debt or equity offerings, including offerings to our existing security holders. In addition, we may seek to restructure our existing liabilities and debt. There can be no assurance that the capital we require to meet our operating needs will be available to us on favorable terms, or at all. If we are unsuccessful in raising sufficient capital, we may be required to curtail our operations.

For the three months ended December 31, 2011, we had a net loss of $3,004,975. Included in the net loss were non-cash expenses for depreciation of $60,694 and a loss on equity investment of $26,353, offset by a gain on fair value of derivative of $49,008. We incurred additional non-cash expenses from the issuance of stock options of $178,842 and the issuance of warrants of $212,040. Offsetting the use of cash from operations were year-over-year increases in costs in excess of billings of $129,077, in inventories of $17,012, in security deposit of $20,825, prepaid expenses and other assets of $41,399 and year-over-year decreases in accounts payable and accrued liabilities of $227,443, in deposits payable of $90,000 and in estimated loss on uncompleted contract of $89,519. These items were partially offset by decreases in accounts receivable of $4,895, in notes receivable of $16,748, and an increase in due to related party of $44,152 and in billings in excess of costs of $27,298. After reflecting the net changes in assets and liabilities, net cash used in operations was $2,773,728 for the three months ended December 31, 2011.

For the fiscal year ended September 30, 2011, we had a net loss of $19,102,004. Included in the net loss were non-cash expenses for depreciation of $52,006, a loss on disposal of equipment of $1,893 and a loss on equity investment of $153,019. We incurred additional non-cash expenses from the issuance of stock options of $1,973,634 and the issuance of warrants of $8,127,272, which included expenses in the amount of $3,899,866 related to financing. Offsetting the use of cash from operations were year-over-year increases in accounts receivable of $175,731, in notes receivable (non-current) of $913, in costs in excess of billings of $521,213 and year-over-year decreases in deposits payable of $65,000 and in billings in excess of costs and estimated earned profits on uncompleted contracts of $48,186. These items were partially offset by increases in notes receivable of $8,710, in inventories of $63,572, in prepaid expenses and other assets of $2,889, in accounts payable and accrued liabilities of $223,273, in due to related party of $283,466 and in estimated loss on uncompleted contract of $188,484. After reflecting the net changes in assets and liabilities, net cash used in operations was $8,834,829 for the year ended September 30, 2011.

Financing activities provided $5,293,621 for the three months ended December 31, 2011. Net cash provided by financing activities consisted of $1,776,000 of proceeds from notes payable and $4,825,000 of proceeds from the private placement of the notes and warrants, offset by $1,307,379 of note repayments.

Financing activities provided $6,496,641 for the year ended September 30, 2011, a decrease of $3,844,392 from the year ended September 30, 2010.  Net cash provided by financing activities consisted of $5,725,000 of proceeds from loans payable and $1,199,999 of proceeds from private placements of common stock, offset by $428,358 of loan repayments.

During the three months ended December 31, 2011, net cash used in investing activities consisted of an increase in equity investment of $15,000 and an increase in property, plant and equipment of $38,247. Accordingly, net cash used in investing activities was $53,247.

During the fiscal year ended September 30, 2011, net cash used in investing activities consisted of an increase in equity investment of $247,395 and an increase in property, plant and equipment of $1,633,189, which included $1,523,097 of construction in progress for the robotic system to be built in the town of Hamburg, located in Hardyston Township, New Jersey. Accordingly, net cash used in investing activities was $1,880,584.

There were no off-balance sheet arrangements during the fiscal year ended September 30, 2011 or the three months ended December 31, 2011 that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to our interests.

In November and December 2011, we issued to subscribers 6% convertible promissory notes in the aggregate principal amount of approximately $11.6 million and five-year warrants to purchase common stock in a private placement.  In connection with the offering, we received cash proceeds of approximately $5.0 million and refinanced approximately $6.6 million of then existing short-term indebtedness.  For each $100,000 invested, a subscriber was issued a $100,000 principal amount Note and Warrants to purchase 23,530 shares of our common stock.

In connection with the offering, the following related parties converted indebtedness in the amounts and for the notes and warrants listed below.

Name	Indebtedness Converted	Notes issued in Offering	Warrants issued in Offering
HSK Funding Inc.(1)	$254,000	$254,000	59,765
Lake Isle Corporation(2)	$1,761,917	$1,761,917	414,570
Christopher Mulvihill(3)	$1,451,000	$1,451,000	341,412
James Mulvihill TTEE Sunset Group Inc. PSP(4)	$253,917	$253,917	59,745
MRP Holdings LLC and Mark R Patterson Revocable Trust(5)	$608,014	$608,014	143,063
Sail Energy LLC(6)	$300,142	$300,142	70,622
Stan Checketts Properties, L.C.(7)	$133,571	$133,571	31,429
SB&G Properties LLC(8)	$220,763	$220,763	51,945
Venturetek L.P.(9)	$292,461	$292,461	68,815

(1)	HSK Funding Inc. is a principal stockholder and a member of SB&G Properties LLC.

(2)
Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corporation, is the mother of Christopher Mulvihill, the Company’s President and is a principal stockholder.  Lake Isle Corporation is a member of SB&G Properties LLC.

(3)	Christopher Mulvihill is the Company’s President and director.

(4)	James Mulvihill is the brother of Christopher Mulvihill and son of Gail Mulvihill.

(5)	MRP Holdings LLC, and Mark R Patterson Revocable Trust are owned by Mark Patterson, the Company’s Chief Executive Officer and director.

(6)	Sail Energy LLC is owned by Gail Mulvihill.

(7)
Stan Checketts Properties, L.C. is owned by Stan Checketts, the Chief Executive Officer of the Company’s wholly owned subsidiary and director of the Company, and is a principal stockholder.  Stan Checketts Properties is a member of SB&G Properties LLC.

(8)	SB&G Properties LLC is owned by HSK Funding Inc., Stan Checketts Properties, Lake Isle Corporation and Venturetek L.P.

(9)	Venturetek L.P. is a principal stockholder and a member of SB&G Properties LLC.

(10)
Included in this balance is $1,000,000 of indebtedness resulting from a bank line of credit that Lake Isle Corp. caused to be paid in full.  Accordingly, the Company became indebted to Lake Isle Corp for $1,000,000.

(11)	On October 28, 2011, Atlantic and Madison of NJ Corp transferred title of an aggregate of $1,451,000 principal amount of debt owed to it by the Company to Christopher Mulvihill.

The notes are convertible into common stock at $4.25 per share, referred to as the Conversion Price, subject to weighted average adjustment for issuances of common stock or common stock equivalents below the Conversion Price, subject to certain exceptions.  The notes are due on the five year anniversary of the respective date of issuance.

Interest accrues on the Notes at 6% per annum.  Interest is payable quarterly, commencing on December 31, 2011, at our option, interest may be payable in: (i) cash or (ii) shares of the common stock.  If we elect to pay interest in shares of common stock on an interest payment date, the number of shares issuable will be equal to the quotient obtained by dividing the amount of accrued and unpaid interest payable on such interest payment date by the lesser of: (i) the Conversion Price, and (ii) the average of the last sale price of the common stock during the ten (10) consecutive trading days ending on the fifth (5th) trading day immediately preceding such interest payment date, referred to as the Average Price, if the average daily trading volume (the “ADTV”) of the common stock for the ten (10) trading days prior to the interest payment date is less than $100,000 per day, provided, however if the ADTV is equal to or greater than $100,000, it will be the Average Price, and not the Conversion Price.

The outstanding principal amount of the notes and accrued and unpaid interest thereon will automatically convert into a number of shares of common stock determined by dividing the outstanding principal amount of the notes plus accrued and unpaid interest thereon, by the Conversion Price in effect on the mandatory conversion date.  The mandatory conversion date is the date on which (i) the last sale price of the common stock on 20 of the 30 immediately preceding trading days equals or exceeds 200% of the Conversion Price; (ii) the shares issuable upon conversion of the notes are eligible for resale under an effective registration statement and/or Rule 144 promulgated under the Securities Act of 1933, as amended, without restriction as to volume or manner of sale and (iii) the ADTV during such 30 trading day period equals or exceeds $500,000.

If an event of default as defined in the notes exists, the holder may declare the entire principal of, and all interest accrued and unpaid on, the note then outstanding to be, due and payable.

For so long as the notes are outstanding, without the prior written consent of the holders of at least a majority of the aggregate principal amount of the notes, we may not:

•
create, incur, assume or suffer to exist, any indebtedness, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon our balance sheet as liabilities and which would be senior or pari passu in right of payment to the notes, except for: (i) secured or unsecured debt issued to a bank or financial institution on commercially reasonable terms, or (ii) any other debt not to exceed $5 million, individually, or in the aggregate;

•
and may not permit its subsidiaries to, engage in any transactions with any officer, director, employee or any affiliate of our company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to our knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than: (i) for payment of reasonable salary for services actually rendered, as approved by our Board of Directors as fair in all respects to us, (ii) reimbursement for expenses incurred on behalf of us, (iii) transactions and written arrangements in existence on the date of the initial issuance of the notes, and any amendments, modifications, cancellations, terminations, limitations and waivers approved by a majority of the independent disinterested directors of our company; and

•
and may not permit any subsidiary to: (i) declare or pay any dividends or make any distributions to any holder(s) of common stock or such subsidiaries (other than dividends and distributions from a subsidiary to us) or (ii) purchase or otherwise acquire for value, directly or indirectly, any shares or other equity security of us, other than the notes or warrants.

The warrants are exercisable at $4.25 per share, subject to weighted average adjustment for issuance below the exercise price, subject to certain exceptions.  Cashless exercise is permitted if the average trading volume of our common stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the common stock during the five (5) consecutive trading days prior to the notice of exercise.  In certain instances, a holder shall not be permitted to exercise the warrant if such exercise would result in such holder’s total ownership of our common stock exceeding 4.9%.  The warrants expire five years from the respective date of issuance.

In connection with the offering, we paid a placement agent an aggregate cash fee of approximately $244,000 for its services as placement agent.  We issued warrants to the placement agent to purchase an aggregate of 109,177 shares of common stock, which warrants expire five years from the respective date of issuance and contain substantially the same terms as those issued to subscribers.

We also entered into a registration rights agreement with the subscribers.  Pursuant to the registration rights agreement, we agreed to file a registration statement within 90 days after the closing date of the offering to register for resale the notes, the warrants, the shares of common stock issuable upon conversion of the notes and exercise of the warrants, including those issued to the placement agent (collectively, referred to as the Registrable Securities).  In the event that the SEC limits the number of Registrable Securities that may be included in the registration statement, we shall include only those Registrable Shares permitted by the SEC and shall file additional registration statements at the earliest practicable date as we are permitted to do so in accordance with SEC guidelines.  We shall use our best efforts to cause (i) the Registration Statement to be effective within 150 days of the Offering, and (ii) any additional registration statements to be declared effective within 90 days of the required filing date.

In the event that a registration statement is not filed or declared effective by the SEC by the applicable deadline, the Company will pay to the holders of Registrable Securities an amount equal to 1% of the original principal amount of the investor’s note, multiplied by a fraction with the numerator equal to the number of Registrable Securities that were required to be included in the Registration Statement which is not so filed, declared effective or maintained and otherwise are unsold at the time of such failure and the denominator equal to the sum of the total number of shares issued or issuable to the Investor upon conversion of the notes and exercise of the warrants purchased pursuant to the Subscription Agreement and owned by such holder.

Results of Operations

Three Months  Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

Revenues were $201,779 for the quarter ended December 31, 2011 compared with $1,166,133 for the quarter ended December 31, 2010. The decrease was due to the rail-based parking system project that commenced in fiscal 2010 and was substantially completed in the same fiscal year. This revenue was recognized using the percentage of completion method.

Cost of goods sold were $331,087 for the quarter ended December 31, 2011 compared with $1,258,919 for quarter ended December 31, 2010. The decrease was due to the rail-based parking system project that commenced in fiscal 2010 and was substantially completed in the same fiscal year. Additionally, we incurred an expense of $98,965 during the quarter ended December 31, 2011, related to the estimated loss that will be incurred on the rail-based system. This expense was recognized using the percentage of completion method.

Sales and marketing expenses were $287,290 during the quarter ended December 31, 2011 compared with $1,304,774 during the quarter ended December 31, 2010, for a decrease of $1,017,484. The decrease was primarily the result of incurring a non-cash expense of $1,000,000 for the issuance of stock options during the quarter ended December 31, 2010. Advertising expenses for the three months ended December 31, 2011 and 2010 were $34,293 and $86,368, respectively. As of December 31, 2011 and 2010, we employed four full-time salesmen and one full-time support person, whose salaries are recorded under Sales and Marketing expense.

General and administrative expenses were $1,799,568 during the three months ended December 31, 2011 compared with $4,375,124 during the three months ended December 31, 2010, for a decrease of $2,575,556. This decrease was primarily due to the approximately $3,110,000 decrease in non-cash expenses incurred in connection with issuances of stock options and warrants.

Research and development expenses were $309,273 during the three months ended December 31, 2011 compared with $730,845 during the three months ended December 31, 2010, for a decrease of $421,572. The decrease was due to existing research and development projects being substantially complete as of December 31, 2011.

Depreciation and amortization was $60,694 during the three months ended December 31, 2011 compared to $12,321 during the three months ended December 31, 2010, for an increase of $48,373. This increase was the result of placing the demonstration facility at Crystal Springs into service and purchasing additional fixed assets during the quarter.

Interest income was $253 during the three months ended December 31, 2011, compared with $817 during the three months ended December 31, 2010, for a decrease of $564. This decrease is the result of a Note Receivable to CSExpress, LLC being repaid in full by December 2010 as well as a decrease in our overall cash balance in the bank.

Interest expense was $118,552 during the three months ended December 31, 2011, compared with $11,339 during the three months ended December 31, 2010, for a decrease of $107,213. This increase is due to interest accrued on the notes issued in the private placement offering in November and December 2011.

In connection with the private placement offering that occurred during the three months ended December 31, 2011, we issued warrants, and recorded a beneficial conversion features (“BCF”) for the convertible notes. In addition, the private placement agent was granted warrants similar in their terms to those issued to the debt holders. These warrants and the BCF were deemed not indexed to the our common stock and accordingly we recorded a derivative liability with respect to their valuation. The derivative liability is required to be revalued at each interim and annual reporting date until such time that it is settled. This revaluation resulted in a gain on fair value of derivative of $49,008 during the three months ended December 31, 2011.

As of December 31, 2011, we had nine contracts. One contract, for a rack and rail parking project, was in the process of being implemented. The other eight outstanding contracts, all of which are for projects awaiting various approvals and financing which, if obtained, are expected to result in these contracts generating revenue in the future for the Company. Because it is uncertain as to whether any of these projects will ever receive the permitting or financing required to move forward, there can be no assurances that these contracts will generate any revenue. Of these eight contracts, one is for a rack and rail self-storage system, one is for a rack and rail parking project, one is for a design contract for a RoboticValet™ parking system and the other five are for RoboticValet™ parking systems.

Fiscal Year 2011 Compared to Fiscal Year 2010

Revenues were $1,591,948 for the fiscal year ended September 30, 2011 compared with $718,530 the fiscal year ended September 30, 2010, for an increase of $873,418.  The increase was due to the continuing construction of a rail-based parking system that commenced in fiscal 2010.  This revenue was recognized using the percentage of completion method.

Cost of goods sold were $3,241,531 for the fiscal year ended September 30, 2011 compared with $715,135 for the fiscal year ended September 30, 2010, for an increase of $2,526,396.  The increase was due to the continuing construction of the same rail-based parking system that commenced in fiscal 2010.  We recognized a gross loss of $1,649,583 for the year ended September 30, 2011, which included an expense of $188,484 as a provision for the remaining loss to be incurred on the project.  As a result of this being the first automated parking project of its size that we have executed, we had a limited ability to properly estimate the time and resources required to fully design, engineer, manufacture, ship, install, and commission prior to executing the project, and as a result our costs exceeded revenues.

Sales and marketing expenses were $2,176,724 during the fiscal year ended September 30, 2011 compared with $1,144,513 during the fiscal year ended September 30, 2010, for an increase of $1,032,211. The increase was primarily due to an expense of $1,000,000 incurred from the issuance of 200,000 fully vested options as executive compensation.  Additional increases are due to payroll, travel and trade show expenses incurred by our salesmen.  The advertising expenses for the fiscal year ended September 30, 2011 and 2010 were $242,717 and $190,326, respectively.

General and administrative expenses were $9,003,046 during the fiscal year ended September 30, 2011 compared with $11,652,419 during the fiscal year ended September 30, 2010, for a decrease of $2,649,373.  This decrease was primarily due to our recognizing $5,201,040 in stock-based compensation during the year ended September 30, 2011, as compared with $8,415,104 during the fiscal year ended September 30, 2010.  Stock-based compensation during the year ended September 30, 2011 was comprised of expenses aggregating $973,634 resulting from the grant of stock options to purchase a total of 50,000 fully vested shares, 35,750 shares that have vested during the year ended September 30, 2011 and 43,750 shares that vest in the future, the grant of warrants totaling $4,202,406 as executive compensation to purchase a total of 970,000 shares of common stock and $25,000 as compensation to a consultant to purchase a total of 5,000 shares of common stock.  These issuances were used to attract and retain employees and management and we intend to continue to issue equity as necessary to retain our employees and management.

Research and development expenses were $2,202,020 during the fiscal year ended September 30, 2011 compared with $2,669,331 during the fiscal year ended September 30, 2010, for a decrease of $467,311.  This decrease was a result of us incurring less expense related to the research and development of a RoboticValet™ system.

Depreciation and amortization was $52,006 during the fiscal year ended September 30, 2011 compared to $49,089 during the fiscal year ended September 30, 2010, for an increase of $2,917. This increase was the result of depreciation on additional fixed assets purchased during the fiscal year ended September 30, 2011.

Interest income was $1,796 during the fiscal year ended September 30, 2011, compared with $5,977 during the fiscal year ended September 30, 2010, for a decrease of $4,181.  This decrease was the result of a note receivable to CSExpress, LLC being repaid in full by December 2010 as well as a decrease in our overall cash balance in the bank.

Interest expense was $113,657 during the fiscal year ended September 30, 2011, compared with $168,408 during the fiscal year ended September 30, 2010, for a decrease of $54,751.  This decrease was due to repayment and conversion of debt during the fiscal year ended 2010 as well as the conversion of debt to equity that took place on November 24, 2010.

Financing costs were $3,899,866 for the year ended September 30, 2011, compared with $0 for the year ended September 30, 2010.  This increase was the result of recording expenses from the issuance of warrants to purchase a total of 650,000 shares of common stock in connection with borrowings under a line of credit.

As of the end of fiscal year 2011, we had nine contracts.  One contract, for a rack and rail parking project, was in the process of being implemented.  Eight additional outstanding contracts, all of which are for projects awaiting various approvals and financing which, if obtained, are expected to result in these contracts generating revenue in the future for us.  Because it is uncertain as to whether any of these projects will ever receive the permitting or financing required to move forward, there can be no assurances that these contracts will generate any revenue.  Of these eight contracts, one is for a rack and rail self-storage system, one is for a rack and rail parking project, one is for a design contract for a RoboticValet™ parking system and the other five are for RoboticValet™ parking systems.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States of America.  The preparation of these financial statements requires our management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses.  We continually evaluate the accounting policies and estimates we use to prepare the consolidated financial statements.  We base our estimates on historical experiences and assumptions believed to be reasonable under current facts and circumstances.  Actual amounts and results could differ from these estimates made by management.

We have identified the accounting policies below as critical to its business operations and the understanding of its results of operations.

Principles of consolidation – The accompanying consolidated financial statements include the accounts of Boomerang Systems, Inc. and the accounts of all majority-owned subsidiaries. The consolidated balance sheet is a classified presentation, which distinguishes between current and non-current assets and liabilities.  We believe that a classified balance sheet provides a more meaningful presentation, consistent with the business cycles of our operations. All significant inter-company accounts and transactions have been eliminated in consolidation.

Cash – We maintain cash in bank accounts which may, at times, exceed federally insured limits.  We have not experienced any loss on these accounts.

Accounts receivable – Trade receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  We consider our accounts receivables to be favorably collectible.  Accordingly, we have not recorded an allowance for doubtful accounts at September 30, 2011 and September 30, 2010.

Property and equipment – Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred.  Costs of major additions and betterments are capitalized.  Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets.

Contract costs include all direct material, labor, freight, and equipment costs, and those indirect costs related to contract performance such as indirect labor, overhead, supplies, shop, and tool costs. Selling, general, and administrative costs are charged to expense when incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined.  Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.  The asset “Costs and estimated earned profits in excess of billings on uncompleted contracts” represents revenues recognized in advance of amounts billed. The liability “Billings in excess of costs and estimated earned profits on uncompleted contracts” represents billings in advance of revenues recognized and contemplated losses on contracts in progress.

Research and development – Pursuant to ASC 730, research and development costs are expensed as incurred.  Research and Development expense for the years ended September 30, 2011 and 2010 were $2,202,020 and $2,669,331, respectively.

Inventories - Inventories consisting of parts, materials, and assemblies are stated at the lower of cost or market. Cost is determined using the weighted average cost method.

Stock-based compensation - We adopted ASC 718-10-25, using the modified-prospective-transition method on February 7, 2008.  Under this method, we are required to recognize compensation cost for stock-based compensation arrangements with employees and directors based on their grant date fair value using the Black-Scholes option-pricing model, such cost to be expensed over the compensations’ respective vesting periods.  For awards with graded vesting, in which portions of the award vest in different periods, we recognize compensation costs over the vesting periods using the straight-line method.  For calculating the value for warrants, the Black-Scholes method is also used.

Inherent in determining the fair value of options are several judgments and estimates that must be made. These include determining the underlying valuation methodology for share compensation awards and the related inputs utilized in each valuation, such as our expected stock price volatility, expected term of the options granted to employees and consultants, expected dividend yield, the expected risk-free interest rate, the underlying stock price and the exercise price of the option. Changes to these assumptions could result in different valuations for individual share awards. The company uses the Black-Scholes option pricing model to determine the fair value of options granted to employees, non-employee directors and non-employee consultants.

Revenue recognition – Revenues from the sales of RoboticValet™ and rack and rail systems are recognized using the percentage of completion method, whereby revenue and the related gross profit is determined by comparing the actual costs incurred to date for the project to the total estimated project costs at completion. Project costs generally include all material and shipping costs, our direct labor, subcontractor costs and an allocation of indirect costs related to the direct labor. Changes in the project scope, site conditions, staff performance and delays or problems with the equipment used on the project can result in increased costs that may not be billable or accepted by the customer and a loss or lower profit from what was originally anticipated at the time of the proposal.

Estimates for the costs to complete the project are periodically updated by management during the performance of the project. Provisions for changes in estimated costs and losses, if any, on uncompleted projects are made in the period in which such losses are determined.

When the current estimate of total contract costs exceeds the current estimate of total contract revenues, a provision for the entire loss on the contract is made.  Losses are recognized in the period in which they become evident under the percentage-of-completion method.  The loss is computed on the basis of the total estimated costs to complete the contract, including the contract costs incurred to date plus the estimated costs to complete.  As of September 30, 2011, it was estimated that the gross loss on current contracts would be $1,772,262.  This loss was comprised of $1,583,778 recognized through the percentage of completion method for the year ended September 30, 2011, and $188,484 as a provision for the remaining losses on contracts.  In addition, the $3,395 of gross profit recognized at September 30, 2010 was reversed out during the year ended September 30, 2011.

We may have service contracts in the future after the contract warranty period is expired, which are separate and distinct agreements from project agreements and will be billed according to the terms of the contract.

Warranty Reserves - We provide warranty coverage on our products for a specified time as stipulated in its sales contracts.  At the time of completion of a project we will record a warranty reserve for estimated costs in connection with future warranty claims.  The amount of warranty reserve is based primarily on the estimated number of products under warranty and historical costs to service warranty claims.  Management periodically assesses the adequacy of the reserves based on these factors and adjusts the reserve accordingly.  We have incurred warranty expense of $0 and $8,162 in fiscal years 2011 and 2010, respectively, relating to its completed projects.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011.  The adoption of this ASU is not expected to have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” Under the amendments in this ASU, an entity has two options for presenting its total comprehensive income: to present total comprehensive income and its components along with the components of net income in a single continuous statement, or in two separate but consecutive statements. The amendments in this ASU are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The adoption of ASU No. 2011-05 will not have any material impact on our consolidated financial position and results of operations.

In September 2011, the FASB issued ASU No. 2011-08, Intangibles — Goodwill and Other (Topic 350). This ASU amends FASB ASC Topic 350. This amendment specifies the change in method for determining the potential impairment of goodwill. It includes examples of circumstances and events that the entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption does not have any material impact on our consolidated financial position and results of operations.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to our consolidated financial statements.

OUR BUSINESS

Background and General Activities

Background

Our company, Boomerang Systems, Inc, is engaged in the business of marketing, designing, engineering, manufacturing, installing and supporting its own line of fully automated parking systems and fully automated self storage systems, with corporate and sales offices in Florham Park, New Jersey, and a research, design, production and testing center in Logan, Utah.

Boomerang entered the business of automation by developing and marketing automated self-storage systems to provide the space efficiency, security, and convenience of 100% “drive-up accessible” vertical self-storage in densely populated urban locations with high real estate values. This system, which we refer to as Boomerang’s Automated Locker Retrieval System or ALRS, stores steel storage containers in a steel rack system with a central open atrium and shuttles that move along a rail (i.e., “rack & rail”) transport containers back and forth between storage locations and ground floor loading bays.

While promoting our self storage system, we received numerous inquiries to provide space-saving automated parking systems. In 2007, we began to develop automated parking systems or APS, to expand our product line and enter that business.  While we believe the automated self-storage has significant potential, we believe the demand for automated parking systems is substantially larger.

To serve this market, we have developed two automated parking product lines, which we refer to as “rack & rail” systems and “RoboticValet™” systems.  While our rack & rail systems compete with other rail or track based automated parking systems offered by other automated parking providers, we believe that our RoboticValet system is unique in the marketplace with distinct advantages over other systems historically offered by competitors.

Boomerang has the rights to various trademarks, trade names or service marks used in our business including RoboticValet™ and TrafficMaster™.  In addition, we have filed patent applications with respect to certain aspects of our automated parking and self-storage systems.

General Activities

Since we entered the business of automation in 2007, we have manufactured and implemented nine systems.  Six of these systems were developed as prototypes at our testing center in Utah.  The first of these test systems was an automated self-storage system.  The next three were rack & rail automated parking systems, and the next two were RoboticValet parking systems.  While these test systems have not generated any revenue for our company, we believe the development of these systems has been instrumental in advancing our understanding of the business, our proprietary technology and our implementation capabilities.  In addition, being able to demonstrate these systems to prospective customers has proven useful in advancing our sales efforts.

The other three systems that we have manufactured were built for commercial use.  Two of these systems were installed for third parties in 2008.  The first system is a fully automated self storage facility installed in New Kensington, a suburb of Pittsburgh, PA for a self storage operator with multiple locations in the greater Pittsburgh area.  The facility is a six level high steel rack system that houses 110 self storage containers, 60 of which are partitioned, so there are actually 170 leasable units in the system.  Storage units in the system are retrieved and delivered automatically to one of five drive up accessible loading bays when requested by tenants via a kiosk adjacent to the loading bay or remotely via an access control panel upon the tenant entering the property.  Following the opening of this facility in Pennsylvania, we are aware of two automated self-storage facilities being implemented by a competitor.

The second system installed for a commercial use in 2008 was a rack & rail automated parking system installed in San Juan del Rio, Queretaro, Mexico.  This six level system has the capacity to store eleven vehicles which can be retrieved to a ground floor loading bay via a kiosk.  The system is used by the customer for employee parking.

The third system in commercial use is an APS, installed at the Crystal Springs Golf & Spa Resort complex in Sussex County, NJ on property owned by Route 94 Development Corporation.  Route 94 Development Corporation is principally owned by Gail Mulvihill, who also has a substantial ownership interest in Boomerang and is the mother of Christopher Mulvihill, our President.  The structure housing this system was built in 2010 and the RoboticValet system was installed within the structure in 2011.  Implementation of this system has not and will not produce any revenue for us, however, we have the right to bring prospective customers to the site to demonstrate the system to them.  While we have been able to demonstrate our RoboticValet technology at our test facility in Utah, we believe that having this pilot facility installed and operational provides prospective buyers a more substantial validation of the viability of our RoboticValet system, since it serves as an demonstration of the RoboticValet system used in a commercial application.  This facility also provides a more convenient demonstration location for prospective customers located on the East Coast. This two level system is designed to store up to 39 vehicles, with two ground level loading bays from which resort employees can store and retrieve vehicles. We received the Certificate of Occupancy for this facility on October 3, 2011.

We are currently in the process of installing another automated parking system, which we expect to be operational in 2012.  This system is a rack & rail parking system, which is being installed on Collins Avenue in Miami Beach, Florida, for a national real estate developer.  This eight level system is designed to store up to 139 vehicles with two ground level loading bays from which drivers can store and retrieve their vehicles.  It is intended that this system will be used by valet drivers, monthly tenants and one-time users.

We have also entered into contracts to provide the following additional systems which we have not yet begun to install:

•	ALRS (Automated Locker Retrieval System) to accommodate up to 38,304 rentable square feet of self storage space in British Columbia, Canada.

•	Rack & Rail Parking System to accommodate up to 55 parking spaces in Stuart, Florida.

•	RoboticValet Parking System to accommodate up to 229 parking spaces in Wichita, Kansas.

•	RoboticValet Parking System to accommodate up to 460 parking spaces in Hudson County, New Jersey.

•	RoboticValet Parking System to accommodate up to 104 parking spaces in Abu Dhabi, UAE. (This project is contracted through our joint venture, Boomerang Systems Middle East.)

•	RoboticValet Parking System to accommodate up to 854 parking spaces in Jackson, MS.

•	RoboticValet Parking System to accommodate up to 226 parking spaces in Hollywood, Florida.

•	RoboticValet Parking System to accommodate up to 110 parking spaces in Virginia. (This contract is for system design, not the purchase of a system).

•	RoboticValet Parking System to accommodate up to 248 parking spaces in New Jersey.

We are in the process of designing these systems which are currently under contract.  At this time it is difficult to project when each of these contracted projects will move forward and at what pace, because with each of these projects, the parking system is just one aspect of an overall larger project such as an apartment building or hotel, and as such there are many factors outside our control that can affect the timing of when our system is needed by our customer and when our customer can have the site will be prepared such that our system can be installed.  Presently, we expect to manufacture and complete the installation of the rack and rail automated parking system for the Stuart, Florida project in 2012, and based on information we have received from our customers regarding the status of their project, we estimate that we will start manufacturing equipment for another 4 of these contracted projects in 2012.  We expect that it will take an average of about 12 months to manufacture and install a typical project.  In the case of the Stuart, Florida project, we expect we will complete the project in a shorter time frame, since it is a smaller than average project.

We anticipate that revenue on these projects will be recognized on a percentage of completion basis.

Generally, our agreements with customers provide that:

•
our customers will purchase deliverables from us, consisting of equipment/materials and services, which, when combined, result in a system that will be constructed to perform to certain specified criteria;

•	delivery of a working system is contingent upon a customer providing materials and services for which we were not contracted to provide, in accordance with our specifications;

•	typically, we receive up front design fees before we commence design and engineering services;

•
the customer makes a series of progress payments to us as materials are fabricated, delivered, installed and tested, with final payment typically being due 30 days following acceptance of the system by the customer;

•
the customer has the ability to terminate the contract if it is unable to obtain the necessary financing or approvals or if there are material changes to the estimate we provided.  If the customer terminates a contract, it must make any progress payments due through the date of termination;

•	we typically provide a one-year warranty and, for a recurring monthly fee, an optional ongoing maintenance and service plan; and

•	confidentiality agreements exist prohibiting our customers from sharing any of our proprietary information.

Product Lines

Automated parking systems

Even though conventional structured parking garages (also known as multi-level parking, parking decks, parking garages, parkades, or parking ramps) are used extensively in densely populated areas to minimize the amount of land consumed by parking, the three dimensional space consumed by these structures still has a significant impact on the urban landscape.  An alternative to these conventional parking structures is automated parking systems or APS, which use machinery controlled by computers to automatically park vehicles in a structure without a human driver.

We have developed a proprietary APS that we believe has the potential to yield many benefits to real estate developers, consumers and society in general including the following:

Maximum Parking Density – By using tandem parking, eliminating the ramps, circulation driveways and passenger lifts typical in self park garages, our APS consume significantly less space per vehicle than conventional self park garages, especially in cases of small or irregularly shaped sites.  While valet parking services can also be used to attain density in parking garages, valet labor can be expensive and undesirable for a number of reasons.  The increase in density from APS is attractive to real estate developers who wish to minimize the impact of parking on their project such that they can reduce the amount of excavation for underground garages or reduce the amount of valuable space consumed for above ground garages.

Improved Parking Experience – Unlike self-park garages where parkers must hunt for a convenient space, remember where they parked, and risk the possibility of minor damage to their vehicles, users of APS park and retrieve their car from the same spacious parking bays conveniently located near the building’s access points. The experience is similar to the convenience of a valet garage, but allows the drivers to lock their car and retain their keys, allowing them to maintain privacy, while reducing the risk of theft or damage that may occur by leaving their car in the hands of a stranger.

Fraud Prevention – Parking is a significant source of income in urban development projects, and parking garage operators are often one of the largest tenants in the buildings they serve. With cash  being handled by the operator and their employees, fraud can be a concern.  Whether the employee is under reporting income to the operator, or the operator is under reporting to the developer, there are opportunities for loss and exposure that could prevent developers from realizing the full value of their parking assets. Installing an APS can mitigate this issue by creating a record of every parking transaction, thereby exposing fraud.

Lower Insurance Premiums – Parking garages often pay high insurance premiums because of the disproportionately high number of claims for accidents, vandalism, theft, and personal injury that occur in parking garages.  We believe that the elimination of human occupancy inside the parking facility greatly mitigates these risks and should result in lower insurance premiums.

Environmentally Friendly – Because vehicles are shut off before they are parked, there are no carbon emissions generated in an APS, and in the case of enclosed garages, significantly less electricity is required for ventilation.  In addition, due to the space efficient nature of APS, significantly less materials are used in construction.  Additionally, the robots used in the garage do not require lights to see, reducing the amount of electricity used.

Faster Construction Time – We believe that using an automated parking garage can shorten a project’s construction timeline leading to lower borrowing costs and earning rent several months earlier. This is especially the case when an APS is installed below ground because the increased density of an APS allows for elimination of the lowest basements, which are the most time consuming and costly to build.

It is our belief that these benefits listed above are evidenced by the widespread adoption of other APS in Europe and Asia.  However, it should be noted that the U.S. market has been slow to adopt these types of systems.  While the number of these systems being built in the U.S. increased in recent years, we believe the market has not realized its full potential for the reasons outlined below.

Prior to developing our flagship product, the Boomerang RoboticValet APS, we studied the existing APS market.  Our meetings with real estate developers, architects, parking garage design consultants, traffic engineers, general contractors, parking operators and building and fire code officials led us to believe that despite all the potential benefits these systems could offer, the market for existing rail and track based APS technology was limited, for four primary reasons:

Redundancy Concerns – Because the machinery in a rack or track based APS system travels on a rail through the center of the structure, a breakdown of machinery could result in the entire system or a large portion of the system becoming largely incapacitated until such time that the machinery can be fixed.  In our experience, the possibility of such a single point of failure represents a significant risk that most real estate developers, operators and financial backers are not willing to take.

Throughput Concerns –Use of a central rail for the transport of machinery results in a system in which, on any given level, one piece of machinery cannot navigate past another.  This results in traffic bottlenecks which limit the number of simultaneous transactions that can be processed within the system.  We believe this limitation has been a major concern of traffic engineers, parking design consultants and operators who need to confirm that the system is capable of handling the inbound and outbound traffic they project will be generated during peak hours of operation.

Fire & Life Safety Concerns – Typical rack & rail systems require a floor-to-ceiling atrium in the center of the structure to accommodate retrieval machinery.   We believe building and fire officials have concerns that this floor-to-ceiling atrium results in a lack of fire separation between levels as well as a falling hazard to fire and life safety personnel in the event they need to gain access to a burning car. Attempts to mitigate the fire safety issues by adding catwalks, grating, and fire-proof coatings to the steel rack can make it cost prohibitive to use rack & rail systems.

Specialty Construction Concerns – While many architects, engineers, contractors and parking design consultants have experience with conventional solid concrete slab garage structures, relatively few of these professionals have experience in the design, engineering or construction of specialized steel rack structures or concrete shelf structures required to house a rail based automated parking system. We believe many real estate developers are concerned that they cannot properly source these specialized structures to local professionals and would prefer that the structure be sourced through the APS provider. We believe this poses a problem for APS providers, because it forces them to be involved in the business of sourcing the structures to house their systems.  We do not believe that is a scalable business model, since local building conditions may vary considerably from market to market and requires the manufacturer to maintain a physical presence in or near each market it intends to enter.

Boomerang’s Rack & Rail Automated Parking Systems

The first of our APS is a rail based product line, which we refer to as our “Rack & Rail” line since these systems store vehicles in a steel rack structure. We were able to develop our Rack & Rail parking system based on our self-storage technology.  We believe these systems are substantially similar to other competing rail or track based based systems already on the market.  While our rack & rail technology does not adequately address the four concerns listed above, we believe that rack and rail systems provide the advantages of APS systems generally.  We also believe we have an advantage in the United States over foreign producers of rail based APS, because their solutions may have to be imported or licensed from foreign countries.  To date we have installed a rack and rail APS in Mexico, and we are in the process of installing one in Miami Beach, Florida.

Boomerang’s RoboticValet System

The second type of APS that we manufacture, and what we believe is our flagship line, is the Boomerang RoboticValet System.  At this time, we believe we are the only automated parking provider capable of providing this type of system, which is markedly different from rack & rail and track based systems historically offered by our competitors.

The key component to this system is our RoboticValet, an omni-directional, battery-powered robot that carries vehicles parked on self-supporting galvanized steel trays to and from storage spaces by driving directly on a concrete slab surface without a rail.  Unlike the machinery in our Rack & Rail based systems, the RoboticValet can travel in any direction anywhere in the garage, including underneath rows of parked vehicles.

The three key design modifications, which we believe provide the enhanced functionality that makes the our RoboticValet unique are:

Solid Concrete Slab Construction Instead Of Custom Steel Racking

•	Fire fighter access is easier and safer due to elimination of the open atrium;

•	Acceptable and cost-effective fire separation between floors;

•	Maintenance personnel can service equipment without needing do a safety harness to service equipment;

•	Concrete is stronger, safer, easier to engineer, and can be competitively bid in local markets; and

•
Allows symbiotic relationship with industry players (No need for a design/build contract) such as local architects, structural engineers and contractors who can participate in the process by sourcing the structure required to house the system.

Omni-Directional Robots Instead Of Rail-Based Mechanisms

•	Navigate through large & irregularly shaped garages;

•	Move from floor-to-floor to react to demand spikes;

•	Avoid creating bottlenecks in high traffic areas;

•	Attain a higher throughput than a rail based system with less equipment;

•	Multiple paths of travel provide redundancy that can’t be achieved in a central rail system; and

•	Easy to service. A disabled robot can be pushed into an empty parking space.

Self-Supporting Stacking Steel Trays Instead Of Lifting Vehicles By Tires

•	Robots can move freely underneath parked vehicles avoiding bottlenecks

•	Multiple lanes of lateral movement means there is no single point of failure that can block traffic in the facility;

•	Vehicles lifted and moved without touching the vehicle;

•	Less likely to cause flat tires than systems that pick vehicles up by the tire, and fewer complications from packed snow, mud flaps, and dangling mufflers; and

•	Stacking five or more trays eliminates the need to return empty trays each time a car exits.

Boomerang’s Automated Locker Retrieval System

In order to serve the self-storage market, Boomerang has developed an ALRS that is a fully automated robotic self-storage system.  This system allows self storage developers to build vertically while keeping every rentable unit accessible to tenants from the ground floor.  Our ALRS stores steel storage containers in a steel rack with a central open atrium, where machinery moving along a rail  transports containers between storage locations in a steel rack and ground floor access bays. Containers are stored and retrieved by a tenants via an authorized access code entered at a kiosk adjacent to drive up accessible loading bays located on grade.  Containers can be partitioned and outfitted with multiple access doors in order to allow for the creation of different sized rentable units.

We believe our ALRS provides customers with the following benefits:

•
Greater Density - This system yields a higher three dimensional density than can be achieved through conventional construction methods resulting in more rentable square footage for the real estate developer.

•	Convenient Curbside Loading - Consumers have the convenience of access directly from a drive-up bay instead of bringing their goods into an elevator and through hallways inside a building

•
Improved Property Security & Personal Safety - Containers are stored inside the system and are inaccessible to anyone without the access code. All access is from a small central common area that is easy to monitor and secure.

•	Reduced Common Area Maintenance – Our ALRS requires substantially less common area to maintain, reducing the labor for tasks such as cleaning hallways and changing light bulbs.

•	Remote Over-Locking Capability - Tenants who are past due on rent can be automatically locked out of the system (over-locked) at the push of a button.

•	Reduced Fraud – Opportunities for uncollected rents (due to employee fraud or negligence) are reduced, since there is a record logged every time a unit is stored or retrieved in the system.

Marketing

We employ four full-time salespeople and one full-time support person.  In addition, we retain independent representatives to market our system.  We have also retained consultants to assist us with new contracting opportunities in the United States and abroad.  These consultants will typically receive a fee equal to a percentage of any monies received by the Company on a particular project.

Our marketing activities are principally directed at identifying and understanding potential customers and markets and educating government agencies, architects, engineers, and contractors, as well as potential customers about our products and services.  We are currently focused on markets in the United States and Abu Dhabi, United Arab Emirates as well as elsewhere in the Middle East and India.  We target the following markets: public garages, hospitals, casinos, hotels, airports, residential apartments and condominiums, office complexes, car dealerships and service facilities, and universities.

We utilize the RoboticValet demonstration unit in our manufacturing facility in Logan, Utah to demonstrate the capabilities of our system to potential customers.  In addition, the small RoboticValet parking facility we installed in 2011 at Crystal Springs Golf & Spa Resort in the town of Hamburg, located in the township of Hardyston, New Jersey not only functions in a commercial environment, but it also serves as a “show room” for our customers, since we have an agreement with the resort that provides us access to the facility for the purpose of conducting demonstrations.  We received the Certificate of Occupancy on this demonstration facility in October 2011.

In June 2009, our wholly owned subsidiary, Boomerang USA Corp. entered into a Shareholders Agreement with Tawreed Companies Representation, an entity established under the laws of the Emirate of Abu Dhabi and the United Arab Emirates, to expand our business into Abu Dhabi and possibly elsewhere.  The material terms of the Shareholders Agreement are listed below:

•	Pursuant to the agreement, the parties incorporated Boomerang Systems Middle East LLC, referred to as BSME, a limited liability company in the Emirate of Abu Dhabi on July 21, 2009.

•	The duration of BSME is 5 years and will automatically be renewed for similar terms unless one party notifies the other of its willingness to dissolve BSME 90 days before the expiration date.

•	Tawreed and Boomerang USA own 51% and 49%, respectively, of BSME, and all profits are to be split evenly and each party is required to contribute an equal amount of capital when needed.

•	The board of directors is comprised of four members, with each party appointing two directors.

•
The agreement provides that Boomerang USA will supply BSME with systems at a price that Boomerang USA will receive a fair profit margin.  BSME may determine the price at which it sells systems to its customers.

•	All intellectual property rights will remain the sole property of Boomerang USA at all times.

To date BSME has generated only a small deposit.  BSME currently employs one full time architect who supports our sales and marketing efforts.  To date, BSME has secured one contract for a RoboticValet system to be installed in Abu Dhabi for 104 parking spaces.   We are not certain of when we will begin manufacturing or installing equipment for this project, because the developer is still seeking to secure financing and permitting for the project.

Sales

We currently have ten contracts (including the project currently being implemented in Miami Beach and the contract through the LLC) to purchase our systems and are in active negotiations with other prospective customers as well as one contract for designing our system into a prospective project. We have received deposits on all but one of our ten current contracts, and we anticipate that these contracts will all generate revenue, however, because we do not have a long track record of implementing these systems commercially, we may not be able to accurately forecast our costs, profitability and receipt of revenue. Furthermore, because we have entered into these contracts early in the planning period on projects that remain subject to substantial financial, permitting and other uncertainties, there is no assurance that they will not be terminated.  In such cases, there will be a substantial risk that we will not realize all of the revenue that we otherwise would if the project was completed and that we may incur a loss on such contracts.  On future contracts, we intend to require a non-refundable payment at the time we enter into the contract with progress payments generally related to our incurrence of expenses in connection with the contract.

In our experience, in order to sell our systems, we typically need to be involved in the early planning stages of a project, resulting in a sales cycle can be from six months to multiple years typically leading up to a contract being executed around the time the developer expects to gain planning approvals.  From the time that planning approvals are gained, it will typically take between six and twelve months for a developer to prepare construction drawings and to receive permitting and construction financing so that construction of the project can commence.  Depending on the nature of the overall project which may or may not include much more than just a parking system, the site will typically be ready for us to begin installation of our equipment after another six to twelve months from the start of construction.  This means that we will typically start installing our equipment one to two years from the time we secure a contract, but because we will have to provide preconstruction services to help the developer obtain planning approvals and permitting, we will typically generate a limited portion of the contract revenue within six months of signing a contract.  In addition we will require progress payments as we order materials and begin fabrication of equipment in advance of the installation, and we anticipate that we will typically start generating revenue from fabrication activities at least six months prior to the start of the installation.

Manufacturing & Installation

We currently lease two manufacturing facilities in Logan, Utah. At these facilities we manufacture the steel components for the structures for our ALRS and rack and rail parking systems, storage containers for our ALRS and steel trays for our parking systems as well as the mechanical and robotic sub-systems for all of our systems. The structural materials and other system components are configured by us into sub-assemblies and the materials are then shipped by us to the customer ready to be assembled and installed under our supervision.  We also provide, for an additional charge, construction services for our ALRS and Rack & Rail parking systems, if requested.

The construction period for the system at its intended location will depend on upon the type, size and configuration of the system.  In the case of our ALRS and Rack & Rail automated parking systems, we expect the implementation of the system onsite would take at least six months and because these systems require construction of a steel rack system that must be installed under our supervision, and depending on the constraints of the site, the nature of the rest of the project, and local work conditions, such an implementation could take substantially longer.  By contrast, we would install the equipment for our RoboticValet system into a concrete deck structure provided by the client, which results in a significant simplification of our installation process.  We anticipate that with this approach we could install systems in as little as three months once the customer’s structure is prepared.  Our customers will be responsible for obtaining all local and other governmental permits and approvals to construct the structure at their intended location.

Research and Development

For the years ended September 30, 2011 and 2010, the Company incurred $2,202,020 and $2,669,331 for research and development, respectively.

Inventory and Working Capital

We do not currently maintain an inventory of completed parking or self-storage systems available for sale and only maintain a limited partial inventory of certain of the components or sub-assemblies for these systems.  Even though we anticipate that each system we implement would be different in its configuration, many of the components and sub-assemblies are standardized and could be stocked.   Establishing a more extensive inventory will depend upon our ability to establish sales volume in the future and our cash position at such time.  At the present time, our working capital together with cash from ongoing projects are sufficient to support our marketing activities, administrative requirements and existing projects.  However, to implement our full business plan, we may require additional funds.  We anticipate receiving deposits and partial completion payments sufficient to manufacture and install systems when ordered.

Competition

We experience intense competition from others in the manufacturing and marketing of our automated parking systems and storage systems.  We have identified more than ten competitors engaged in the manufacture and marketing of automated parking systems, and one engaged in manufacturing and marketing automated self-storage systems.  Some of our competitors are divisions of large multi-national enterprises and as such are better capitalized than we are.  They have also been in business longer than we have, have an installed project base, established relationships with potential customers and others in the parking industry and have access to greater technical resources than those available to us.  While we do not believe that any of our competitors are capable of delivering a system substantially similar to our RoboticValet at this time, we do believe that such a system could be developed by other manufacturers of automated parking systems, and based on the positive reception we have received from the market for our RoboticValet product, we believe our competitors will attempt to develop a similar system if they are not doing so already.  In addition, manufacturers of automated materials handling warehouse systems not in the automated parking business may seek to manufacture systems in competition with us. Other automated parking and self-storage systems are available from both domestic and foreign manufacturers, and it can be anticipated that others will seek to enter the market.  We also compete with traditional parking and storage systems which are more economically viable in cases where land and space are not as valuable.

We intend to seek to achieve a competitive advantage over other parking and self-storage facilities as follows:

•	By keeping our systems cost effective by making them simple to build, operate and maintain.

•	By focusing our activities on automated parking and self-storage facilities so as to be more responsive than our competitors to the needs and requirements of our customers.

•
In the domestic market, by maintaining our primary production facilities within the continental United States thereby enhancing our ability to deliver and construct systems with greater speed and fewer logistical issues and lower shipping costs.

We believe our RoboticValet system represents an advance in automated parking and will provide us with a significant competitive advantage in system performance and an ability to provide developers with a system which is more easily approved by governmental entities.

Employees

As of February 28, 2012, we had forty full-time employees and two part-time employees.  Of these, ten full-time employees are in executive and general and administrative positions, seven full-time employees and one part-time employee are engaged in design, three full-time employees are engaged in project management, fifteen full-time and one part-time employee are engaged in manufacture and operations activities, and four full-time employees and one full-time support employee are engaged in sales activities.

Prior Activities

Boomerang Systems, Inc., or Boomerang Utah, was incorporated on December 6, 2006.  From inception through the first quarter 2008, Boomerang Utah was a developmental stage company doing research and development on its automated racking parking and storage systems.

Organization

Our company was incorporated under the laws of the State of Delaware on October 11, 1979. On November 8, 2004, we amended our certificate of incorporation to change our corporate name to Digital Imaging Resources Inc., or Digital, from Dominion Resources Inc.

On February 6, 2008, we completed the acquisition of the business, assets and liabilities of Boomerang Utah by the merger of the Boomerang Utah into a wholly owned subsidiary of ours. We issued as consideration for the acquisition 666,667 shares of our Common Stock.  In connection with the closing of the merger we (i) completed a private placement of 100,000 shares of our Common Stock pursuant to a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, resulting in net proceeds to us of approximately $1,700,000, (ii) effected a one-for-fifteen reverse stock split of our outstanding shares and (iii) filed an amendment to our Certificate of Incorporation with the State of Delaware effecting a change in our corporate name to Boomerang Systems, Inc.

On February 6, 2008, our company was recapitalized to give effect to the acquisition of Boomerang Utah.  Under generally accepted accounting principles, our acquisition of Boomerang Utah is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the acquisition by Boomerang Utah of our company, then known as Digital, with the issuance of stock by Boomerang Utah for our net monetary assets of our company.  This transaction is reflected as a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition. Under reverse acquisition accounting, our comparative historical financial statements, as the legal acquirer, are those of the accounting acquirer, Boomerang Utah. The accompanying financial statements reflect the recapitalization of the stockholders’ equity as if the transactions occurred as of the beginning of the first period presented.  Thus, the 666,667 shares of common stock issued to the former Boomerang Utah stockholders are deemed to be outstanding for all periods reported prior to the date of the reverse acquisition.  As a result of the transaction effected, our business has become the business of the Boomerang Utah.

Subsequent to the acquisition of Boomerang Utah, the shareholders of Boomerang Utah owned approximately 80.9% of our then outstanding shares. As the acquisition of Boomerang Utah was a capital transaction, and not a business combination, there is no assigned goodwill or other intangible asset resulting from the acquisition.

The Company was a developmental stage company through the first quarter of fiscal 2008.

Properties

Our principal office, consisting of approximately 2,022 square feet, located at 355 Madison Avenue, Morristown, NJ was under a five year lease with NYC Skyline Realty, LLC.  During the year ended September 30, 2011, we gave notice to terminate this lease effective December 31, 2011.  We entered into a five year lease, commencing on December 1, 2011, on new principal office space, consisting of approximately 7,350 square feet, located at 30 B Vreeland Avenue, Florham Park, NJ.   This is also the location of our sales and marketing activities.  See Financial Statement Note 13 – Commitments and Contingencies for terms of this lease, included elsewhere in this prospectus.

Manufacturing is undertaken at 324 West 2500 North, Logan, Utah.  A total of approximately 50,150 square feet for manufacturing, office and conference room space is subject to lease agreements with SB&G Properties and Stan Checketts Properties, both of which are related parties.  See Note 12 to Notes to Consolidated Financial Statements, included elsewhere in this prospectus.  These leases expired in September 2011.  Amendments to both leases were entered into on October 1, 2011, extending the leases on a month-to-month basis.   If we are unable to extend these leases in the future, we will need to find another manufacturing facility, which may have an adverse impact on our operations.

Legal Proceedings

Although we believe we are not a defendant in any material pending legal proceedings, we may from time to time become involved in litigation relating to claims arising from the ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors and their ages as of February 28, 2012 are as follows:

Name	Title	Age

Mark Patterson	Chief Executive Officer and Director	51
Christopher Mulvihill	President and Director	41
Scott Shepherd	Chief Financial Officer	43
David Koch	Chief Operating Officer	59
Maureen Cowell	Secretary and Director	45
Stanley J. Checketts	Director and Chief Executive Officer of Boomerang Sub, Inc.	71
Joseph R. Bellantoni	Director	50
Steven C. Rockefeller, Jr.*	Director	51
Kevin M. Cassidy*	Director	55
Anthony P. Miele, III*	Director	40

Each director serves for a term of one year and until his or her successor is duly elected and qualified.

All of our directors bring to our Board executive leadership experience derived from their service as senior executives and, in many cases, founders of industry or knowledge specific consulting firms or operational businesses.  Some offer extensive public company board experience.  Each of our board members has demonstrated strong business acumen and an ability to exercise sound judgment and has a reputation for integrity, honesty and adherence to ethical standards.  When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of the company’s business and structure, the Corporate Governance and Nominating Committee and the Board of Directors focused primarily on the information discussed in each of the Directors’ individual biographies and the specific individual qualifications, experience and skills as described below:

Mark Patterson.  Mr. Patterson is the Chief Executive Officer and a Director of our Company and has served in such capacity since August 2010.   From January of 2009 until joining the Company in June of 2010 as an Executive Vice President, Mr. Patterson was a real estate consultant.  Until January of 2009, Mr. Patterson was a Managing Director and the Head of Real Estate Global Principal Investments at Merrill Lynch, where he oversaw the real estate principal investing activities of Merrill Lynch.  Mr. Patterson joined Merrill Lynch in April 2005 as the Global Head of Real Estate Investment Banking and in 2006 also became the Co-Head of Global Commercial Real Estate which encompassed real estate investment banking, principal investing and mortgage debt.  Prior to joining Merrill Lynch, Mr. Patterson spent 16 years at Citigroup where he held numerous positions including the Global Head of Real Estate Investment Banking since 1996.  Mr. Patterson is a member of the Board of Directors of General Growth Properties, a company traded on the New York Stock Exchange under the symbol GGP.  During his career, Mr. Patterson has been involved in a wide variety of financing and investing activities that have spanned virtually all types of real estate in most major global property markets.  Mr. Patterson’s day to day leadership of our company, as Chief Executive Officer, provides him with intimate knowledge of our business, results of operations and financial condition.  Mr. Patterson, as a result of experience in the real estate investment banking industry, provides unique insights into our target customers as well as our challenges and opportunities.

Christopher Mulvihill.  Mr. Mulvihill has been employed as President and Manager of Sales and Marketing of our company since February 2008, and prior thereto served in that capacity for Boomerang Utah from January 2007 to February 2008.  Mr. Mulvihill was appointed as a Director of our Company in May 2011.  From August 2005 to January 2007, he was employed by The Active Network, Inc., a provider of online registration software and event management software, as the Director of Business Development for Golf.  From January 2002 to July 2005, Mr. Mulvihill was the founder and President of Tee Time King, Inc., a provider of golf reservation, inventory management and point of sale software, which grew to become the country’s largest municipal golf course reservation company before being sold to The Active Network, Inc. in August 2005.  As President of our company, Mr. Mulvihill provides significant experience in sales, management and commercial issues associated with technology based businesses which comprise an important aspect of our business.

Scott Shepherd.  Mr. Shepherd has served as our chief financial officer since January 18, 2012.  Prior thereto, he served as our controller from February 2011 until January 2012.  Mr. Shepherd served as corporate controller for heavy equipment manufacturer and distributor, Komatsu Equipment Company, from July 2009 to February 2011. From May 2008 to July 2009, he served as Chief Financial Officer for The Levitin Group, an online, interactive computer based training company.    He worked for Eskay Corporation (subsequently merged with Daifuku America Corporation), a global automated material handling company from 1995 to 2008 and served as its Chief Financial Officer from 2000 until May 2008.

David Koch.  Mr. Koch is the Chief Operating Officer of our Company and has served in such capacity since August 2011.  He has been involved in the Automated Materials Handling Industry for over 34 years.  Mr. Koch has held positions of Sr. Mechanical Engineer, Principle Systems Engineer, Sr. Project Manager, Sr. VP of Engineering, Sales, and Marketing as well as Co-Founder & President of ESKAY Corporation (a joint venture with Daifuku Materials Handling Co.) in North America from 1990 to 2005.  From September 2005 to October 2010, Mr. Koch served as the Director of Sales and Marketing for Power Automation System, a company specializing in automated storage and transportation systems, and from October 2010 to July 2011, Director of Business Development for the North American Division of Dematic Corporation, an automated material handling company.  Mr. Koch has extensive experience in logistics and automated warehousing, distribution and manufacturing across all industries and has experience working with companies in North America, Europe and Asia.  Mr. Koch has also served in many volunteer leadership positions for over 20 years in the Materials Handling Industry of America (MHIA) most recently served on the Roundtable Advisory Committee to the board of governors.

Maureen Cowell.  Ms. Cowell was the Secretary of Digital Imaging Resources, Inc. since July 2007 and has remained so through the merger with Boomerang in February 2008.  Ms. Cowell also became a Director of Boomerang on April 14, 2009.  Ms. Cowell is also employed as Vice President of North Jersey Management Services, Inc., a private company providing accounting and financial record-keeping services since December 1995. Ms. Cowell has managed dozens of small private development stage corporations since 1992.  Ms. Cowell has a comprehensive knowledge of accounting, financial reporting, financial strategies, corporate governance and compliance.

Stanley J. Checketts.  Mr. Checketts has served as our Director and the Chief Executive Officer and director of our wholly-owned subsidiary, Boomerang Sub, Inc., positions he has held since February, 2008.  Prior thereto, he was the founder and Chief Executive Officer of S&S Worldwide, Inc., or S&S, from 1994 to 2009.  S&S is a world leader in the design, development, marketing and sale of roller coasters and family thrill rides for the amusement industry and conducts its business activities both domestically and internationally.  Mr. Checketts has commenced developing, manufacturing and selling amusement rides through Stan Checketts Properties.  Mr. Checketts had encountered success in his past endeavors and brings insight to our challenges, along with strong leadership skills.

Joseph R. Bellantoni.  Mr. Bellantoni has served as a director since February 2008. Mr. Bellantoni was Chief Financial Officer and a Director of Digital Imaging Resources, Inc. from January 2007 until we acquired it and then served as our Chief Financial Officer from February 2008 until January 2012.  Mr. Bellantoni previously served as a director of Digital Imaging Resources, Inc. and as its Treasurer from April 1995 until November 2004. Mr. Bellantoni has also served as President of North Jersey Management Services, Inc, a private company providing accounting and financial record-keeping services, since December 1995.  North Jersey Management provides accounting and financial services to Crystal Springs.  Mr. Bellantoni possesses extensive knowledge of accounting, corporate governance, corporate compliance, financial reporting and financial strategies, which has been an asset to our company in its development stage and ongoing operations.

Steven C. Rockefeller, Jr.  Mr. Rockefeller has been a Director Since February 2010. He currently serves as Chairman and Chief Executive Officer of Rose Rock Capital where he has worked since 2010.  Rose Rock Capital is a family-owned Hong Kong holding company in the business of fund management and development for real estate and infrastructure in China.  In 2010, Mr. Rockefeller was honored to accept appointment from Executive Vice Chairman Xiao Wunan as Co-Chairman of the Asia Pacific Exchange & Cooperation Foundation (APECF), which, among other things, focuses on development of Non Governmental Organizations public policy, religious respect and understanding, and philanthropy.  Since 2009 Mr. Rockefeller has served as a Visiting Professor at Nankai University.  From 2000 to 2004, Mr. Rockefeller was a Board Member of Grameen Foundation and Chairman of its Development Committee, and since 2009, Mr. Rockefeller has served as Special Advisor on poverty alleviation to the Chairman of Rimbunan Hijau Group in Sibu, Malaysia.  In recognition of his lifelong dedication to poverty alleviation, Mr. Rockefeller received a Fulbright Award.  Mr. Rockefeller currently serves on the board of directors of two private companies, BioChemics (since 2005) and Tracer (since 2008).  Since 2009, Mr. Rockefeller has served on the advisory board of Sparta Commercial Services, Inc.  From 1999 to 2004, Mr. Rockefeller served as a Managing Director of Deutsche Bank. Mr. Rockefeller has a broad range of experience across many industries, including international real estate, and we believe he provides valuable insight to our Board.

Kevin M. Cassidy.  Mr. Cassidy has served as our Director since May 2010.  Mr. Cassidy is currently the Managing Member of Logic International Consulting Group, LLC, a consulting firm he formed in October, 1996, that specializes in the development of global trading businesses and the creation of the requisite infrastructure, management and support paradigms of said platforms.  From September 2002 to December 2008, Mr. Cassidy was a Partner and Chief Operating Officer of Archeus Capital Management, LLC, which is a multi-strategy hedge fund.  Mr. Cassidy’s knowledge in a range of business functions, including raising capital, leasing and corporate administration, provides insight to our Board.

Anthony P. Miele, III.  Mr. Miele has served as our Director since May 2010.  Mr. Miele has been a Partner of White Honey, which offers a full spectrum of professional photography of luxury fragrances for high profile clients, since August 2009.  Mr. Miele was employed by Ricoh Business Solutions as an Account Executive from August 2006 to July 2009.  Mr. Miele was formerly employed by Tyco ADT Security Systems as a Small Business Sales Representative from August 2005 to June 2006.  Prior thereto, Mr. Miele was a sales trader on the New York Stock Exchange from August 2003 to August 2005.  Through his past work experiences, Mr. Miele has been involved with companies that were in all stages of development which provides the Company with useful insight.

Independence of the Board of Directors

We are not a “listed issuer” as such term is defined in Rule 10A-3 under the Exchange Act. We use the definition of independence of The NASDAQ Stock Market LLC. The board has determined that Messrs. Rockefeller, Cassidy and Miele are independent.  Each current member of the Audit Committee, Compensation Committee and Nominating Committee is independent and meets the applicable rules and regulations regarding independence for such committee, including those set forth in pertinent NASDAQ listing standards, and that each member is free of any relationship that would interfere with his individual exercise of independent judgment.

Audit Committee and Audit Committee Financial Expert

Our Board of Directors has appointed an Audit Committee which consists of Messrs. Rockefeller and Cassidy.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market, which is the independence standard that was adopted by our Board of Directors. Mr. Cassidy has been appointed as the Company’s Audit Committee Financial Expert by our Board of Directors.  The Audit Committee operates under a written charter adopted by our Board of Directors.  The Audit Committee assists the Board of Directors by providing oversight of the accounting and financial reporting processes of the Company, appoints the independent registered public accounting firm, reviews with the registered independent registered public accounting firm the scope and results of the audit engagement, approves professional services provided by the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, considers the range of audit and non-audit fees and reviews the adequacy of internal accounting controls.

Compensation Committee

Our Board of Directors has appointed a Compensation Committee consisting of Messrs. Miele and Rockefeller.  Each of such persons has been determined to be an “independent director” under the listing standards of the NASDAQ Capital Market.  Our Board of Directors has adopted a written Compensation Committee Charter that sets forth the committee’s responsibilities.  The committee is responsible for determining all forms of compensation for our executive officers, and establishing and maintaining executive compensation practices designed to enhance long-term stockholder value.

Executive Compensation

2011 Summary Compensation Table

The following table sets forth the compensation of our principal executive officer and our other most highly compensated executive officers (who we collectively refer to as “named executive officers”) who received total compensation exceeding $100,000 for the year ended September 30, 2010 and who served in such capacity at September 30, 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Award		Option Award		Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other		Total
(a)	(b)	($) (c )	($) (d)	($) (e)		($) (1) (f)		($) (g)	($) (h)	($) (i)		($) (j)
Mark Patterson	2011	200,000	-0-	-0-		4,202,406	(2)	-0-	-0-	-0-		4,402,406
CEO(2)	2010	23,000	-0-	700,000	(2)	699,998	(2)	-0-	-0-	315,000	(3)	1,737,998

Christopher Mulvihill	2011	150,000	-0-	-0-		1,000,000	(4)	-0-	-0-	-0-		1,150,000
President and Manager of Sales and Marketing	2010	150,000	-0-	-0-		-0-		-0-	-0-	-0-		150,000

Stanley J. Checketts	2011	100,000	-0-	-0-		-0-		-0-	-0-	-0-		100,000
CEO, Boomerang Sub, Inc. (5)	2010	100,000	-0-	-0-		5,049,077	(5)	-0-	-0-	-0-		5,149,077

Joseph Bellantoni former	2011	39,000	-0-	-0-		-0-		-0-	-0-	-0-		39,000
CFO(6)	2010	13,750	-0-	-0-		279,998	(6)	-0-	-0-	-0-		293,748

(1)
Represents the grant date fair value in accordance with ASC 718 (formerly FAS 123R).  See Note 11 to Notes to Financial Statements for the year ended September 30, 2011 for a description of valuation assumptions used in the calculation of grant date fair value.

(2)
Mr. Patterson commenced service as our Executive Vice President in June 2010 and then became our Chief Executive Officer effective August 21, 2010.  As part of his employment agreement as Executive Vice President, Mr. Patterson received 140,000 shares of the Company’s common stock.  The Company recognized $700,000 in expense for this issuance of common stock based on a value of $0.25 per share on the date of issuance.  In addition, Mr. Patterson received 140,000 warrants to purchase the Company’s common stock, exercisable at $5.00 per share.  The Company recognized $699,998 in expense for this issuance of warrants. During fiscal year 2011, a total of 970,000 warrants to purchase shares of the Company’s common stock, exercisable at $5.00, vested per Mr. Patterson’s employment agreement. The Company recognized $4,202,406 in expense for these issuances.

(3)	Pursuant to Mr. Patterson’s employment agreement, we agreed to pay the Federal and state income taxes on behalf of Mr. Patterson as a result of his receipt of 140,000 shares of our common stock.

(4)	In October 2010, Mr. Mulvihill received 200,000 options to purchase the Company’s common stock exercisable at $5.00 per share.

(5)	In February 2010, Mr. Checketts received 250,000 options to purchase the Company’s common stock, exercisable at $2.00 per share.

(6)	In February 2010, Mr. Bellantoni received 20,000 options to purchase the Company’s common stock, exercisable at $2.00 per share.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

In June 2010, the Company entered into an employment agreement with Mark Patterson to serve as our Executive Vice President.  As part of the compensation, the Company issued warrants to purchase 140,000 shares of common stock with an exercise price of $5.00 per share.  The Company has agreed to pay all Federal and State income taxes incurred by the Executive as a result of receiving the common shares and recognized $700,000 in expense for the issuance of these common shares.  In addition, the Company recognized $315,000 in expense for the related tax effect of the above transaction.  Mr. Patterson was also issued 140,000 warrants in June 2010 pursuant to his employment agreement.  The Company recognized $699,998 in expense for the issuance of these warrants.  These warrants were cancelled during the fourth quarter of 2010 and this agreement was subsequently amended and restated in October 2010 to include warrants to purchase a total 280,000 shares of common stock exercisable at $0.25 per share.

On August 21, 2010, the Company entered into an Employment Agreement with Mark Patterson, to serve as the Company’s Chief Executive Officer, which was amended and restated on October 1, 2010. The amended agreement provides for a base salary of $200,000 and provides for a grant of an aggregate of 1,080,000 five-year warrants with an exercise price of $5.00 per share that vested and became exercisable as to 270,000 shares on October 1, 2010, and vest and become exercisable as to 210,000 shares on each of February 1 and August 1, 2011 and February 1, 2012, and 180,000 shares on August 1, 2012.  The amended agreement provides Mr. Patterson with a right of first refusal, pursuant to which Mr. Patterson has the right, but not the obligation, to maintain his then pro rata share of the Company’s issued and outstanding shares and warrants by purchasing additional shares and warrants each time the Company offers shares and/or warrants for sale.

Mr. Mulvihill is employed as our President and Manager of Sales and Marketing pursuant to a five-year agreement, as amended, expiring on October 31, 2016.  Pursuant to the agreement, Mr. Mulvihill receives a commission of 3% of the gross sales of our products, with a non-refundable advance against commissions of $60,000 per year.  As additional compensation, the Company agreed to grant Mr. Mulvihill options to purchase 200,000 shares vesting immediately, exercisable at $5.00 per share for a term of 10 years.  These options were granted in October 2010.

The Company entered into an employment agreement with David Koch on October 28, 2011, effective as of August 1, 2011.  The agreement will continue in effect until terminated by us or Mr. Koch.  Mr. Koch is the Company’s Chief Operating Officer.  His compensation package includes an annual base salary of $150,000, a stock bonus of 11,765 shares of common stock after being employed with the Company for six months which would vest after one year of employment and a discretionary stock option grant upon a favorable performance review after his one year anniversary.  We will reimburse him up to $2,000 per month for travel.

Non-Compete Agreement

Mr. Checketts is a party to a Non-Compete Agreement with us dated December 10, 2007.  The agreement was entered into in connection with our acquisition of Boomerang Utah.  He has agreed that for a period expiring three years after the date of termination of his employment he will not use his technical knowledge concerning our business for the benefit of any other company or party engaged in our business in the United States.  In addition, he has agreed that during the period of this restriction he will keep secret and retain in confidence and will not use in competition with us any of our confidential information.

Outstanding Equity Awards at September 30, 2011

The following table reflects the equity awards granted by us to the named executive officers that remain outstanding at September 30, 2011:

Equity Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying
	Unexercised		Unexercised		Option
Name and	Option (#)		Options ($)		Exercise Price	Option Expiration
Grant Date	Exercisable		Unexercisable		($)	Date
Mark Patterson October 1, 2010	690,000		390,000	(2)	$5.00	October 1, 2015
Mark Patterson November 12, 2010	280,000	(1)	—		$5.00	November 11, 2015
Christopher Mulvihill October 6, 2010	200,000	(1)	—		$5.00	October 5, 2020
Stanley J. Checketts February 15, 2010	250,000	(1)	—		$2.00	February 14, 2020
Joseph Bellantoni February 2, 2010	20,000	(1)			$2.00	February 1, 2020

(1)	These options vested in full on the date of grant and are currently exercisable.

(2)	These warrants vest as to 210,000 shares on February 1, 2012, and 180,000 shares on August 1, 2012.

Director Compensation

Our Directors received no cash compensation during the years ended September 30, 2011 and September 30, 2010, other than the compensation paid to our named executive officers who are also Directors, which is reflected in the Summary Compensation Table above.  Steven C. Rockefeller, Jr., one of our Independent Directors, received an aggregate of 60,000 immediately exercisable five-year warrants, with an exercise price of $2.00 per share as an inducement to and in connection with his Board service; 50,000 of these warrants were granted in February 2010 and 10,000 were granted in March 2010.

Our Directors are reimbursed for their out-of-pocket expenses incurred in connection with attending meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with related persons

HSK Funding, Inc., Lake Isle Corp., and Venturetek, LP, are beneficial holders of shares of our company and certain of their members and stockholders are also the members of SB&G Properties, LC., or SB&G, which is the landlord under a lease with us.  Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corp., is the mother of Christopher Mulvihill, our President and is a principal stockholder of our company.  SB&G entered into a lease with Boomerang Utah dated October 1, 2008, relating to premises located at 324 West 2450 North, Building A, Logan, Utah.  We assumed this lease in February 2008.  The initial term of the lease was for one year with an annual rent of $260,610 plus real property and school taxes. In addition, Boomerang is obligated to pay for all utilities, repairs and maintenance to the property. The approximately 29,750 square foot leased premises are used for Boomerang’s manufacturing activities.  On March 15, 2010, Boomerang and SB&G agreed to maintain these terms until September 30, 2011.  On October 1, 2011, Boomerang and SB&G agreed to maintain these terms on a month to month basis with the monthly rent remaining at $21,717, monthly paid rent remaining at $7,000 and monthly accrued rent remaining at $14,717.  On July 8, 2010, we converted $420,769 of deferred rent into 84,154 shares of our common stock and an equal number of five-year warrants, each to purchase one share of our common stock, at an exercise price of $0.25 per share.  Deferred rental payments totaling $267,480, $44,153 and $220,763 have been accrued as of September 30, 2009, 2010, and 2011, respectively.

Stan Checketts Properties, or SCP, a company owned by the chief executive officer of Boomerang’s wholly owned subsidiary, Boomerang Sub, Inc., entered into a lease with Boomerang Utah dated October 1, 2008 for premises located at 324 West 2450 North, Building B, Logan, Utah.  We assumed this lease in February 2008.  The initial term of the lease was for one year at a fixed annual rent of $157,680 plus real property and school taxes. Boomerang is obligated to pay for all utilities and for repairs and maintenance to the property.  The approximately 18,000 square foot leased premises are also used for Boomerang’s manufacturing activities.  On March 15, 2010, Boomerang and SCP agreed to maintain these terms until September 30, 2011.  On October 28, 2011, Boomerang and SCP amended the terms of the lease to provide for a monthly payment of $14,940, effective as of  October 1, 2011.  On July 8, 2010, we converted $228,950 of deferred rent into 45,790 shares of our common stock and an equal number of five-year warrants, each to purchase one share of our common stock, at an exercise price of $5.00.  Deferred rental payments totaling $178,808, $26,714 and $133,571 have been accrued as of September 30, 2009, 2010 and 2011, respectively, and $0 as of December 31, 2011. We are also currently leasing an additional 2,400 square fee of office  and conference room  space from SCP for $1,800 a month.

SB&G is obligated on a twenty-year promissory note due August 1, 2027 owing to a non-affiliated bank. The principal amount due was $841,891, $808,687 and $773,913 as of September 30, 2009, 2010 and 2011, respectively, and the note bears interest at 3.807% per annum. The promissory note is collateralized by the real property that is the subject of the lease from SB&G to Boomerang Utah. Boomerang and Messrs. Gene Mulvihill, Stan Checketts, and Burton Koffman, are the joint and several guarantors of this promissory note.  Gene Mulvihill is the husband of Gail Mulvihill and the father of Christopher Mulvihill, our President.

Messrs. Gene Mulvihill and Koffman are the guarantors of a financing lease entered into on September 1, 2007 between Boomerang Utah and a nonaffiliated bank. The lease relates to certain equipment used by Boomerang Utah in its manufacturing operations. The total cost of the equipment was approximately $900,000. The rental is payable in sixty monthly installments of approximately $12,750. Boomerang Utah has the option to purchase the equipment at the conclusion of the lease term for approximately $315,000 which amount is the parties’ pre-determined fair market value of the equipment at the conclusion of the lease.

J and A Financing, Inc., or J and A, also affiliated with Messrs. Gene Mulvihill and Koffman, guaranteed two loans to Boomerang Utah from a non-affiliated bank, totaling $500,728 as of June 30, 2010.  The loans bore interest at 3.341% and 3.5% respectively, and were initially due on May 14, 2010 and May 16, 2010, respectively.  These loans were renewed during the quarter ended June 30, 2010 and were then due on May 14, 2011 and May 16, 2011, respectively.  In July 2010, J and A used collateral to purchase these loans from the non-affiliated bank.  The outstanding debt owed to J and A was converted to common stock on July 8, 2010. During fiscal year 2008, J and A loaned $1,000,000 to us.  This loan was scheduled to mature on March 31, 2011.  The interest rate was 9% and the principal amount due at June 30, 2010 was $1,000,000. This loan was converted to Common Stock on July 8, 2010. In total, $1,678,304 of debt owed to J and A was converted into 335,661 shares of common stock, and five-year warrants to purchase 335,661 shares of our common stock at an exercise price of $5.00 per share.

During the fiscal year ended September 30, 2009, 2010 and 2011, we used the services of Coordinate Services, Inc. for product development.  The owner of this company is Gene Mulvihill, Jr. who is the brother of Christopher Mulvihill, our President, and the son of Gail Mulvihill.  The amount of this expense during the fiscal year ended September 30, 2009, 2010 and 2011was $31,927, $128,959 and $158,879, respectively.

During the fiscal year ended September 30, 2010 and 2011, the Company reimbursed North Jersey Management Services, Inc. for payroll related expenses for the services of Joseph Bellantoni, the Company’s former Chief Financial Officer, and Maureen Cowell, the Company’s Corporate Secretary. Mr. Bellantoni is also the President and Mrs. Cowell is the Vice President of North Jersey Management Services, Inc. Gail Mulvihill owns 50% of North Jersey Management Services, Inc. The amount of this expense during the fiscal year ended September 30, 2010 and 2011 was $49,500 and $78,000, respectively, and $19,500 for the three months ended December 31, 2011.

On February 5, 2010, we issued a 6% Convertible Promissory Note to James Mulvihill, brother of Christopher Mulvihill, our President and director, and the son of Gail Mulvihill, in the amount of $100,000 due February 5, 2011.  In March 2010, the principal and accrued interest on this note was converted into 50,384 shares of common stock.

In April 2010, Gail Mulvihill loaned $130,000 to us bearing interest of 6%.  This loan was repaid in full during the year ended September 30, 2010.

In April 2010, we entered into a ground lease with Route 94 Development Corporation, or Route 94, to lease a portion of an approximately fifteen acre parcel in the town of Hamburg, located in Hardyston Township, New Jersey, on which we intend to construct a Robotic Valet parking facility, for a term of 20 years.  The leased property is within the Crystal Springs Golf and Spa Resort, or the Resort, adjacent to Grand Cascades Lodge. The parking facility is being constructed by Crystal Springs Builders, LLC.  Gail Mulvihill is a principal shareholder of Route 94 Development Corporation, the Resort and Crystal Springs Builders, LLC.  It is intended that this facility will be used by us primarily for demonstration and marketing purposes in the eastern portion of the United States.  In consideration of the benefits to us under the terms of the lease, we agree to provide to the lessor and its affiliates parking and storage space within the facility at no cost to the lessor and its affiliates subject to our right to use the facility for demonstration purposes.  In addition we are required to pay the operating costs, premiums on the insurance required under the terms of the lease and incremental property taxes resulting from our construction of the facility.  For a period of 60 months commencing five years after execution of the lease, the lessor has the option to purchase the facility from us and we have a right to cause the lessor to buy from us the facility we construct.  The price to be paid by the lessor upon exercise of its option to purchase the facility is 110% of the greater of (i) the depreciated value of the facility, or (ii) the fair market value of the facility, and the price to be paid by the lessor upon exercise of our right to cause the lessor to buy the facility is $1.00.

The Company made payments of approximately $375,550 and $980,000 to Crystal Springs Builders, LLC,  or Builders, and approximately $15,000 and $39,000 to Grand Cascades Lodge at Crystal Springs, LLC, or Cascades, in the fiscal years ended 2010 and 2011, respectively.  No payment was made to Route 94 in the fiscal years ended 2010 and 2011.  Crystal Springs Resort, or the Resort, owns and operates seven golf courses, two hotels and a fitness facility and develops real estate in Sussex County NJ, which is operated by more than an additional 40 entities, including the above named entities.  Gail Mulvihill owns 50% of each of Builders, Cascades and Route 94 and, indirectly, through these and various other entities, Gail Mulvihill and her family own approximately 50% of the Resort.

On May 14, 2010, we entered into a 6% convertible line of credit for up to $1,300,000 with Sail Energy, a company owned by Gail Mulvihill.  In May 2011, it was agreed between the Company and Sail  Energy  that there would be no additional borrowings under this line of credit.  The amount outstanding on this line of credit as of September 30, 2010 and 2011 was $273,000 and $300,142, respectively.  The note, together with accrued but unpaid interest, was convertible into shares of our common stock.  The five-year warrants to purchase our common stock have an exercise price of $5.00 at a conversion rate of $5.00 for a unit consisting of one share of our common stock and one warrant. This debt was refinanced as described below.

In July 2010, Venturetek, LP, a principal stockholder of us, entered into a 6% convertible promissory note with us for $273,000.  The amount outstanding on this note, including accrued interest, as of September 30, 2010 and 2011 was 273,000 and 292,461. The note, together with accrued but unpaid interest, was convertible into shares of our common stock.  The five-year warrants to purchase our common stock have an exercise price of $5.00 at a conversion rate of $5.00 for a unit consisting of one share of our common stock and one warrant. This debt was refinanced as described below.

On December 29, 2010, we entered into a financing commitment letter, which we refer to as the Commitment Letter, pursuant to which it obtained a commitment for an aggregate of up to $3,250,000 of financing to be provided, upon demand by us, by nine accredited investors, including an aggregate of up to $1,750,000 by four related parties.  If we draw down under the Commitment Letter, we will issue notes to the lenders.  Each note would be our senior unsecured obligation and would bear interest from the date of the borrowing thereunder on the outstanding principal balance at a rate of 3% per annum. The Commitment Letter expires on the earlier to occur of (a) January 1, 2012, and (b) the consummation of a private or public offering of our common stock yielding gross proceeds to us in an amount not less than $5,000,000.

Under the terms of the Commitment Letter, each lender received one five-year warrant for every dollar such lender committed, with an exercise price of $0.30 per share. In addition, if we borrow under the letter, each lender will receive additional warrants at a rate of three warrants for each dollar drawn down from that lender’s commitment, with the amount of the draw down attributable to each lender’s commitment to be determined on a pro rata basis.

The related parties who committed to provide financing under the letter are Mark Patterson, our chief executive officer (up to $500,000); Lake Isle Corp., a greater than 10% holder of our common stock, over which Gail Mulvihill, the mother of our president, Christopher Mulvihill, exercises sole voting and investment control (up to $750,000); HSK Funding, over which Burton I. Koffman, a greater than 10% holder of our common stock, exercises sole voting and investment control (up to $250,000); and James Mulvihill, the son of Gail Mulvihill and brother of Christopher Mulvihill (up to $250,000).

In February and March 2011, the Company drew down a total of $2,166,664 on its line of credit of $3,250,000.  In connection with the draw down, the Company issued notes in an aggregate amount of $1,166,666 to four  of the related parties  listed in the paragraph  above.  In addition, in connection with the draw down, five-year warrants were issued to these related parties to purchase a total of 175,000 shares of common stock at an exercise price of $6.00 per share.  In May 2011, the Company drew down the remaining $1,083,336 on the aforementioned line of credit of $3,250,000.  In connection with the draw down, the Company issued notes in an aggregate amount of $583,334 to four related parties.  In addition, in connection with the draw down, five-year warrants were issued to these related parties to purchase a total of 87,500 shares of common stock at an exercise price of $6.00 per share.  This debt was refinanced as described below.

In September and October 2011, the Company borrowed funds from Atlantic and Madison of NJ Corp, a company owned by Gail Mulvihill, in the aggregate principal amount of $1,451,000, with the understanding that upon finalization of the documents related to a private placement offering by the Company, these loans will be considered an investment in such private placement.

In November 2011, the Company borrowed funds from Mark Patterson, our Chief Executive Officer, in the amount of $100,000, with the understanding that upon finalization of the documents related to a private placement offering by the Company, this loan will be considered an investment in such private placement.

In November and December 2011, the Company issued to subscribers 6% convertible promissory notes in the aggregate principal amount of approximately $11.6 million and five-year warrants to purchase common stock in a private placement.  In connection with the offering, we received cash proceeds of approximately $5.0 million and refinanced approximately $6.6 million of then existing short-term indebtedness.  For each $100,000 invested, a subscriber was issued a $100,000 principal amount note and warrants to purchase 23,530 shares of the Company’s common stock.

In connection with the Offering, the following related parties of the Company refinanced indebtedness in the amounts and for the notes and warrants listed below.

	Indebtedness		Notes issued in	Warrants issued in
Name	Converted		Offering	Offering
HSK Funding Inc.(1)	$254,000		$254,000	59,765
Lake Isle Corporation(2)	$1,761,917		$1,761,917	414,570
Christopher Mulvihill(3)	$1,451,000	(10)	$1,451,000	341,412
James Mulvihill TTEE Sunset Group Inc. PSP(4)	$253,917	(11)	$253,917	59,745
MRP Holdings LLC and Mark R Patterson Revocable Trust(5)	$608,014		$608,014	143,063
Sail Energy LLC(6)	$300,142		$300,142	70,622
Stan Checketts Properties, L.C.(7)	$133,571		$133,571	31,429
SB&G Properties LLC(8)	$220,763		$220,763	51,945
Venturetek L.P.(9)	$292,461		$292,461	68,815

(1)	HSK Funding Inc. is a principal stockholder and a member of SB&G Properties LLC.

(2)
Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corporation, is the mother of Christopher Mulvihill, the Company’s President, and is a principal stockholder.  Lake Isle Corporation is a member of SB&G Properties LLC.

(3)	Christopher Mulvihill is the Company’s President and director.

(4)	James Mulvihill is the brother of Christopher Mulvihill and son of Gail Mulvihill.

(5)	MRP Holdings LLC, and Mark R Patterson Revocable Trust are owned by Mark Patterson, the Company’s Chief Executive Officer and director.

(6)	Sail Energy LLC is owned by Gail Mulvihill.

(7)
Stan Checketts Properties, L.C. is owned by Stan Checketts, the Chief Executive Officer of the Company’s wholly owned subsidiary and director of the Company, and is a principal stockholder.  Stan Checketts Properties is a member of SB&G Properties LLC.

(8)	SB&G Properties LLC is owned by HSK Funding Inc., Stan Checketts Properties, Lake Isle Corporation and Venturetek L.P.

(9)	Venturetek L.P. is a principal stockholder and a member of SB&G Properties LLC.

(10)
Included in this balance is $1,000,000 of indebtedness resulting from a bank line of credit that Lake Isle Corp. caused to be paid in full.  Accordingly, the Company became indebted to Lake Isle Corp for $1,000,000.

(11)	On October 28, 2011, Atlantic and Madison of NJ Corp transferred title of an aggregate of $1,451,000 principal amount of debt owed to it by the Company to Christopher Mulvihill.

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

Review, approval or ratification of transactions with related persons

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of February 28, 2012, information with respect to each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known to us to be the beneficial owner of more than five percent of our Common Stock as well as the number of shares of Common Stock beneficially owned by all of our Directors, each of our named executive officers identified in the Summary Compensation Table above, and all our Directors and executive officers as a group. The percentages have been calculated on the basis of treating as outstanding for a particular holder, all shares of our Common Stock outstanding on said date and all shares issuable to such holder in the event of exercise of outstanding options owned by such holder at said date. As of February 28, 2012, we had 7,277,192 shares of Common Stock outstanding.

Some of the beneficial owners listed below are also selling securityholders.  See “Selling Securityholders.”

Unless otherwise indicated, the address for each beneficial holder of 5% or more of our common stock is c/o Boomerang Systems, Inc., 30B Vreeland Road, Florham Park, New Jersey 07932.

			Percentage of
	Number of Shares		Common Stock
Name of Beneficial Owner	Beneficially Owned		Outstanding
Stanley J. Checketts	1,009,969	(2)	12.9%
Mark R. Patterson	2,006,126	(3)	22.3%
Christopher Mulvihill	1,227,824	(4)	15.0%
Joseph R. Bellantoni	37,667	(5)	*
David Koch	—		*
Maureen Cowell	27,534	(6)	*
Steven Rockefeller, Jr.	60,000	(7)	*
Kevin Cassidy	—		*
Anthony P. Miele, III	93,527	(8)	1.3%
All Directors and Executive Officers as a Group (10 persons)	4,462,627		42.2%
Other 5% Stockholders
Gail Mulvihill	3,282,192	(9)	36.2%
Burton I. Koffman	1,804,617	(10)	22.3%
Venturetek, LP	1,709,961	(11)	21.2%
Albert Behler	759,046	(12)	9.7%
Lake Isle Corp.	2,117,114	(13)	24.1%
Stan Checketts Properties, LLC	759,969	(14)	10.0%
J and A Financing Inc.	671,322	(15)	8.8%

* Less than 1%

(1)
This tabular information is intended to conform with Rule 13d-3 promulgated under the Securities Exchange Act of 1934 relating to the determination of beneficial ownership of securities.  Unless otherwise indicated, the tabular information gives effect to the exercise of warrants or options exercisable within 60 days of the date of this table owned in each case by the person or group whose percentage ownership is set forth opposite the respective percentage and is based on the assumption that no other person or group exercise their option.

(2)
Includes 250,000 shares issuable upon exercise of options issued to Mr. Checketts, 379,123 shares held by Stan Checketts Properties, LLC, over which Mr. Checketts exercises sole voting and investment control, referred to as SCP, 31,429 shares issuable upon the conversion of outstanding convertible notes held by SCP, 77,219 shares issuable upon the exercise of warrants held by SCP, 84,154 shares held by SB&G Properties L.L.C., referred to as SB&G, which is owned, in part, by SCP, 51,945 shares issuable upon the conversion of outstanding convertible notes held by SB&G, and 136,099 shares issuable upon the exercise of warrants held by SB&G, all of which are exercisable or convertible within 60 days of February 28, 2012.

(3)
Includes 290,000 shares held by Mr. Patterson, 1,330,000 shares issuable upon exercise of warrants held by Mr. Patterson, 119,533 shares issuable upon the conversion of outstanding convertible notes held by MRP Holdings LLC, over which Mr. Patterson exercises sole voting and investment control, referred to as MRP, 219,533 shares issuable upon the exercise of warrants held by MRP, 23,530 shares issuable upon the conversion of outstanding convertible notes held by Mark R. Patterson Revocable Trust, over which Mr. Patterson exercises sole voting and investment control, referred to as Patterson Trust, and 23,530 shares issuable upon the exercise of warrants held by Patterson Trust, all of which are exercisable or convertible within 60 days of February 28, 2012.

(4)
Includes 325,000 shares owned directly by Mr. Mulvihill and 20,000 shares owned by Great Delaware & American, Inc. over which Mr. Mulvihill exercises sole voting and investment control.  Also includes 341,412 shares issuable upon the conversion of outstanding convertible notes held by Mr. Mulvihill, 200,000 shares issuable on exercise of options and 341,412 shares issuable on exercise of warrants exercisable within 60 days of February 28, 2012.

(5)
Includes 167 shares held by Mr. Bellantoni’s father as to which Mr. Bellantoni disclaims beneficial ownership.  Also includes 37,500 shares issuable on exercise of options exercisable within 60 days of February 28, 2012.

(6)	This includes 27,534 shares issuable on exercise of options exercisable within 60 days of February 28, 2012.

(7)	This includes 60,000 shares issuable on exercise of warrants exercisable within 60 days of February 28, 2012.

(8)
Includes 62,650 shares owned directly by Mr. Miele and 11,250 owned directly by Mr. Miele and Heather Miele and 19,777 shares issuable upon exercise of warrants received from the August 2008 Post-Maturity warrants held by Mr. Miele and Heather Miele exercisable within 60 days of February 28, 2012.

(9)
Includes 760,034 shares held by Mrs. Mulvihill, 15,400 shares issuable upon the exercise of warrants held by Mrs. Mulvihill, 124,200 shares held by Sail Energy LLC, over which Mrs. Mulvihill exercises sole voting and investment control, referred to as Sail Energy, 70,622 shares issuable upon the conversion of outstanding convertible notes held by Sail Energy, 194,822 shares issuable upon the exercise of warrants held by Sail Energy, 194,454 shares held by Lake Isle Corp., over which Mrs. Mulvihill exercises sole voting and investment control, referred to as Lake Isle, 564,570 shares issuable upon the exercise of warrants held by Lake Isle, 414,570 shares issuable upon the conversion of outstanding convertible notes held by Lake Isle, 84,154 shares held by SB&G, which is owned, in part, by Lake Isle, 51,945 shares issuable upon the conversion of outstanding convertible notes held by SB&G, 136,099 shares issuable upon the exercise of warrants held by SB&G, 335,661 shares held by J and A Financing Inc., referred to as J&A, which is owned, in part, by Lake Isle, and 335,661 shares issuable upon the exercise of warrants held by J&A, all of which are exercisable or convertible within 60 days of February 28, 2012,  The address for Sail Energy and Lake Isle is 3621 Route 94, 2nd Floor, Hamburg, NJ 07419.

(10)
This information is based in part on a Schedule 13G filed with the Securities and Exchange Commission on November 13, 2009. Includes 5,803 shares owned directly by Mr. Koffman and 2,500 shares issuable upon exercise of warrants, 4,592 shares owned by Public Loan Company, 4,176 shares owned by The K-6 Family Limited Partnership, 20,000 shares owned by  300 Plaza Drive Associates, 25,000 shares owned by New Valu, Inc., 137,500 shares owned by IA545 Madison Assoc and 5,000 shares issuable upon exercise of warrants, 376,468 shares  owned by HSK Funding Inc., referred to as HSK, and 220,293 shares issuable  upon exercise of warrants, 59,765 shares issuable upon the conversion of outstanding convertible notes held by HSK, 84,154 shares held by SB&G, which is owned, in part, by HSK, 51,945 shares issuable upon the conversion of outstanding convertible notes held by SB&G, 136,099 shares issuable upon the exercise of warrants held by SB&G, 335,661 shares held by J&A, which is owned, in part, by HSK, and 335,661 shares issuable upon the exercise of warrants held by J&A, exercisable within 60 days of February 28, 2012, over all of which Mr. Koffman exercises voting and investment control securities held by these entities.  The address for Mr. Koffman is 300 Plaza Drive, Vestal, NY 13850.

(11)
David Selengut is the natural person who exercises voting and investment control over the shares held by Venturetek, LP.  Includes 509,462 shares owned directly by Venturetek, LP., 188,164 shares issuable upon exercise of warrants, and 68,815 shares issuable upon the conversion of outstanding convertible notes held by Venturetek, 84,154 shares held by SB&G, which is owned, in part, by Venturetek, 51,945 shares issuable upon the conversion of outstanding convertible notes held by SB&G, 136,099 shares issuable upon the exercise of warrants held by SB&G, 335,661 shares held by J&A, which is owned, in part, by Venturetek, and 335,661 shares issuable upon the exercise of warrants held by J&A, all of which are exercisable or convertible within 60 days of February 28, 2012. The address for Venturetek is c/o Nesher LLC, P.O. Box 339, Lawrence, NY 11559.

(12)
Includes 210,000 shares owned directly by Mr. Behler, and 429,523 shares issuable upon exercise of warrants, and 119,523 shares issuable upon the conversion of outstanding convertible notes exercisable within 60 days of February 28, 2012.

(13)
Includes 194,454 shares held by Lake Isle, over which Gail Mulvihill exercises sole voting and investment control, 564,570 shares issuable upon the exercise of warrants, 414,570 shares issuable upon the conversion of outstanding convertible notes held by Lake Isle, 84,154 shares held by SB&G, which is owned, in part, by Lake Isle, 51,945 shares issuable upon the conversion of outstanding convertible notes held by SB&G, 136,099 shares issuable upon the exercise of warrants held by SB&G, 335,661 shares held by J&A, which is owned, in part, by Lake Isle, and 335,661 shares issuable upon the exercise of warrants held by J&A, all of which are exercisable or convertible within 60 days of February 28, 2012.  The address for Lake Isle is 3621 Route 94, 2nd Floor, Hamburg, NJ 07419.

(14)
Includes 379,123 shares held by SCP, over which Mr. Checketts exercises sole voting and investment control, 31,429 shares issuable upon the conversion of outstanding convertible notes held by SCP, 77,219 shares issuable upon the exercise of warrants held by SCP, 84,154 shares held by SB&G, which is owned, in part, by SCP, 51,945 shares issuable upon the conversion of outstanding convertible notes held by SB&G, and 136,099 shares issuable upon the exercise of warrants held by SB&G, all of which are exercisable or convertible within 60 days of February 28, 2012.  The address for SCP is P.O. Box 55, Providence, UT 84332.

(15)	Includes 335,661 shares and 335,661 shares issuable upon exercise of warrants exercisable within 60 days of February 28, 2012.

SELLING SECURITYHOLDERS

The shares of common stock being offered by the selling securityholders are those issuable to the selling securityholders upon conversion of the notes and exercise of the warrants. For additional information regarding the issuance of the notes and the warrants, see “Private Placement of Notes and Warrants” above. We are registering the shares of common stock in order to permit the selling securityholders to offer the shares for resale from time to time. Other than as described below, except for the ownership of the notes and the warrants issued pursuant to the Subscription Agreement, the selling securityholders have not had any material relationship with us within the past three years.

The table below lists the selling securityholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of common stock held by each of the selling securityholders. The third column lists the number of shares of common stock beneficially owned by the selling securityholders, based on their respective ownership of shares of common stock, notes and warrants, as of February 28, 2012, assuming conversion of the notes and exercise of the warrants held by each such selling securityholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The fourth column lists the shares of common stock being offered by this prospectus by the selling securityholders and does not take into account any limitations on (i) conversion of the notes set forth therein or (ii) exercise of the warrants set forth therein.

In accordance with the terms of a registration rights agreement with the holders of the notes and the warrants, this prospectus generally covers the resale of 120% of the sum of (i) the maximum number of shares of common stock issuable upon conversion of the notes and (ii) the maximum number of shares of common stock issuable upon exercise of the warrants, in each case, determined as if the outstanding notes and warrants were converted or exercised (as the case may be) in full (without regard to any limitations on conversion or exercise contained therein) as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. Because the conversion price of the notes and the exercise price of the warrants may be adjusted or stock issued upon certain events, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fifth column assumes the sale of all of the shares offered by the selling securityholders pursuant to this prospectus.

Under the terms of the notes and the warrants, a selling securityholder may not convert the notes or exercise the warrants to the extent (but only to the extent) such selling securityholder or any of its affiliates would beneficially own a number of shares of our common stock which would exceed 4.9%. The number of shares in the second column reflects these limitations. The selling securityholders may sell all, some or none of their shares in this offering.  See “Plan of Distribution.”

Maximum
			Shares of	Number of Shares
	Principal Amount		Common Stock	of Common Stock	Shares of Common
	of Notes Offered	Warrants Offered	Beneficially	Being Offered	Stock Beneficially
Name of Selling	pursuant to this	Pursuant to this	Owned Prior to	Pursuant to this	Owned After
Securityholder	Prospectus	Prospectus	Offering	Prospectus	Offering
			Number %		Number	%
Bard Micro-Cap Value Fund L.P.(1)	$100,000	23,530	47,060 *	56,472	-	-
Veronica Beard(21)	$50,000	11,765	27,280 *	28,236	3,750	-

Name of Selling Securityholder	Principal Amount of Notes Offered pursuant to this Prospectus		Warrants Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock Being Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering
				Number	%		Number	%
Anson M. Beard, Jr.(2)		$225,000	52,942	105,884	1.4	127,061	-	-
Albert Behler(33)		$507,973	119,523	759,046	9.7	286,856	520,000	6.9
Betsy J. Bernard Trust DTD 6/5/2000(3)		$100,000	23,530	47,060	*	56,472	-	-
Clark A. Beebe (4)		$50,000	11,765	23,530	*	28,236	-	-
Bruce C. Conway(5)		$100,000	23,530	47,060	*	56,472	-	-
Churchill Drive Investors LLC(29)		$253,931	59,748	309,496	4.1	143,396	190,000	2.6
Katharine Bard Dickson & Mark A. Dickson JTWROS(5)		$100,000	23,530	47,060	*	56,472	-	-
Eagle Hawk Partners , LP(40)		$250,000	58,824	117,648	1.6	141,178	-	-
Endeavor Asset Management, L.P.(6)		$100,000	23,530	47,060	*	56,472	-	-
Equity Trust Company d.b.a. Sterling Trust, Custodian FBO Leonid Frenkel IRA(30)		$100,000	23,530	47,060	*	56,472	-	-
Michael M. Fay and Karen R. Fay(5)		$100,000	23,530	47,060	*	56,472	-	-
Charles Fitzgerald(5)		$100,000	23,530	47,060	*	56,472	-	-
David Graham(8)		$200,000	47,059	94,118	1.3	112,942	-	-
James Gelly(5)		$100,000	23,530	47,060	*	56,472	-	-
Gilford Securities Incorporated(7)		-	109,176	109,176	1.5	131,012	-	-
James Mulvihill TTEE Sunset Group Inc. PSP(31)		$253,917	59,745	194,490	2.6	143,388	75,000	1.0
John Herbert (8)		$200,000	47,059	94,118	1.3	112,942	-	-
John Z. Kukral 1998 Long Term Trust(28)		$253,868	59,734	309,468	4.1	143,362	190,000	2.6
Joseph A. Panepinto 2008 GRAT(43)		$100,000	23,530	47,060	*	56,472	-	-
Harbor Watch Partners, L.P.(37)		$125,000	29,412	58,824	*	70,589	-	-
High Street Industrial, LLC(26)		$253,965	59,757	239,514	3.2	143,417	120,000	1.6
H. Robert Holmes(8)		$200,000	47,059	94,118	1.3	112,942	-	-
HSK Funding Inc.(35)		$254,000	59,765	1,031,766	13.3	143,436	912,236	12.0
Timothy B. Johnson(9)		$200,000	47,060	94,120	1.3	112,944	-	-
K. Deane Reade Express PSP Keogh Plan(10)		$50,000	11,765	23,530	*	28,236	-	-
Dolores Klein(5)		$100,000	23,530	47,060	*	56,472	-	-
Lake Isle Corp(24)		$1,761,917	414,570	2,117,114	24.1	994,968	1,184,084	15.1
Mark R. Patterson Revocable Trust(11)		$100,000	23,530	47,060	*	56,472	-	-
Winston S. Marshall(41)		-	-	80,000	1.1	80,000	-	-
Christopher K. Mellon(8)		$200,000	47,059	94,118	1.3	112,942	-	-
Dominic Moross(42)		-	-	40,000	*	40,000	-	-
MRP Holdings LLC(12)		$508,014	119,533	339,066	4.5	286,880	100,000	1.4
Christopher Mulvihill(38)		$1,451,000	341,412	1,227,824	15.0	819,389	545,000	7.3
Devin Murphy(25)		$254,000	59,765	309,530	4.1	143,436	190,000	2.6
	$						-	-
Duane C. Parcells(14)		$300,000	70,589	141,178	1.9	169,419	-	-

Name of Selling Securityholder	Principal Amount of Notes Offered pursuant to this Prospectus	Warrants Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned Prior to Offering		Maximum Number of Shares of Common Stock Being Offered Pursuant to this Prospectus	Shares of Common Stock Beneficially Owned After Offering
			Number	%		Number	%
Parnon Investments, LLC(27)	$50,000	11,765	23,530	*	28,236	-	-
Kathryn M. Parsons(5)	$100,000	23,530	47,060	*	56,472	-	-
Andrew Perry(15)	$50,000	11,765	23,530	*	28,236	-	-
Jerry William Pope(4)	$50,000	11,765	23,530	*	28,236	-	-
Louis C. Rose(14)	$300,000	70,588	141,176	1.9	169,412	-	-
Amory L. Ross(39)	$100,000	23,530	47,060	*	56,472	-	-
Philip J. Rubinfeld(8)	$200,000	47,059	94,118	1.3	112,942	-	-
Sail Energy LLC(22)	$300,142	70,622	389,644	5.2	169,493	248,400	3.4
SB&G Properties, LC(23)	$220,763	51,945	272,198	3.7	124,668	168,308	2.3
Jeffrey S. Schulz & Kathleen A. Schulz(16)	$250,000	58,824	117,648	1.6	141,178	-	-
M. Edward Sellers & Susan D. Boyd JTWROS(4)	$50,000	11,765	23,530	*	28,236	-	-
George Stamos(5)	$100,000	23,530	47,060	*	56,472	-	-
Stan Checketts Properties, LLC(34)	$133,571	31,429	759,969	10.0	75,430	593,221	8.0
The Fred R. Gumbinner Living Trust (13)	$25,000	5,883	11,766	*	14,120	-	-
Randy Underleider(17)	$25,000	5,883	15,293	*	14,120	3,527	*
Venturetek L.P.(32)	$292,461	68,815	1,709,961	21.2	165,156	1,468,441	18.8
VN Advisors, LLC(18)	$50,000	11,765	23,530	*	28,236	-	-
W Seymour Industries Inc.(36)	$300,000	70,589	141,178	1.9	169,414	-	-
William K Kellogg 1953 Trust(19)	$50,000	11,765	23,530	*	28,236	-	-
YG Funding Group, LLC(20)	$75,000	17,648	35,296	*	42,356	-	-

*Denotes less than 1%.

(1)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants. The General Partner of Bard Micro-Cap Value Fund L.P. is Bard Associates, Inc.  Timothy B. Johnson is the President of Bard Micro-Cap Value Fund L.P. and Bard Associates, Inc.  The selling securityholder has informed us that Timothy B. Johnson has voting and dispositive power over the securities held by Bard Micro-Cap Value Fund L.P.

(2)	Includes 52,942 shares issuable upon conversion of the note and 52,942 shares issuable upon exercise of warrants.

(3)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants.  The selling securityholder has informed us that Betsy J. Bernard, as trustee, has voting and dispositive power over the securities held by the trust.

(4)	Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants.

(5)	Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants.

(6)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants. The selling securityholder informed us that Patrick Tully is the general partner of Endeavor Asset Management, L.P. and has voting and dispostive power over the securities held by Endeavor Asset Management, L.P.

(7)
All shares are issuable upon exercise of warrants issued to Gilford Securities Incorporated as compensation for services as placement agent.  The selling securityholder has informed us that Robert A. Maley, as President and Chief Executive Officer of Gilford Securities Incorporated, has voting and dispositive power over the securities held by Gilford Securities Incorporated.

(8)	Includes 47,059 shares issuable upon conversion of the note and 47,059 shares issuable upon exercise of warrants.

(9)
Includes securities held by Bard Micro-Cap Value Fund L.P. See note (1) above.  Also, includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants held by Mr. Johnson.

(10)
Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants.  The selling securityholder has informed us that  K. Deane Read, Jr., has voting and dispositive power over the securities held by K. Deane Read Express PSP Keogh Plan.

(11)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants. The selling securityholder has informed us that Mark R. Patterson, as trustee, has voting and dispositive power over the securities held by the trust.  Mr. Patterson is the Chief Executive Officer and a director of Boomerang.  See also “Certain Relationships and Related Transactions.”

(12)
Includes 119,533 shares issuable upon conversion of the note and 219,533 shares issuable upon exercise of warrants. The selling securityholder has informed us that Mark R. Patterson, as member, has voting and dispositive power over the securities held by the MRP Holdings LLC.  Mr. Patterson is the Chief Executive Officer and a director of Boomerang.  See also “Certain Relationships and Related Transactions.”

(13)
Includes 5,883 shares issuable upon conversion of the note and 5,883 shares issuable upon exercise of warrants. The selling securityholder has informed us that Fred Gumbinner, as trustee of the trust, has voting and investment power over the securities held by the trust.

(14)	Includes 70,589 shares issuable upon conversion of the note and 70,589 shares issuable upon exercise of warrants.

(15)
Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants. The selling securityholder informed us that he  is a registered financial advisor with UBS Financial Services, Inc., a  registered broker-dealer.

(16)	Includes 58,824 shares issuable upon conversion of the note and 58,824 shares issuable upon exercise of warrants.

(17)
Includes 3,527 shares held directly by Mr. Ungerleider, 5,883 shares issuable upon conversion of the note and 5,883 shares issuable upon exercise of warrants.  Mr. Ungerleider’s company, Print Communications, Inc.,  has provided advertising services to Boomerang.   For such services, since September 2008, we have  paid $37,000 to Print Communications, Inc.

(18)
Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants.  The selling securityholder has informed us that Victor Nesi, as managing member, has voting and dispositive power over securities held by VN Advisors, LLC.  Mr. Nesi is an affiliate of Stifel, Nicoloaus & Company, Incorporated, a registered broker-dealer.

(19)
Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants. The selling securityholder has informed us that Debra Patterson, Vice President of US Trust Company of Delaware, trustee of the trust, has voting and dispositive power over the securities held by the trust.

(20)
Includes 17,648 shares issuable upon conversion of the note and 17,648 shares issuable upon exercise of warrants. The selling securityholder has informed us that Larry Yogel, as managing member, has voting and dispositive power over the securities held by YG Funding Group, LLC.

(21)
Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants.  The selling securityholder informed us that it also includes 1,875 shares of common stock held directly by Ms. Beard and 1,875 shares of common stock held directly by Anson H. Beard.

(22)
Includes 70,622 shares issuable upon conversion of the note, 194,822 shares issuable upon exercise of warrants and 124,200 shares of common stock held directly by Sail Energy LLC.  The selling securityholder has informed us that Gail Mulvihill has voting and dispositive power over the securities held by Sail Energy LLC.

(23)
Includes 84,154 shares held directly, 51,945 shares issuable upon conversion of the note and 136,099 shares issuable upon exercise of warrants. SB&G Properties, LLC is owned by Lake Isle Corp., Venturetek L.P. and Stan Checketts Properties, LLC, all of which are selling securityholders.  The selling securityholder informed us that Stanley J. Checkets, the Chief Executive Officer of our subsidiary and director, Gail Mulvihill, one of our principal stockholders, and Burton I. Koffman, one of our principal stockholders share voting and dispositive power over the securities held by SB&G Properties, LLC.  See “Certain Relationships and Related Transactions.”

(24)
Includes 194,454 shares held directly by Lake Isle Corp, 564,570 shares issuable upon the exercise of warrants, and 414,570 shares issuable upon the conversion of notes held by Lake Isle Corp. Also includes, 84,154 shares held directly by SB&G Properties, LLC and 51,945 shares issuable upon conversion of the note and 136,099 shares issuable upon exercise of warrants held by SB&G Properties, LLC, which is also a selling securityholder, and 335,661 shares held directly by J and A Financing, Inc. and 335,661 shares issuable upon exercise of warrants held by J and A Financing, Inc.  Lake Isle Corp.  is an owner of SB&G Properties, LLC and J and A Financing, Inc. The selling security holder has informed us that Gail Mulvihill has voting and dispositive power over securities held by Lake Isle Corp.

(25)
Includes 59,765 shares issuable upon conversion of the note and 179,765 shares issuable upon exercise of warrants.  The selling securityholder informed us that it also includes 70,000 shares of common stock held directly by Mr. Murphy.

(26)
Includes 59,757 shares issuable upon conversion of the note and 144,757 shares issuable upon exercise of warrants. The selling securityholder informed us that it also includes 35,000 shares of common stock held directly by High Street Industrial, LLC. The selling securityholder also informed us that Evan Zucker, as manager, has voting and dispositive power over the securities held by High Street Industrial, LLC.

(27)
Includes 11,765 shares issuable upon conversion of the note and 11,765 shares issuable upon exercise of warrants. The selling securityholder informed us that Mark S. Goldstein, as managing member, has voting and dispositive power over the securities held  by Parnon Investments, LLC.

(28)
Includes 59,734 shares issuable upon conversion of the note and 179,734 shares issuable upon exercise of warrants.  The selling securityholder informed us that it also includes 70,000 shares of common stock held directly by the John Z. Kukral 1998 Long Term Trust.  The selling securityholder also informed us that Karin B. Kukral, as trustee, has voting and dispositive power over the securities held by the John Z. Kukral 1998 Long Term Trust.

(29)
Includes 59,748 shares issuable upon conversion of the note and 179,748 shares issuable upon exercise of warrants.  The selling securityholder informed us that it also includes 70,000 shares of common stock held directly by Churchill Drive Investors LLC.  The selling securityholder also informed us that John Blumberg, as sole member, has voting and dispositive power over the securities held by the Churchill Drive Investors LLC.

(30)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants.  The selling securityholder informed  us that Leonid Frenkel has voting and dispositive power over the  securities held by Equity Trust Company d.b.a. Sterling Trust,  Custodian FBO Leonid Frenkel IRA.

(31)
Includes 59,745 shares issuable upon conversion of the note and 109,745 shares issuable upon exercise of warrants.  The selling securityholder informed us that it also includes 25,000 shares of common stock held directly by the James Mulvihill TTEE Sunset Group Inc.  PSP. The selling securityholder informed  us that James Mulvihill, as administrator, has voting and dispositive power over the securities held by the James Mulvihill TTEE Sunset Group Inc.  PSP.  Mr. Mulvihill is the brother of Christopher Mulvihill, our President and director, and son of Gail Mulvihill, one of our principal stockholders.

(32)
Includes 509,462 shares owned directly by Venturetek, LP., and 188,164 shares issuable upon exercise of warrants, and 68,815 shares issuable upon the conversion of notes held by Venturetek. Also includes, 84,154 shares held directly by SB&G Properties, LLC and 51,945 shares issuable upon conversion of the note and 136,099 shares issuable upon exercise of warrants held by SB&G Properties, LLC, which is also a selling securityholder, and 335,661 shares held directly by J and A Financing, Inc. and 335,661 shares issuable upon exercise of warrants held by J and A Financing, Inc.  Venturtek , LP  is an owner of SB&G Properties, LLC and J and A Financing, Inc. The selling securityholder has informed us that David Selengut exercises voting and dispositive power over the shares held by Venturetek, LP. See “Certain Relationships and Related Transactions.”

(33)	Includes 210,000 shares owned directly, 119,523 shares issuable upon conversion of the note and 429,523 shares issuable upon exercise of warrants.

(34)
Includes 379,123 shares owned directly, 31,429 shares issuable upon conversion of the note and  77,219 shares issuable upon exercise of warrants.  Also includes 84,154 shares held directly by SB&G Properties, LLC and 51,945 shares issuable upon conversion of the note and 136,099 shares issuable upon exercise of warrants held by SB&G Properties, LLC, which is also a selling securityholder.  Stan Checketts Properties, LLC is an owner of SB&G Properties, LLC.  The selling  securityholder has informed  us that Stanley J. Checketts, Chief Executive Officer of our subsidiary and one of our directors, has voting and dispositive power  over the securities held by Stan Checketts  Properties,  LLC. See “Certain Relationships and Related Transactions.”

(35)
Includes 562,838 shares owned directly, 59,765 shares issuable upon conversion of the note and 409,163 shares issuable upon exercise of  warrants. The selling securityholder informed us that Burton I. Koffman has voting and dispositive power over the securities held by HSK Funding Inc.  See “Certain Relationships and Related Transactions.”

(36)
Includes 70,589 shares  issuable upon conversion of the note and 70,589 shares issuable upon exercise of warrants.  The selling securityholder has informed  us that Ward Seymour has voting and dispositive power over the securities held by W Seymour Industries Inc.

(37)
Includes 29,412 shares issuable upon conversion of the note and 29,412 shares issuable upon exercise of warrants.  The selling securityholder has informed us that Anita J. Siegel and Amory L. Ross, as trustees of The Sunnybrook Trust, the general partner of Harbor Watch Partners, LP, have voting and dispositive power over the securities held by Harbor Watch Partners, LP.

(38)
Includes 325,000 shares  held directly, 200,000 shares issuable  upon exercise of  options, 341,412 shares issuable upon conversion of the  note and 341,412 shares issuable upon exercise of warrants.  Also includes 20,000 shares held by Great Delaware & American, Inc., which Mr. Mulvihill exercises voting and dispositive power. Christopher  Mulvihill is our President and director and son of Gail Mulvihill, one of our  principal stockholders.  See “Certain Relationships and  Related Transactions.”

(39)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants.  Also includes 29,412 shares issuable up0n conversion of the note and 29,412 shares issuable upon exercise of warrants held by Harbor Watch Partners, LP.  See note (37) above.

(40)
Includes 58,824 shares issuable upon conversion of the note and 58,824 shares issuable upon exercise of warrants. The selling securityholder has informed us that David P. O’Connor, as managing member of the general partner of Eagle Hawk Partners, LP, has voting and dispositive power over the shares held by Eagle Hawk Partners, LP.

(41)	Includes 40,000 shares of common stock and 40,000 shares issuable upon exercise of warrants.

(42)	Includes 2 0,000 shares of common stock and 20,000 shares issuable upon exercise of warrants.

(43)
Includes 23,530 shares issuable upon conversion of the note and 23,530 shares issuable upon exercise of warrants. The selling securityholder has informed us that Stefania Panepinto and Aurelia DiCristo have voting and dispositive power over the securities held by the Joseph A. Panepinto 2008 GRAT.

 PLAN OF DISTRIBUTION

We are registering the notes, warrants, shares of common stock issuable upon conversion of the notes and exercise of the warrants and shares of common stock and shares of common stock issuable upon exercise of warrants issued in the 2010 private placement to permit the resale of these securities by the holders of the securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling securityholders of the securities, however, we will receive proceeds from the exercise of the warrants, to the extent the cashless exercise provision is not utilized. We will bear all fees and expenses incident to our obligation to register the securities.

The selling securityholders may sell all or a portion of the securities held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the securities are sold through underwriters or broker-dealers, the selling securityholders will be responsible for underwriting discounts or commissions or agent’s commissions. The initial public offering price for the warrants will be between $1.75 and $2.13 per warrant. In calculating this price range, we used the Black-Scholes option pricing model, which utilizes inputs such as the closing price of our common stock, exercise price of the warrants, assumed dividend yield, assumed risk-free interest rate, expected volatility and expected term to approximate the values. The initial public offering price for the notes will be the principal amount of the note. The initial public offering price for the common stock will be $5.00 per share until the shares of common stock are quoted on a national securities exchange, the OTC Bulletin Board or another quotation platform designated by the SEC as an automated trading system at which time the shares of common stock will be sold at prevailing market prices or at privately negotiated prices. There can be no assurance our common stock will be quoted on a national securities exchange, the OTC Bulletin Board or any other such platform.

These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling securityholders may also sell the securities under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling securityholders may transfer the securities by other means not described in this prospectus. If the selling securityholders effect such transactions by selling the securities to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling securityholders or commissions from purchasers of the securities for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging in positions they assume. The selling securityholders may also sell securities short and deliver securities covered by this prospectus to close out short positions and to return borrowed securities in connection with such short sales. The selling securityholders may also loan or pledge the securities to broker-dealers that in turn may sell such securities.

The selling securityholders may pledge or grant a security interest in some or all of the notes, warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer and donate the securities in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling securityholders and any broker-dealer participating in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the securities is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of securities being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

The securities covered by this prospectus will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the securities covered by this prospectus may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with. We have not taken any steps to register, or otherwise permit the sale of, the securities covered by this prospectus under any state laws. Each of the selling securityholders is required to take all necessary steps to meet state law requirements prior to selling any securities under this prospectus. Potential investors should consider getting representations from the applicable selling securityholder confirming that such selling securityholder has complied with all applicable state laws in order to confirm that the purchase by such investor complies with applicable state laws.

There can be no assurance that any selling securityholder will sell any or all of the securities registered pursuant to the registration statement, of which this prospectus forms a part.

The selling securityholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the securities by the selling securityholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We will pay all expenses of the registration of the securities pursuant to the registration rights agreement; provided, however, a selling securityholder will pay all underwriting discounts and selling commissions, if any. We will not receive any proceeds from the sale of the securities, however, we will receive proceeds from the exercise of the warrants, to the extent the cashless exercise provision is not utilized. We will indemnify the selling securityholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling securityholders will be entitled to contribution. We may be indemnified by the selling securityholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling securityholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

The following summarizes the material provisions of the securities offered by the selling securityholders, our capital stock and important provisions of our certificate of incorporation and bylaws. This summary is not complete and is qualified by our certificate of incorporation, bylaws, form of note and form of warrant, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part and by the provisions of applicable law.

As of the date of this prospectus, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.01 per share. As of February 28, 2012, there were 7,277,192 shares of common stock and no shares of preferred stock will be outstanding. If all of the notes and warrants covered by this prospectus were converted or exercised, then, as of February 28, 2012, there would have been 12,856,780 shares of common stock outstanding. This number assumes no exercise of outstanding options and other warrants that, as of the date of this prospectus are exercisable to purchase an aggregate of 5,227,569 shares of common stock.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, and do not have cumulative voting rights. A plurality of the votes cast in the election of directors is sufficient to elect nominees to our board of directors. The holders of common stock are entitled to receive dividends as may be declared by the board of directors, provided that no dividends or other distributions on our common stock may be paid, nor may any shares of our common stock be purchased, redeemed or otherwise acquired for value by us if any shares of our Series A Convertible Preferred Stock are outstanding. Upon our liquidation, dissolution or winding up, and subject to any prior rights of outstanding preferred stock, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets available for distribution to our stockholders after satisfaction of all of our liabilities and the payment of the liquidation preference of any preferred stock that may be outstanding. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable. The holders of our common stock have no preemptive or other subscription rights to purchase our common stock.

Notes

The notes are convertible into common stock at $4.25 per share, referred to as the Conversion Price, subject to weighted average adjustment for issuances of common stock or common stock equivalents below the Conversion Price, subject to certain exceptions.

Interest accrues on the notes at 6% per annum. Interest is payable quarterly, commencing on December 31, 2011, at the Company’s option, interest may be payable in: (i) cash or (ii) shares of the common stock. If the Company elects to pay interest in shares of its common stock on an interest payment date, the number of shares issuable will be equal to the quotient obtained by dividing the amount of accrued and unpaid interest payable on such interest payment date by the lesser of: (i) the Conversion Price, and (ii) the average of the last sale price of the common stock during the ten (10) consecutive trading days ending on the fifth (5th) trading day immediately preceding such interest payment date, referred to as the “Average Price, if the average daily trading volume, referred to as the ADTV of the common stock for the ten (10) trading days prior to the interest payment date is less than $100,000 per day, provided, however if the ADTV is equal to or greater than $100,000, it will be the Average Price, and not the Conversion Price.

The outstanding principal amount of the notes and accrued and unpaid interest thereon will automatically convert into a number of shares of common stock determined by dividing the outstanding principal amount of the Notes plus accrued and unpaid interest thereon, by the Conversion Price in effect on the mandatory conversion date. The mandatory conversion date is the date on which (i) the last sale price of the common stock on 20 of the 30 immediately preceding trading days equals or exceeds 200% of the Conversion Price; (ii) the shares issuable upon conversion of the notes are eligible for resale under an effective registration statement and/or Rule 144 promulgated under the Securities Act of 1933, as amended, without restriction as to volume or manner of sale and (iii) the ADTV during such 30 trading day period equals or exceeds $500,000.

If an event of default as defined in the notes exists, the holder may declare the entire principal of, and all interest accrued and unpaid on, the note then outstanding to be, due and payable.

For so long as the notes are outstanding, without the prior written consent of the holders of at least a majority of the aggregate principal amount of the notes, the Company may not:

•
create, incur, assume or suffer to exist, any indebtedness, contingent and otherwise, which should, in accordance with generally accepted accounting principles consistently applied, be classified upon the Company's balance sheet as liabilities and which would be senior or pari passu in right of payment to the notes, except for: (i) secured or unsecured debt issued to a bank or financial institution on commercially reasonable terms, or (ii) any other debt not to exceed $5 million, individually, or in the aggregate;

•
may not permit its subsidiaries to, engage in any transactions with any officer, director, employee or any affiliate of the Company, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, in each case in excess of $50,000, other than: (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of the Company as fair in all respects to the Company, (ii) reimbursement for expenses incurred on behalf of the Company, (iii) transactions and written arrangements in existence on the date of the initial issuance of the notes, and any amendments, modifications, cancellations, terminations, limitations and waivers approved by a majority of the independent disinterested directors of the Company; and

•
may not permit any subsidiary to: (i) declare or pay any dividends or make any distributions to any holder(s) of Common Stock or such subsidiaries (other than dividends and distributions from a subsidiary to the Company) or (ii) purchase or otherwise acquire for value, directly or indirectly, any shares or other equity security of the Company, other than the notes or warrants.

Warrants

The Warrants are exercisable at $4.25 per share, subject to weighted average adjustment for issuance below the exercise price, subject to certain exceptions. Cashless exercise is permitted if the average trading volume of the Company’s common stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the common stock during the five (5) consecutive trading days prior to the notice of exercise. In certain instances, a holder shall not be permitted to exercise the Warrant if such exercise would result in such holder’s total ownership of the Company’s common stock exceeding 4.9%. Depending on when the warrants were issued, the warrants expire on November 1, 2016, November 18, 2016 or December 9, 2016.

Preferred Stock

Subject to the provisions of the certificate of incorporation and limitations prescribed by law, the board of directors has the authority, without further vote or action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of the preferred stock, including:

•	dividend rights;

•	dividend rates;

•	conversion rates;

•	voting rights;

•	terms of redemption;

•	redemption prices;

•	liquidation preferences;

•	sinking funds;

•	other rights, preferences and restrictions applicable to each series; and

•	the number of shares constituting any series or the designation of the series, which may be senior to those of the common stock.

We have no present plans to issue any shares of preferred stock.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, and merger or otherwise, and, as a result, protect the continuity of our management. The issuance of shares of the preferred stock under the board of directors’ authority described above may adversely affect the rights of the holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock.

Other Outstanding Options and Warrants

As of February 28, 2012, we have outstanding common stock purchase warrants to purchase an aggregate of 4,586,184 shares of our common stock exercisable at prices ranging from $2.00 to $25.00 and expiring on various dates commencing February 2013 through August 2016. These warrants were issued primarily in connection with capital raising transactions we engaged in prior to this offering as well as for services rendered. The warrants are subject to customary anti-dilution rights.

Also as of February 28, 2012, we have outstanding options to purchase an aggregate of 641,385 shares of our common stock exercisable at prices ranging from $2.00 to $18.00 and expiring on various dates commencing February 2013 through October 2020. These options were granted primarily as an inducement to the employment of various employees, consultants and contractors. The warrants are subject to customary anti-dilution rights.

Preemptive Right

Mr. Patterson’s amended employment agreement provides him with a preemptive right, pursuant to which Mr. Patterson has the right, but not the obligation, to maintain his then pro rata share of our issued and outstanding shares and warrants by purchasing additional shares and warrants each time we offer shares and/or warrants for sale.

Certificate of Incorporation and Bylaws

Limitation of Liability of Officers and Directors

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law for unlawful payment of a dividend or unlawful stock purchase or stock redemption; or

•	for any transaction from which the director derived an improper personal benefit.

To the extent that the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of our directors, our certificate of incorporation shall be deemed to include such further limitations. Our second amendment and restated bylaws also provide, with certain exceptions, for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

We have also entered into indemnification agreements with all of our directors, other than Mark Patterson. These indemnification agreements, among other things,

•	provide for indemnification which mirrors the provisions of the Delaware General Corporation Law;

•
provide for the mandatory advancement by us of expenses incurred by the director, provided that such director will repay the amounts advanced if it is determined that the director was not entitled to be indemnified by us;

•
provide further indemnification to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized in our certificate of incorporation, as amended, or second amendment and restated bylaws, or the Delaware General Corporation Law; and

•
provide that if the Delaware General Corporation Law is subsequently amended to increase the rights of directors to indemnification, those increased rights will be deemed to apply to us, but if such rights are narrowed, there will be no affect on the indemnification granted to the directors.

However, a director is not entitled to indemnification under these agreements with respect to (i) claims initiated by the director (except claims relating to the director’s right to indemnification), (ii) claims relating to the director’s right to indemnification that a court of competent jurisdiction determines were not made in good faith or were frivolous; (iii) expenses or liabilities for which a directors’ and officers’ liability insurance policy has paid the director directly; or (iv) expenses or payment of profits arising from the violation by the director of Section 16(b) of the Exchange Act, or any successor statute.

Mr. Patterson’s employment agreement provides that we will indemnify him to the greatest extent permitted by Section 145 of the Delaware General Corporation Law. These indemnification rights will survive the termination of Mr. Patterson’s employment for any reason.

The effect of these provisions is to eliminate our rights and our stockholders’ rights, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for a breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.

Business Combination Under Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner.

Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to, or increased ownership of us by, the interested stockholders. A “business combination” includes a merger or sale of more than 10.0% of our assets.

Section 203 defines an “interested stockholder” as:

•	a stockholder who owns 15% or more of our outstanding voting stock; or

•
our affiliate or associate that was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately prior to the date of determination of whether such person is an interested stockholder, and the affiliates and associates of such person.

Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

•
our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained such status;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers, and employee stock plans under which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

•
the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and is authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

This provision has an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of our common stock. With approval of our stockholders, we could amend our certificate of incorporation in the future to elect not to be governed by the anti-takeover law.

Amendment of Bylaws

Our bylaws may generally be altered, amended or repealed, and new bylaws may be adopted, by:

•	the affirmative vote of holders of not less than 75% of the voting power of our outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class; or

•
the affirmative vote of a majority of directors present at any regular or special meeting where there is a quorum of directors present, provided that any alteration, amendment or repeal of, or adoption of any bylaw inconsistent with, specified provisions of the bylaws, including those related to special and annual meetings of stockholders, the number and term of directors, nomination of directors, special meetings of directors, removal of directors, committees of the board of directors and indemnification of directors and officers, requires the affirmative vote of at least 75% of all directors then in office at a regular or special meeting called for that purpose.

Other Limitations on Stockholder Actions

Our bylaws also impose some procedural requirements on stockholders who wish to:

•	make nominations in the election of directors;

•	propose that a director be removed; or

•	propose any other business to be brought before an annual meeting of stockholders.

Under these procedural requirements, a stockholder nomination must include evidence that the nominator is a stockholder, and should include:

•	the name and address of the nominator;

•	the number of shares of each class or series of our capital stock beneficially owned by the nominator;

•	the name and address of each of the persons with whom the nominator is acting in concert, and the number of shares of our capital stock beneficially owned by such persons; and

•	a description of all arrangements or understandings between the nominator and the nominee pursuant to which the nomination is being made.

The nominator must also provide biographical information on their nominee, including:

•	the nominee’s name, age, business address and residence address;

•	the principal occupation or employment of the nominee;

•	the number of shares of our capital stock beneficially owned by the nominee;

•	the written consent of the nominee to having such person’s name placed in nomination at the meeting and to serve as a director as elected;

•	any other information regarding the nominee that is required pursuant to Regulation 14A of the Exchange Act; and

•	a notarized affidavit from the nominee stating that, if elected, he or she will serve and he or she is eligible for election as a member of our board of directors.

To bring a proposal to remove a director before an annual meeting of our stockholders, a stockholder must deliver to our Secretary:

•	notice of the proposal;

•	a statement of the grounds on which such director is proposed to be removed;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•
a list of the names and address of the other beneficial owners of shares of our capital stock with whom the stockholder is acting in concert, and the number of shares beneficially owned by each such beneficial owner.

In order to bring any other proposal before an annual meeting of stockholders, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation at the meeting to our corporate secretary along with the following:

•	a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting;

•	the name and address of the stockholder proposing such business;

•	the number of shares beneficially owned by the stockholder and evidence of such ownership;

•
a description of all arrangement or understandings between such stockholder and any other person or persons (including their names and the number of our shares beneficially owned by them) in connection with the proposal of such business;

•	any material interest of the stockholder in the proposal; and

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

To be timely in connection with an annual meeting of stockholders, a stockholder must generally deliver notice of a nomination, proposal to remove a director, or other business not less than 120 nor more than 180 days prior to the date on which the annual meeting of stockholders was held in the immediately preceding year, but in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding annual meeting of stockholders, a stockholder notice will be timely if received by us not later than the close of business on the later of (1) the 120th day prior to the annual meeting and (2) the 10th day following the day on which we first publicly announce the date of the annual meeting.

To be timely in connection with the election of a director at a special meeting of stockholders, a stockholder nomination must be received not less than 40 nor more than 60 days prior to the date of the special meeting, but in the event that less than 55 days’ notice or prior public disclosure of the date of the special meeting of the stockholders is given or made to the stockholders, a stockholder nomination will be timely if received by us not later than the close of business on the 10th day following the day on which a notice of the date of the special meeting was mailed to the stockholders or the public disclosure of that date was made.

Registration Rights

Two holders of an aggregate 60,000 shares of our common stock and a warrant to purchase 60,000 shares of our common stock have the right to have such shares, including the shares issuable on exercise of the warrant, included in any registration statement to be filed by us under the Securities Act, subject to the right of the underwriter in such offering the reduce the number of the holder’s shares to be registered in view of market conditions.

We also entered into a registration rights agreement with the subscribers and the placement agent in connection with the private placement of the notes and warrants. Pursuant to the registration rights agreement, we agreed to file a registration statement within 90 days after the closing date of the offering to register for resale or the notes, the warrants, the shares of common stock issuable upon conversion of the notes and exercise of the warrants (collectively, referred to as the Registrable Securities). In the event that the SEC limits the number of Registrable Securities that may be included in the registration statement, we shall include only those Registrable Securities permitted by the Securities and Exchange Commission, or SEC, and shall file additional registration statements at the earliest practicable date as we are permitted to do so in accordance with SEC guidelines. We shall use our best efforts to cause (i) the Registration Statement to be effective within 150 days of the offering, and (ii) any additional registration statements to be declared effective within 90 days of the required filing date.

In the event that a registration statement is not filed or declared effective by the SEC by the applicable deadline, we will pay to the holders of Registrable Securities an amount equal to 1% of the original principal amount of the investor’s note, multiplied by a fraction with the numerator equal to the number of Registrable Securities that were required to be included in the Registration Statement which is not so filed, declared effective or maintained and otherwise are unsold at the time of such failure and the denominator equal to the sum of the total number of shares issued or issuable to the Investor upon conversion of the notes and exercise of the warrants purchased pursuant to the subscription agreement and owned by such holder.

Transfer Agent and Registrar

The transfer agent and warrant agent and registrar for our common stock is American Stock Transfer & Trust Company. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (718) 921-8261.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax consequences relevant to U.S. holders (as described below) of Notes, common stock received upon conversion of the Notes or exercise of the Warrants (the “common stock”) and, in certain circumstances, Warrants.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of a Note, common stock, or a Warrant that is any of the following for U.S. federal income tax purposes:

•	An individual who is a citizen or resident of the United States or someone treated as a U.S. citizen for U.S. federal income tax purposes;

•
A corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia (and certain entities formed outside the United States and treated as U.S. corporations under specialized sections of the Internal Revenue Code of 1986, as amended (the “Code”));

•	An estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•
A trust if: (a) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (b) the trust was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations (as defined below) to be treated as a U.S. person.

This summary is for general information purposes only and is not exhaustive of all of the U.S. federal income tax considerations that may be relevant to a decision to purchase Notes, common stock, or Warrants, nor any tax consequences arising under other federal tax laws (e.g., estate and gift tax) or under the laws of any state, local or foreign jurisdiction.  This discussion is based upon current provisions of the Code, Treasury Regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations (the “Treasury Regulations”)), rulings, current administrative interpretations, and official pronouncements by the Internal Revenue Service (the “IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, including possibly with a retroactive effect.  Such changes could materially and adversely affect the tax consequences to a holder described below.  No assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

In addition, the possible application of U.S. federal estate or gift taxes or any aspect of state, local, or non-U.S. tax laws is not considered.  This summary does not address all aspects of U.S. federal income taxation that may be important to a particular U.S. holder in light of its investment or tax circumstances.  This summary is not intended to be applicable to special categories of investors, including but not limited to dealers in securities, banks, insurance companies, real estate investment trusts, regulated investment companies, controlled foreign corporations, tax-exempt organizations, U.S. expatriates, persons that hold the Notes, common stock and Warrants as part of a straddle or conversion transaction, partnerships or other pass-through entities that purchase, own or dispose of the Notes, common stock and Warrants, and holders subject to the alternative minimum tax.

In addition, this discussion is limited to U.S. holders who hold the Notes, common stock, and Warrants as capital assets (generally property held for investment), and initial purchasers of Notes who acquire the Notes at the original issue price within the meaning of Section 1273 of the Code.  This summary also assumes that the IRS will respect the classification of the Notes as indebtedness for U.S. federal income tax purposes.  We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring or holding a Note, common stock, or Warrant.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds a Note, common stock, or Warrant, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.  A holder of a Note, common stock, or Warrant that is a partnership and partners in such partnership should consult their own tax advisors regarding the U.S. federal income tax consequences of holding and disposing of the Note, common stock, or Warrant.

THE FOREGOING SUMMARY OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  IT DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A U.S. HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND INCOME TAX SITUATION.  PROSPECTIVE U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES THAT WOULD RESULT FROM THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, COMMON STOCK, AND WARRANTS, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS (INCLUDING ESTATE AND GIFT TAX RULES) AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS, AS WELL AS THE APPLICATION UNDER ANY APPLICABLE TAX TREATY.

Issuance of a Unit

A Note and Warrant will constitute an investment unit (a “Unit”).  For purposes of determining a U.S. holder’s basis in each Unit, the amount paid to acquire the Unit will be allocated between the Note and Warrant based on their respective relative fair market values as determined by the Company.  The allocation by the Company will be binding on each U.S. holder, unless the U.S. holder explicitly discloses (in a statement attached to the U.S. holder’s timely filed U.S. federal income tax return for the year that includes the acquisition date of the Unit) that his allocation of a Unit’s issue price between the Notes and the Warrants is different from the Company’s allocation.  The Company’s determination of the allocation is not binding on the IRS and is not necessarily indicative of prices at which the Notes or Warrants may actually trade.  The balance of this discussion assumes that the Company’s allocation will be respected for U.S. federal income tax purposes.

Exchange of Outstanding Debentures of the Company for Units

Certain holders were issued Units in exchange for the cancellation of outstanding notes or debentures of the Company (the “Debentures”).  It is our understanding, and the following discussion assumes, that the face amount of each U.S. holder’s retired Debenture is equal to the fair market value of the Units issued to each holder as determined on the date of issuance and, therefore, there is no cancellation of indebtedness income.  However, this determination is not binding on the IRS, and the IRS may take a contrary position regarding this issue.

U.S. Holders

Original Issue Discount

The allocation of a portion of the purchase price to the Warrants may cause the Notes to be issued with original issue discount (“OID”) for United States federal income tax purposes.  Accordingly, each U.S. Holder will be required to include in income (regardless of whether such U.S. Holder is a cash or accrual basis taxpayer) in each taxable year, in advance of the receipt of cash payments on such Notes, that portion of the OID, computed on a constant interest rate basis, attributable to each day during such year on which the U.S. Holder held the Note.  See “U.S. Holders — Taxation of Original Issue Discount” below.  The amount of OID with respect to each Note will be equal to the excess of (i) its “stated redemption price at maturity” over (ii) its “issue price.”

Under the OID Regulations, the “stated redemption price at maturity” of each Note will include all payments to be made in respect thereof, other than payments of “qualified stated interest” (i.e., interest that is unconditionally payable at least annually).

The “issue price” of the Notes is the first price at which a substantial amount of the Notes are sold.  For this purpose, sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers are ignored.  Because the Notes were issued as part of an “investment unit” for United States federal income tax purposes, the first price at which a substantial amount of the Notes are sold will be determined by allocating the issue price to the Notes and Warrants based on their relative fair market values, as determined on the date of issuance.

Taxation of Original Issue Discount

A U.S. holder of a debt instrument issued with OID is required to include in its gross income for U.S. federal income tax purposes an amount equal to the sum of the “daily portions” of such OID for all days during the taxable year in which such holder holds the debt instrument, including the purchase date and excluding the disposition date.  The daily portions of OID required to be included in a U.S. holder’s gross income in a taxable year will be determined on a constant interest rate basis by allocating to each day during the taxable year on which the holder holds the debt instrument a pro rata portion of the OID on such debt instrument which is attributable to the “accrual period” in which such day is included.  The amount of the OID on a Note attributable to each accrual period will be the product of (i) its “adjusted issue price” at the beginning of such accrual period multiplied by (ii) its “yield to maturity.”  The “adjusted issue price” of a Note at the beginning of an accrual period will be its issue price plus the aggregate amount of OID that accrued in all prior accrual periods (determined without regard to the rules described below concerning acquisition premium) less any cash payments on the Note.  The Note’s “yield to maturity” is that discount rate which, when used in computing the present value of all principal and stated interest payments to be made on a Note, produces an amount equal to its issue price.

Acquisition Premium

If a U.S. holder purchases a Note issued with OID at an “acquisition premium,” the amount of OID that the U.S. holder includes in gross income is reduced to reflect the acquisition premium.  A Note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase, is (a) less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest and (b) greater than the Note’s issue price.

If a Note is purchased at an acquisition premium, the U.S. holder reduces the amount of OID that otherwise would be included in income during an accrual period by an amount equal to (i) the amount of the OID otherwise includible in income multiplied by (ii) a fraction, the numerator of which is the excess of the adjusted basis of the note immediately after its acquisition by the purchaser over the issue price of the Note and the denominator of which is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note’s issue price.

As an alternative to reducing the amount of OID that otherwise would be included in income by this fraction, the U.S. holder may elect to compute OID accruals by applying the constant yield method described above.

Market Discount

If a U.S. holder acquires a Note at a cost that is less than its issue price, the amount of such difference is treated as market discount for U.S. federal income tax purposes, unless such difference is de minimis.  Such difference will be de minimis if it is an amount less than .0025 multiplied by the stated redemption price at maturity of the note multiplied by the number of complete years to maturity of the note (from the date of acquisition).

Under the market discount rules of the Code, a U.S. holder is required to treat any payment that does not constitute a payment of qualified stated interest on, or any gain on the sale, exchange, retirement, or other disposition of, a Note as ordinary income to the extent of the accrued market discount that has not previously been included in income.  If such Note is disposed of by the U.S. holder in certain otherwise nontaxable transactions, accrued market discount must be included as ordinary income by the U.S. holder as if the holder sold the Note at its then fair market value.  If a Note with accrued market discount is converted into common stock pursuant to the conversion feature, the amount of such accrued market discount not previously included in income generally will be taxable as ordinary income on the disposition of the common stock.

In general, the amount of market discount that has accrued is determined on a ratable basis. A U.S. holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis.  This election is made on a note-by-note basis and is irrevocable.

With respect to Notes with market discount, a U.S. holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry the Notes.  A U.S. holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence will not apply.  This election will apply to all debt instruments acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.  A U.S. holder’s tax basis in a Note will be increased by the amount of market discount included in the holder’s income under the election.

Interest Deduction for the Company

At the Company’s option, interest on the Notes may be payable in: (i) cash or (ii) shares of common stock.  Because interest on the Company’s Notes is payable in equity at the Company’s option and there is substantial certainty that the option will be exercised, the Company will generally be denied a deduction for interest paid or accrued on the Notes.

Sale, Exchange or Other Taxable Disposition of the Notes

Upon the sale, exchange, or other taxable disposition of a Note, a U.S. holder generally will recognize U.S. source gain or loss equal to the difference between the amount realized upon the sale, exchange, or other disposition (less an amount equal to any accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income tax by the U.S. holder) and the adjusted tax basis of the Note.  A U.S. holder’s adjusted tax basis in a Note will, in general, be its cost of that Note to such U.S. holder (i.e., the portion of the Unit purchase price allocated to such Note), increased by any OID and any market discount that the U.S. holder previously elected to include in income prior to the disposition.

Subject to the discussion of market discount above, any gain or loss will be capital gain or loss to the U.S. holder.  Capital gains of noncorporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation.  Currently, the long-term capital gains rate is 15%, although the actual rates may be higher due to the phase out of certain tax deductions, exemptions and credits.  After 2012, the maximum rate on long-term capital gains is scheduled to be 20%.  However, given the uncertain economic conditions in the United States and the size of the federal deficit, tax rates are subject to change and prospective U.S. holders should consult their tax advisors.  The deductibility of capital losses is subject to limitations.

Conversions of Notes into Common Stock

A U.S. holder generally will not recognize any income, gain, or loss upon conversion of a Note into common stock except that the fair market value of the common stock received with respect to accrued interest (which will be taxable as ordinary interest income) and except with respect to cash received in lieu of a fractional share of common stock.  The adjusted tax basis of shares of common stock received on conversion will equal the adjusted tax basis of the Note converted (increased by the amount of income recognized upon conversion with respect to accrued interest, and reduced by the portion of adjusted tax basis allocated to any fractional share of common stock exchanged for cash).  The holding period of such common stock received on conversion will generally include the period during which the converted Note was held prior to conversion, except that the holding period of any common stock received with respect to accrued interest will commence on the date after conversion.

Cash received in lieu of a fractional share of common stock should generally be treated as a payment in exchange for such fractional share of common stock, not a dividend.  Gain or loss recognized on the receipt of cash paid in lieu of such fractional share generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share.

Constructive Distributions

The conversion price of the Notes and Warrants are subject to adjustment under certain circumstances.  Section 305 of the Code and the Treasury Regulations issued thereunder may treat the U.S. holders of the Notes and Warrants as having received a constructive distribution, resulting in ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (particularly an adjustment to reflect a taxable dividend to holders of common stock) increase the proportionate interests of the holders in our assets or earnings and profits.  Such a constructive distribution may occur whether or not such holder ever exercises its conversion privilege.  Therefore, U.S. holders may recognize income in the event of a deemed distribution even though they may not receive any cash or property.  Moreover, if there is not a full adjustment to the conversion ratio of the Notes and/or Warrants to reflect an event increasing the proportionate interest of the holders of outstanding common stock in our assets or earnings and profits, then such increase in the proportionate interest of the holders of the common stock generally will be treated as a distribution to such holders, taxable as ordinary income (subject to a possible dividends received deduction in the case of corporate holders) to the extent of our current and/or accumulated earnings and profits.  Adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing dilution in the interest of the holders of the debt instruments, however, will generally not be considered to result in a constructive dividend distribution.  The rules with respect to adjustments are complex and holders of Notes and Warrants should consult their own tax advisors regarding the applicability of such rules.

Warrants to Purchase Common Stock

Generally, no U.S. federal income tax will be imposed upon the U.S. holder of a Warrant upon exercise of such Warrant to acquire common stock of the Company.  A U.S. holder’s tax basis in a Warrant will generally equal the portion of the issue price of the Unit allocable to the Warrant pursuant to the rules described above under “Issuance of a Unit.”  Upon exercise of a Warrant, the tax basis of the common stock would be equal to the sum of the tax basis of the Warrants in the hands of the U.S. holder plus the exercise price paid (if any), and the holding period of the new common stock would begin on the date that the Warrants are exercised.  If a Warrant lapses without exercise, the holder will generally realize a capital loss equal to its adjusted tax basis in the Warrant.  Prospective U.S. Holders should consult their tax advisors regarding the tax consequences of acquiring, holding and disposing of Warrants.

For a discussion of the sale, exchange or other disposition (including repurchase by the Company) of a Warrant other than the exercise of the Warrant, see “U.S. Holders — Sale, Redemption or Other Taxable Disposition of Common Stock” below.

Sale, Redemption, or Other Taxable Disposition of Common Stock

For a discussion of the sale, exchange or other taxable disposition of the common stock, see “U.S. Holders — Sale, Exchange or Other Taxable Disposition of the Notes” below.

A redemption of common stock may be treated either as a distribution or as a sale transaction.  A redemption of common stock shall be treated as a sale transaction if all of the U.S. holder’s interest in the Company is redeemed or certain other tests are met which generally involve a sufficient reduction in the U.S. holder’s interest (determined under certain constructive ownership rules) in the Company.  A redemption of Warrants will be treated as a sale transaction.  If sale treatment applies, the tax treatment of the U.S. holder will be as described below with respect to the sale of Notes (See “U.S. Holders — Sale, Exchange or Other Taxable Disposition of the Notes”).  Alternatively, the entire amount of the cash or property received on a redemption may be treated as a distribution.  The U.S. holder’s basis in the redeemed common stock, to the extent not treated as reduced through a return of capital distribution, would be transferred to the U.S. holder’s remaining shares of the Company’s common stock.

Net Operating Loss Carry Forwards

The utilization of net operating loss carry forwards is limited under the change in stock ownership rules pursuant to Section 382 of the Code. The Company’s operating loss carry forwards are subject to these limitations.  Future ownership changes could also further limit the utilization of any net operating loss carry forwards as of that date.  It is unknown whether this Offering would result in further limitation on the Company’s use of its net operating loss carry forwards.

New Legislation Regarding Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which, in the case of individuals, will be between $125,000 and $250,000 depending on the individual’s circumstances).  A U.S. holder’s “net investment income” may generally include, among other items, certain interest, dividends, gain, and other types of income from investments, minus the allowable deductions that are properly allocable to that gross income or net gain.  A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to certain payments relating to the Notes, common stock and Warrants.

Information Reporting and Backup Withholding

Generally, a U.S. holder may be subject to backup withholding, currently at a rate of twenty-eight percent (28%), with respect to certain reportable payments, including interest payments (including OID), dividend payments, principal payments on the Notes, and proceeds from the sale or other disposition of the Notes, Warrants or common stock.  Unless a U.S. holder is an exempt recipient, backup withholding may apply to such payments in certain circumstances, including if the U.S. holder:

•	fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after a request therefor;

•	furnishes an incorrect TIN;

•	is notified by the IRS that the U.S. holder has failed to report interest or dividends properly;

•
under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is correct and that the U.S. holder is not subject to backup withholding imposed by the IRS; or

•	otherwise fails to comply with backup withholding rules.

A U.S. holder will generally not be subject to backup withholding if it provides a properly and timely completed IRS Form W-9 to the applicable payor.

Any amount withheld from a payment to a U.S. holder under the backup withholding rules is creditable against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund provided that the requisite information is timely furnished to the IRS.  The Company will report to the U.S. holder and to the IRS the amount of any reportable payments for each calendar year and the amount of tax withheld, if any, with respect to the reportable payments.

Tax Consequences to Non-U.S. Holders

U.S. Trade or Business Income

For purposes of the following discussion, interest, dividends and gain on the sale, exchange or other taxable disposition of a Note, common stock or Warrants will be considered to be a “U.S. trade or business income” if such income or gain is (a) effectively connected with the conduct by a Non-U.S. holder of a U.S. trade or business and (b) in the case of a Non-U.S. holder eligible for the benefits of an applicable U.S. bilateral income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States.

If a Non-U.S. holder’s income and gain in respect of a Note, Warrants or common stock is U.S. trade or business income and, if required by an applicable tax treaty as a condition for taxation, such income and gain is attributable to a United States permanent establishment, then such Non-U.S. holder will be subject to regular U.S. federal income tax on this income and gain in generally the same manner as U.S. holders, and U.S. federal income tax return filing requirements will apply.  In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a 30% rate (subject to reduction pursuant to an applicable income tax treaty).  To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. holder must timely provide a properly executed IRS Form W-8ECI (or appropriate substitute or successor form).  In addition, a Non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.

The following discussion assumes that the income and gain in respect of a Note, Warrants or common stock is not U.S. trade or business income.

Interest on the Notes

 Generally any interest (including a payment with respect to accrued OID, if any) on a Note paid to a Non-U.S. holder that is not U.S. trade or business income will not be subject to U.S. federal income or withholding tax if the interest qualifies as “portfolio interest.”  Generally interest on a Note will qualify as portfolio interest if (a) (i) the Non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all of our voting stock and (ii) is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the applicable provisions of the Code and (b) the withholding agent receives a qualifying statement that the owner is not a U.S. resident, and the withholding agent does not have actual knowledge or reason to know otherwise.

If the holder holds the Note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.  For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.
To satisfy the qualifying statement requirements referred to in (b) above, the beneficial owner of a Note must provide a properly executed Form W-8BEN (or appropriate substitute or successor form) prior to payment of interest.

The gross amount of payments of interest (including a payment with respect to accrued OID, if any) to a Non-U.S. holder of interest that do not qualify for the portfolio interest exemption, and that are not U.S. trade or business income, will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding.  To claim the benefit of a tax treaty, the Non-U.S. holder must provide a properly executed IRS Form W-8BEN (or appropriate substitute or successor form) prior to the payment of interest.  In addition, a Non-U.S. holder may under certain circumstances be required to obtain a U.S. taxpayer identification number and make certain certifications to us.  Special procedures are provided for payments through qualified intermediaries.  A Non-U.S. holder of a Note that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of amounts withheld at a higher rate by filing an appropriate claim for a refund with the IRS.

Constructive Distributions

Any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion formula (see “— Tax Consequences to U.S. Holders — Constructive distributions” above) will be subject to withholding tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty, unless they are effectively connected with such Non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty as a condition for taxation, are attributable to a United States permanent establishment, in which case such constructive distributions would instead be subject to U.S. federal income tax on a net income basis as described above under “Non-U.S. Holders —  U.S. Trade or Business Income.”  A withholding agent may be required to withhold the appropriate amount with respect to a constructive distribution even though there is no related receipt of cash from which to satisfy the withholding obligation.  Non-U.S. holders should consult their tax advisors regarding the consequences of constructive distributions.

Conversion

A Non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of Notes into common stock. However, gain (if any) attributable to the receipt of cash in lieu of a fractional share, or interest not previously included in gross income, will be subject to U.S. federal income tax if it is U.S. trade or business income, and common stock received with respect to accrued interest may be taxed as a payment of interest as described above under “Non-U.S. Holders — Interest”.

Sales, Exchange or Other Taxable Disposition of Notes, Common Stock or Warrants

Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. holder on the sale, exchange or other taxable disposition of a Note, common stock or Warrants generally will not be subject to U.S. federal income tax, unless (a) such gain is U.S. trade or business income, (b) subject to certain exceptions, the Non-U.S. holder is an individual who holds the Note, common stock or Warrants as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, (c) the Non-U.S. holder is subject to tax pursuant to the provisions of U.S. federal income tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States), or (d) we are a United States real property holding corporation within the meaning of Section 897 of the Code. We do not believe that we are currently a “United States real property holding corporation” within the meaning of Section 897 of the Code, or that we will become one in the future.

HIRE Act

The Hiring Incentives to Restore Employment Act (the “HIRE Act”) generally provides that, beginning January 1, 2014, a 30% withholding tax may be imposed on payments of U.S. source income and proceeds from the sale of property that could give rise to U.S. source interest or dividends to certain non-U.S. entities unless such entities enter into an agreement with the IRS to disclose the name, address and taxpayer identification number of certain U.S. persons that own, directly or indirectly, interests in such entities, as well as certain other information relating to such interests.  Non-U.S. holders are encouraged to consult with their own tax advisors regarding the application of the HIRE Act.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. holder any interest or dividend (including the amount of any constructive dividends paid) that is subject to U.S. federal withholding tax and the amount of any tax withheld.  These reporting requirements apply even if withholding was not required or was reduced or eliminated pursuant to an applicable income tax treaty.  Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. holder resides.  Under certain circumstances, we will have to report to the IRS payments of principal.

Information reporting and backup withholding (currently at a rate of 28%) may apply to payments made by us or any agent of ours to Non-U.S. holders if the payee fails to make the appropriate certification that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the payee is a U.S. person.

The payment of the proceeds from the disposition of the Notes, common stock or Warrants to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding, as discussed above, unless the owner certifies as to its Non-U.S. holder status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied.  The payment of the proceeds from the disposition of a Note, common stock or Warrants to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will generally not be subject to backup withholding.

However, if such broker is (a) a U.S. person, (b) a controlled foreign corporation for United States tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a United States trade or business or (d) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in Treasury Regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a U.S. trade or business, such payments will be subject to information reporting, but not backup withholding, unless such broker has documentary evidence in its files of the Non-U.S. holder’s foreign status and certain other conditions are met or you otherwise establish an exemption.  Both backup withholding and information reporting will apply to the proceeds of such dispositions if the broker has actual knowledge that the payee is a U.S. person.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or a credit against such Non-U.S. holder’s U.S. federal income tax liability, provided that the requisite procedures are followed.

The preceding discussion of certain U.S. federal income tax consequences is intended for general information only and does not constitute tax advice.  Each investor should consult its own tax adviser as to particular tax consequences to it of purchasing, holding and disposing of the Notes, common stock and Warrants, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of that issue.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements for Boomerang Systems, Inc. as of and for the fiscal years ended September 30, 2011 and 2010 included in this Prospectus have been so included in reliance on the report of Liebman Goldberg & Hymowitz, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or “SEC.”  You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  In addition, our filings with the SEC are available to the public through the SEC’s Internet site at http://www.sec.gov.  Information about us is also available on our website at http://www.boomerangsystems.com.  This URL and the SEC’s URL above are intended to be inactive textual references only.  The information on the SEC’s website and our website is not part of, and is not incorporated into, this prospectus.

We have filed a registration statement covering our units subject to this offering, of which this prospectus forms a part.  This prospectus, however, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement.  For further information concerning us and the securities we may offer and sell, you should read the entire registration statement and the exhibits to the registration statement. The registration statement has been filed electronically and may be obtained in any manner listed above.  Any statements contained in this prospectus concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC.  Each such statement is qualified in its entirety by such reference.

Unaudited Financial Statements as of  and for the three months ended December 31, 2011 and 2010

Consolidated Balance Sheets as of December 31, 2011 and September 30, 2011	F-24

Consolidated Statement of Operations for the three months ended December 31, 2011 and 2010	F-25

Consolidated States of Cash Flows for the three months ended December 31, 2011 and 2010	F-26

Notes to Unaudited Consolidated Financial Statements for the three months ended December 31, 2011	F-27

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Audit Committee
Boomerang Systems, Inc.
Florham Park, New Jersey

We have audited the accompanying consolidated balance sheets of Boomerang Systems, Inc. and Subsidiaries as of September 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ deficit and cash flows for each of the years in the two year period ended September 30, 2011.  The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing   the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boomerang Systems, Inc. and Subsidiaries as of September 30, 2011 and 2010, and the results of its operations and cash flows for each of the years in the two year period ended September 30, 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ Liebman Goldberg & Hymowitz, LLP
Liebman Goldberg & Hymowitz, LLP
Garden City, New York
January 9, 2012

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$65,590	$4,284,362
Accounts receivable	411,336	235,605
Note receivable	-	8,710
Inventory	202,189	265,761
Prepaid expenses and other assets	37,993	40,882
Costs in excess of billings	521,213	-
Total current assets	1,238,321	4,835,320

Property, plant and equipment, net	2,874,678	1,295,388

Other assets:
Note receivable	16,748	15,835
Investment	139,836	45,460
Total other assets	156,584	61,295

Total assets	$4,269,583	$6,192,003

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,635,353	$1,412,081
Due to related party	-	70,867
Deposit payable	154,403	219,403
Billings in excesss of costs and estimated earned profits on uncompleted contracts	-	48,186
Estimated loss on uncompleted contract	188,484	-
Debt- current portion	110,780	506,908
Debt- current portion - related party	-	546,000
Total current liabilities	2,089,020	2,803,445

Long term liabilities:
Debt- long term	2,807,869	38,111
Debt- long term - related party	3,425,334
Total long term liabilities	6,233,203	38,111

Total liabilities	8,322,223	2,841,556

Stockholders' (deficit) equity:
Preferred stock, $0.01 par value; authorized shares 1,000,000; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; authorized shares 400,000,000 and 200,000,000; 7,277,192 and 7,021,404 issued and outstanding	7,277	7,021
Additional paid in capital	48,752,581	37,053,920
Accumulated (deficit)	(52,812,498)	(33,710,494)
Total stockholders' (deficit) equity	(4,052,640)	3,350,447

Total liabilities and stockholders' (deficit) equity	$4,269,583	$6,192,003

Note: Common Stock and Additional paid in capital at September 30, 2010 have been presented to reflect the effect of the one-for-twenty reverse stock split of the Company's common stock effected on June 20, 2011.

See accompanying notes.

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 and 2010

	2011	2010

Revenues:
System sales	$1,591,948	$718,530
Total revenues	1,591,948	718,530

Cost of Goods Sold	3,241,531	715,135
Gross (Loss) Profit	(1,649,583)	3,395

Expenses:
Sales and marketing	2,176,724	1,144,513
General and administrative	9,003,046	11,652,419
Research and development	2,202,020	2,669,331
Depreciation and amortization	52,006	49,089
Total expenses	13,433,796	15,515,352

Loss from operations	(15,083,379)	(15,511,957)

Other income (expenses):
Interest income	1,796	5,977
Interest expense	(113,657)	(168,408)
Financing costs	(3,899,866)	-
Miscellaneous Income	173,163	-
Loss on disposal of equipment	(1,893)	-
Loss on equity investment	(153,019)	(108,785)
Total other income (expenses)	(3,993,476)	(271,216)

Loss before provision for income taxes	(19,076,855)	(15,783,173)
Provision for income taxes	25,149	6,386

Net loss	$(19,102,004)	$(15,789,559)

Net loss per common share - basic and diluted	$(2.68)	$(3.18)

Weighted average number of shares - basic and diluted	7,117,078	4,960,954

Note:  The weighted average number of shares, basic and diluted, for the twelve months ended September 30, 2010 have been presented to reflect the effect of the one-for-twenty reverse stock split of the Company's common stock effected on June 20, 2011.

See accompanying notes.

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
					Additional
	Common Stock		Preferred Stock		Paid in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance as of September 30, 2009	3,059,681	$3,060	-	$-	$14,731,868	(17,920,935)	(3,186,007)

Options for Services					503,817		503,817
Convert the August 2008 12% Promissory Notes to Common Stock	839,003	839			1,677,199		1,678,038
Issuance of Common Stock- Private Placement	695,288	695			1,389,880		1,390,575
Issuance of October & November 2009 Post-Maturity Warrants					100,619		100,619
Issuance of Options- Directors					5,609,974		5,609,974
Issuance of Warrants- Directors					901,316		901,316
Issuance of Common Stock- Convertible Note	231,827	232			463,422		463,654
Issuance of Common Stock- March 2010 Private Placement	60,000	60			299,940		300,000
Issuance of Common Stock- April 2010 Private Placement	20,000	20			99,980		100,000
Issuance of Common Stock- June 2010 Private Placement	60,000	60			299,940		300,000
Issuance of Common Stock- Compensation for Officer	140,000	140			699,860		700,000
Issuance of Warrants- Officer					699,998		699,998
Issuance of Common Stock- Conversion of Debt	465,605	465			2,327,557		2,328,022
Issuance of Common Stock- July 2010 Private Placement	1,400,000	1,400			6,998,600		7,000,000
Issuance of Common Stock- Patterson Investment	50,000	50			249,950		250,000
Net loss						(15,789,559)	(15,789,559)

Balance as of September 30, 2010	7,021,404	$7,021	-	$-	$37,053,920	$(33,710,494)	$3,350,447

Options for Services					723,637		723,637
Issuance of Options - Officers					1,249,997		1,249,997
Issuance of Warrants - Consultant					25,000		25,000
Issuance of Warrants - Officer					4,202,406		4,202,406
Issuance of Warrants - Line of Credit					974,985		974,985
Issuance of Warrants - Line of Credit Draw					2,924,881		2,924,881
Issuance of Common Stock - Conversion of Debt	79,602	80			397,932		398,012
Issuance of Common Stock - November 2010 Private Placement	33,329	33			199,966		199,999
Issuance of Common Stock - February 2011 Private Placement	142,857	143			999,857		1,000,000

Net Loss						(19,102,004)	(19,102,004)

Balance as of September 30, 2011	7,277,192	$7,277	-	$-	$48,752,581	(52,812,498)	(4,052,640)

Note: The Stockholder's Equity (Deficit) Statement has been presented to reflect the effect of the one-for-twenty reverse stock split of the Company's common stock effected on June 20, 2011.

See accompanying notes.

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(19,102,004)	$(15,789,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	52,006	49,089
Loss on disposal of equipment	1,893	-
Grant of options for services	1,973,634	6,113,790
Issuance of common stock for services	-	700,000
Issuance of warrants for services	4,227,406	1,601,314
Issuance of warrants for financing	3,899,866	-
Loss on equity investment	153,019	108,785
Post-Maturity Warrants	-	100,619
Changes in assets and liabilities:
(Increase) in accounts receivable	(175,731)	(198,605)
(Increase)/ decrease in notes receivable	8,710	(8,710)
(Increase) in notes receivable (non-current)	(913)	-
(Increase) in costs in excess of billings	(521,213)	-
(Increase)/decrease in inventories	63,572	(84,871)
(Increase)/decrease in prepaid expenses and other assets	2,889	(13,977)
Increase in accounts payable and accrued liabilities	223,273	1,025,860
Increase in due to related party	283,466	274,298
Increase/ (decrease) in deposit payable	(65,000)	200,000
Increase/ (decrease) in billings in excess of costs and estimated earned profits on uncompleted contracts	(48,186)	48,186
Increase in estimated loss on uncompleted contract	188,484	-
NET CASH USED IN OPERATING ACTIVITIES	(8,834,829)	(5,873,781)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(1,633,189)	(1,081,225)
Additional equity investment	(247,395)	(133,825)
NET CASH USED IN INVESTING ACTIVITIES	(1,880,584)	(1,215,050)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	5,725,000	2,120,859
Repayment of loans payable	(428,358)	(1,120,402)
Proceeds from private placement- common stock	1,199,999	9,340,576
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,496,641	10,341,033

DECREASE IN CASH AND CASH EQUIVALENTS	(4,218,772)	3,252,202
CASH AND CASH EQUIVALENTS - beginning of period	4,284,362	1,032,160

CASH AND CASH EQUIVALENTS- end of period	$65,590	$4,284,362

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$12,523	$14,034
Income taxes	$25,149	$6,386

Non-cash investing and financing activites:
Conversion of promissory notes and accrued interest into common stock	$-	$2,141,692
Conversion of debt and accrued interest into common stock	$398,012	$2,328,023

See accompanying notes.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

The Company

The Company, through its wholly owned subsidiary, Boomerang Utah, is engaged in the design, development, and marketing of automated storage and retrieval systems for automobile parking and containerized self-storage units. The Company was a developmental stage company through the first quarter of fiscal 2008.

Unless the context otherwise requires, the terms “Company,” “we,” “our,” and “us,” means Boomerang Systems, Inc. and its consolidated subsidiaries.

On June 20, 2011, an amendment to the Company’s Certificate of Incorporation was filed, effecting a one-for-twenty reverse split (the “Reverse Split”) of Boomerang’s common stock.  The par value of the Company’s common stock remained $0.001 per share and the number of shares of common stock authorized to be issued remained at 400,000,000.

All share numbers in the financial statements give effect to the Reverse Split.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Boomerang Systems, Inc. and the accounts of all majority-owned subsidiaries. The consolidated balance sheet is a classified presentation, which distinguishes between current and non-current assets and liabilities. The Company believes that a classified balance sheet provides a more meaningful presentation consistent with the business cycles of the Company's operations. All significant inter-company accounts and transactions have been eliminated in consolidation.

Research and Development

Pursuant to ASC 730, research and development costs are expensed as incurred.  Research and development costs for the years ended September 30, 2011 and 2010 were $2,202,020 and $2,669,331, respectively.

Earnings Per Common Share

We adopted ASC 260. The statement established standards for computing and presenting earnings per share (“EPS”). It replaced the presentation of primary EPS with a basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic income/(loss) per share was computed by dividing our net income/ (loss) by the weighted average number of common shares outstanding during the period. The weighted average number of common shares used to calculate basic and diluted income/(loss) per common share for the years ended September 30, 2011 and September 30, 2010 was 7,117,078 and 4,960,954, respectively.  The Company’s common stock equivalents, of outstanding options and warrants, have not been included as to include them would be anti-dilutive. As of September 30, 2011 and 2010, there were fully vested options outstanding for the purchase of 597,165 and 361,884 common shares and warrants for the purchase of 4,196,184 and 2,458,232 common shares, respectively, both of which could potentially dilute future earnings per share.

Revenue Recognition

Revenues from the sales of  RoboticValet™ and rack and rail systems will be recognized using the percentage of completion method, whereby revenue and the related gross profit is determined by comparing the actual costs incurred to date for the project to the total estimated project costs at completion.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Project costs generally include all material and shipping costs, our direct labor, subcontractor costs and an allocation of indirect costs related to the direct labor. Changes in the project scope, site conditions, staff performance and delays or problems with the equipment used on the project can result in increased costs that may not be billable or accepted by the customer and a loss or lower profit from what was originally anticipated at the time of the proposal.

Estimates for the costs to complete the project are periodically updated by management during the performance of the project. Provisions for changes in estimated costs and losses, if any, on uncompleted projects are made in the period in which such losses are determined.

When the current estimate of total contract costs exceeds the current estimate of total contract revenues, a provision for the entire loss on the contract is made.  Losses are recognized in the period in which they become evident under the percentage-of-completion method.  The loss is computed on the basis of the total estimated costs to complete the contract, including the contract costs incurred to date plus the estimated costs to complete.  As of September 30, 2011, it was estimated that the gross loss on current contracts would be $1,772,262.  This loss is comprised of $1,583,778 recognized through the percentage of completion method for the year ended September 30, 2011, and $188,484 as a provision for the remaining losses on contracts.  In addition, the $3,395 of gross profit recognized at September 30, 2010 was reversed out during the year ended September 30, 2011.

Revenues of $1,591,948 and $718,530 have been recognized for the years ended September 30, 2011 and 2010, respectively, under the percentage of completion method.

The Company may have service contracts in the future after the contract warranty period is expired, which are separate and distinct agreements from project agreements and will be billed according to the terms of the contract.

Cash and Equivalents

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Accounts Receivable and Allowance for Doubtful Accounts

Trade receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  We consider our accounts receivables to be favorably collectible.  Accordingly, we have not recorded an allowance for doubtful accounts at September 30, 2011 and 2010, respectively.

Investment at Equity

The Company accounts for the equity investment using the equity method unless its value has been determined to be other than temporarily impaired, in which case we write the investment down to its impaired value. The Company reviews this investment periodically for impairment and makes appropriate reductions in carrying value when other-than-temporary decline is evident; however, for non-marketable equity securities, the impairment analysis requires significant judgment. During its review, the Company evaluates the financial condition of the issuer, market conditions, and other factors providing an indication of the fair value of the investment. Adverse changes in market conditions or operating results of the issuer that differ from expectation could result in additional other-than-temporary losses in future periods.  See Note 4.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Inventory

Inventories consisting of parts, materials and assemblies are stated at the lower of cost or market. Cost is determined using the weighted average cost method.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred. Costs of major additions and betterments are capitalized. Depreciation is calculated on the straight-line method over the estimated useful lives which range from three years to fifteen years. Depreciation and amortization for the years ended September 30, 2011 and September 30, 2010 was $52,006 and $49,089, respectively.

Income Taxes

We account for income taxes under ASC 740-10. ASC 740-10 requires an asset and liability approach for financial reporting for income taxes. Under ASC 740-10, deferred taxes are provided for temporary differences between the carrying values of assets and liabilities for financial reporting and tax purposes at the enacted rates at which these differences are expected to reverse. The Company and its subsidiaries file a consolidated Federal income tax return.

Use of Estimates

Management of the Company has made estimates and assumptions relating to the reporting of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America.  Actual results could differ from these estimates.

Impairment of Long-Lived Assets

We review the long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine if impairment exists, we compare the estimated future undiscounted cash flows from the related long-lived assets to the net carrying amount of such assets. Once it has been determined that an impairment exists, the carrying value of the asset is adjusted to the fair value. Factors considered in the determination of the fair value include current operating results, trends and the present value of estimated expected future cash flows.

Fair Value of Financial Instruments

The Company has adopted the required provisions of Topic 820, “Fair Value Measurements”. Those provisions relate to our financial assets and liabilities carried at fair value and our fair value disclosures related to financial assets and liabilities. Topic 820 defines fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. There are three levels of inputs to fair value measurements - Level 1, meaning the use of quoted prices for identical instruments in active markets; Level 2, meaning the use of quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active or are directly or indirectly observable; and Level 3, meaning the use of unobservable inputs. Observable market data should be used when available.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The Company’s financial instruments are carried at fair value, including, cash equivalents. Virtually all of the Company’s valuation measurements are Level 1 measurements. The adoption of Topic 820 did not have a significant impact on the Company’s consolidated financial statements.

Warranty Reserves

The Company provides warranty coverage on its products for a specified time as stipulated in its sales contracts.  At the time of completion of a project the Company will record a warranty reserve for estimated costs in connection with future warranty claims.  The amount of warranty reserve is based primarily on the estimated number of products under warranty and historical costs to service warranty claims.  Management periodically assesses the adequacy of the reserves based on these factors and adjusts the reserve accordingly.  The Company has incurred warranty expense of $0 and $8,162 in fiscal years 2011 and 2010, respectively, relating to its completed projects.

Advertising Expense

Advertising costs amounted to $242,717 and $190,326 for the years ended September 30, 2011 and 2010, respectively, and are included in Sales and Marketing. Advertising costs are expensed as incurred.

Stock-Based Compensation

The analysis and computation was performed based on our adoption of ASC 718-10-25, which requires the recognition of the fair value of stock-based compensation.  For the fiscal years ended September 30, 2011 and 2010, we conducted an outside independent analysis and our own review, and based on the results, we recognized $723,637 and $487,616 in share-based payments related to non-vested stock options that were issued from fiscal year 2008 through 2010, and $1,249,997 and $5,626,174 for fully vested options issued during the year ended September 30, 2011 and 2010, respectively.  We also recognized $8,127,272 and $1,601,314 for the issuance of warrants, of which $4,202,406 and $699,998 was for warrants issued to the Chief Executive Officer of the Company in connection with his employment agreement, $25,000 and $0 issued to a consultant for services and $3,899,866 and $0 issued related to financing costs during the year ended September 30, 2011 and 2010, respectively.

Reclassification

Certain fiscal year ended September 30, 2010 items have been reclassified to conform with the fiscal year ended September 30, 2011 presentation.

Recent Accounting Pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.”  The amendments in this ASU are effective during interim and annual periods beginning after December 15, 2011.  The adoption of this ASU is not expected to have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU No. 2011-05, “Presentation of Comprehensive Income.” Under the amendments in this ASU, an entity has two options for presenting its total comprehensive income: to present total comprehensive income and its components along with the components of net income in a single continuous statement, or in two separate but consecutive statements. The amendments in this ASU are required to be applied retrospectively and are effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, with early adoption permitted. The adoption of ASU No. 2011-05 will not have any material impact on the Company’s consolidated financial position and results of operations.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In September 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-08, Intangibles — Goodwill and Other (Topic 350). This Accounting Standards Update amends FASB ASC Topic 350. This amendment specifies the change in method for determining the potential impairment of goodwill. It includes examples of circumstances and events that the entity should consider in evaluating whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The amendments are effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The adoption does not have any material impact on the Company’s consolidated financial position and results of operations.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to the consolidated financial statements of the Company.

NOTE 3 - NOTE RECEIVABLE

On January 6, 2010, the Company converted a $26,000 accounts receivable balance from a customer into a note receivable bearing interest at an annual rate of 6%.  Monthly payments of $2,167 plus interest started February 1, 2010.  The amount outstanding at September 30, 2010 was $8,710.  This receivable was paid in full as of January 2011.

NOTE 4 – INVESTMENT AT EQUITY

The Company made an initial capital investment of $20,420 in the United Arab Emirates “UAE” joint venture, Boomerang Systems Middle East, LLC in fiscal year 2009.  This investment was part of the application process to obtain a commercial license in the UAE.  This license was granted on October 26, 2009.  Boomerang Systems Middle East, LLC is owned by Boomerang Systems USA Corp. (49%), a subsidiary of Boomerang Systems, Inc., and Tawreed Companies Representation (51%), a UAE company.  The equity method is used to calculate the current amount of this investment.

During the fiscal year ended September 30, 2011, the Company made additional investments in the UAE joint venture of $247,395.  Based on the equity method, the 49% loss we have recognized on this investment for the year ended September 30, 2011 was $153,019.  After factoring in the loss, our carrying value on this investment was $139,836 at September 30, 2011.

Balance as of September 30, 2009	$20,420
Additional investment	133,825
Loss on investment (40%)	(108,785)
Balance as of September 30, 2010	$45,460
Additional investment	247,395
Loss on investment (49%)	$(153,019)
Balance as of September 30, 2011	$139,836

NOTE 5 – INVENTORY

The components of inventory as of September 30, 2011 and 2010 were:

	2011	2010
Parts, materials and assemblies	$202,189	$265,761
Total Inventory	$202,189	$265,761

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 6 – PROPERTY, PLANT AND EQUIPMENT

Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred.  Costs of major additions and betterments are capitalized.  Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets.  Depreciation and amortization for the years ended September 30, 2011 and 2010 were $52,006 and $49,089, respectively.

Property, plant and equipment consist of the following at September 30, 2011 and 2010:

	2011	2010

Computer equipment	$242,149	$138,823
Machinery and equipment	96,855	96,855
Furniture and fixtures	35,856	34,720
Leasehold improvements	62,469	62,469
Construction in progress (1)	2,595,765	1,072,668
	$3,033,094	$1,405,535
Less: Accumulated depreciation	(158,416)	(110,147)
	$2,874,678	$1,295,388

(1) All construction in progress at September 30, 2011, was for the demonstration facility at Crystal Springs Resort which was completed in October 2011.

NOTE 7 – BILLINGS IN EXCESS OF COSTS/COSTS IN EXCESS OF BILLINGS

The Company entered into a contract in 2010 for the construction of a rack and rail-based parking system and is recognizing revenue on the percentage of completion method.

Information with respect to uncompleted contracts at September 30, 2011 and September 30, 2010 are as follows:

	2011	2010

Earnings on work in progress	$2,105,478	$718,530
Less: Billings	1,584,265	766,716
Costs in excess of billings/(Billings in excess of costs)	$521,213	$(48,186)

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

Accounts payable and other liabilities at September 30, 2011 and 2010 consist of the following:

	2011	2010

Accounts payable – trade	$1,340,114	$889,724
Accrued interest	105,721	16,258
Accrued taxes under employment agreement	-	315,000
Accrued payroll	122,715	99,714
Other accrued expenses	66,803	91,385
Total	$1,635,353	$1,412,081

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 9 – INCOME TAXES

The tax expense (benefit) for the years ended September 30, 2011 and 2010 consists of the following components:

	2011	2010

Current	$-	$-
Federal	$-	$-
State	25,149	6,386
	25,149	6,386
Deferred
Federal	-	-
State	-	-
	-	-
Total	$25,149	$6,386

The income tax benefit for the year does not bear the expected relationship between pretax loss and the Federal corporate income tax rate of 34% because of the direct effect of state and local income taxes.

The reconciliation between the actual and expected federal tax is as follows:

	2011	2010
Federal corporate tax rate of 34% and applicable AMT applied to pretax loss	$-	$-
State and local taxes, net of federal benefit	25,149	6,386
Effect of non-deductible entertainment	-	-
Effect of tax vs. book depreciation	-	-
Effect of capital loss carry forward	-	-
Effect of NOL limitation	-	-
Total tax expense (benefit)	$25,149	$6,386

Deferred income taxes consist of the following at September 30, 2011 and 2010:

	2011	2010

Deferred tax assets	$4,590,000	$2,429,640
Deferred tax liabilities	-	-
Valuation allowance	(4,590,000)	(2,429,640)
Total	$-	$-

As of September 30, 2011, the Company had net operating losses (“NOLs”) of approximately $13,500,000 and for September 30, 2010, it had NOLs of approximately $7,146,000.  These amounts are available to be carried forward to offset future taxable income. The carry forwards begin to expire during the year ended September 30, 2027. The Company has provided a full 100% valuation allowance on the deferred tax assets at September 30, 2011 and 2010 to reduce such deferred income tax assets to zero as it is management’s belief that realization of such amounts do not meet the criteria required by generally accepted accounting principles.  Management will review the valuation allowance required periodically and make adjustments if warranted.

Under Section 382 of the Internal Revenue Code of 1986, as amended (the "Code"), the utilization of net operating loss carry forwards is limited under the change in stock ownership rules of the Code. The Company's operating loss carry forwards are subject to these limitations. Future ownership changes could also further limit the utilization of any net operating loss carry forwards as of that date.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 10 –DEBT

The Company entered into a sixty month equipment lease with a third party commencing in December 2007.  The total principal balance of this lease was $135,675 at an annual rate of 6.45%.   At September 30, 2011, the outstanding principal balance was $38,111, of which $30,242 was classified as current debt.  The remaining $7,869 was classified as long-term debt.

Effective February 6, 2008, subsequent to the reverse merger, the Company was indebted for an unsecured loan to a third party.  As of September 30, 2010, the principal balance of this loan was $80,538.  The loan is not collateralized, bears interest at an annual rate of 10% and is due on demand.  As of September 30, 2011, the balance of the loan including accrued interest was $88,971.

In November 2010, the Company converted a third party loan of $398,012, including accrued interest, that was due to mature on December 31, 2010 and had an interest rate of 12%, into 79,603 shares of the Company’s common stock, $0.001 par value and an equal number of five-year warrants, each to purchase a share of the Company’s common stock with an exercise price of $5.00 per share.

Between December 23 and December 29, 2010, the Company obtained commitments for a line of credit for an aggregate of $3,250,000 provided by nine accredited investors, including four related parties in the amount of $1,750,000, pursuant to the terms of a commitment letter entered into between these lenders and the Company.  Upon each draw down on the line of credit, each lender received a note for the amount borrowed, bearing interest from the date of the borrowing thereunder at a rate of 3% per annum.  Under the terms of the commitment letter, each lender received one five-year warrant to purchase one share of the Company’s common stock for every dollar that lender committed under the line of credit, with an exercise price of $6.00 per share.  In addition, upon each draw down on the line of credit, each lender received additional warrants at a rate of three warrants for each dollar drawn down from that lender's commitment, with the amount of the draw down attributable to each investor’s commitment to be determined on a pro rata basis.

In February and March 2011, the Company drew down a total of $2,166,664 on this line of credit of $3,250,000.  In connection with the draw down, the Company issued notes in an aggregate amount of $2,166,664, bearing interest of 3% per annum to a total of nine investors, including $1,166,666 to four related parties.  In addition, in connection with the draw down, five-year warrants were issued to purchase 325,000 shares of common stock at an exercise price of $6.00 per share, including a total of 175,000 warrants issued to four related parties.  In May 2011, the Company drew down the remaining $1,083,336 on this line of credit.  In connection with the draw down, the Company issued notes in an aggregate amount of $1,083,336, bearing interest of 3% per annum to a total of nine investors, including $583,334 to four related parties.  In addition, in connection with the draw down, five-year warrants were issued to purchase 162,500 shares of common stock at an exercise price of $6.00 per share, including a total of 87,500 warrants issued to four related parties.

On June 30, 2011, the Company entered into a bank line of credit for up to $1,000,000.  During the fiscal year ended September 30, 2011, the Company drew down the entire balance of the line of credit.  This line of credit bore interest of 3.25% per annum and was due on October 29, 2011.

On August 4, 2011, the Company entered into a 5% bank Promissory Note a principal amount of $300,000.  The maturity date of this note was October 4, 2011.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 10 –DEBT (continued)

In May 2010, the Company entered into a 6% line of credit with Sail Energy, a company owned by Gail Mulvihill, a principal shareholder of the Company and the mother of the Company’s President, Christopher Mulvihill, for up to $1,300,000.  In May 2011, the outstanding principal balance was $273,000 and it was agreed between the Company and Sail Energy that there would be no additional borrowing under this line of credit.  As of September 30, 2011, the outstanding principal balance of this loan was $273,000, which was due on December 31, 2011.  The total amount outstanding under this loan, including accrued interest, as of September 30, 2011 was $300,142.  The loan was convertible into shares of the Company’s common stock and warrants to purchase shares of common stock at a conversion rate of $5.00 for one share of our common stock and one five-year warrant to purchase one additional share with an exercise price of $5.00 per share.

In July 2010, the Company entered into a 6% Convertible Promissory Note with Venturetek, LP, a principal stockholder of the Company, with a principal amount of $273,000 which is due on December 31, 2011.  The total amount outstanding under this note, including accrued interest, as of September 30, 2011 was $292,461.  The note, together with accrued but unpaid interest, was convertible into shares of the Company’s common stock and warrants to purchase shares of common stock at a rate of $5.00 for a unit consisting of one share of our common stock and one five-year warrant to purchase one additional share at an exercise price of $5.00 per share.

On September 30, 2011, the Company owed an aggregate of $220,763 to SB&G Properties for deferred rental payments.  This deferred rent was converted to a long-term note on November 1, 2011.  See Note 12 – Related Parties.

On September 30, 2011, the Company owed an aggregate of $133,571 to Stan Checketts Properties for deferred rental payments.  This deferred rent was converted to a long-term note on November 1, 2011.  See Note 12 – Related Parties.

In September 2011, Atlantic and Madison of NJ Corp, a company owned by Gail Mulvihill, loaned the Company $775,000, with the understanding that upon finalization of the documents related to a private placement offering by the Company, these loans will be considered an investment in such private placement.

	Principal
	As of
Current Debt- Third Party:	9/30/2011	9/30/2010	Maturity Date		Interest Rate	Secured
Loan Payable- Third Party	$80,538	$80,538	Upon Demand		10%	No
Loan Payable- Third Party	-	398,012	12/31/2010	(1)	12%	No
Lease Payable- Bank (current portion)	30,242	28,358	9/30/2011		6.45%	Yes
Total Current Debt- Third Party	$110,780	$506,908

Current Debt – Related Party
Loan Payable – Related Party	$-	273,000	11/1/2016	(2)	6%	No
Loan Payable – Related Party	-	273,000	11/1/2016	(2)	6%	No
Total Current Debt – Related Party	$-	$546,000

Long-Term Debt – Third Party:
Promissory Notes – Line of Credit	1,500,000	-	11/1/2016	(2)	6%	No
Line of Credit - Bank	1,000,000	-	11/1/2016	(2)	6%	No
Promissory Note – Bank	300,000	-	11/1/2016	(2)	6%	No
Lease Payable- Bank	7,869	38,111	12/31/2012		6.45%	Yes
Total Long-Term Debt – Third Party	$2,807,869	$38,111

Long-Term Debt- Related Party:
Loan Payable- Related Party	$273,000	$-	11/1/2016	(2)	6%	No
Loan Payable- Related Party	273,000	-	11/1/2016	(2)	6%	No
Loan Payable – Related Party	220,763	-	11/1/2016	(2)	6%	No
Loan Payable – Related Party	133,571	-	11/1/2016	(2)	6%	No
Loan Payable – Related Party	775,000	-	11/1/2016	(2)	6%	No
Promissory Notes – Line of Credit	1,750,000	-	11/1/2016	(2)	6%	No
Total Long-Term Debt- Related Party	$3,425,334	$-

(1)	This note was converted into common stock and warrants during the quarter ended 12/31/2010. See Note 8.
(2)
This debt was reclassified from current to long-term pursuant to ASC 470-10-45-14.  On November 1, 2011, as part of a private offering described in Note 15 – Subsequent Events, this debt was refinanced to a long-term note.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 10 –DEBT (continued)

Capital lease payable to bank*	2011	2010

Secured by equipment	$38,111	$66,469
Less: current maturities	(30,242)	(28,358)
Total long-term debt	$7,869	$38,111

*payable in monthly installments of $2, 651 including interest at 6.448% due December 1, 2012

Aggregate maturities required on long-term debt at September 30, 2011 is as follows:

Year Ended
September 30,

2012	30,242
2013	7,869
Subtotal	38,111
Less current	(30,242)
Total long-term	$7,869

NOTE 11 - EQUITY

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock, with a par value of $0.01 per share.  As of September 30, 2011 and 2010, there were no shares of preferred stock issued and outstanding.

Common Stock:

In September 2010, the Board of Directors unanimously approved an amendment to the Company’s Certificate of Incorporation, increasing the Company’s authorized shares of common stock from 200,000,000 to 400,000,000, which was approved by the written consent of the holders of a majority of our issued and outstanding shares of common stock on September 29, 2010. The increase was affected by the filing of an amendment to our certificate of incorporation with the Secretary of State of Delaware on November 23, 2010.

In November 2010, the holder of $398,012 of outstanding indebtedness, exchanged its indebtedness for units consisting of shares of the Company’s common stock and common stock purchase warrants.  The exchange was for 79,602 shares of the Company’s common stock and an equal number of common stock purchase warrants to purchase shares of common stock, which are exercisable for a period of five years at an exercise price of $5.00.  The exchange was at a rate of $5.00 for one share of common stock and one warrant.

In November 2010, the Company sold 33,329 shares of common stock at $6.00 per share in a private placement for proceeds of approximately $200,000.  These investors also received five year warrants to purchase 33,329 shares with an exercise price of $6.00 per share.

On February 11, 2011, the Company sold 142,857 shares of common stock at $7.00 per share in a private placement for proceeds of $1,000,000.

On June 20, 2011, an amendment to the Company’s Certificate of Incorporation was filed, effecting a one-for-twenty reverse split of Boomerang’s common stock.  The par value of the Company’s common stock will remain $0.001 per share and the number of shares of common stock authorized to be issued will remain at 400,000,000.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 11 – EQUITY (continued)

Options:

On October 6, 2010, the Company granted ten-year non-qualified, fully vested options to the Company’s President, Christopher Mulvihill, to purchase 200,000 shares of common stock exercisable at $5.00 per share.  The Company has valued and expensed these options at $1,000,000 for the year ended September 30, 2011, based on the Black-Scholes Model.  The following weighted assumptions were used for valuing these options: (i) risk free interest rate of 0.13%, (ii) expected life of 10 years (iii) dividend rate of 0.00% and (iv) expected volatility of 402.2%.

On November 24, 2010, the Company granted options to the Company’s then Chief Operating Officer, to purchase common stock comprised of five-year, non-qualified, fully vested options to purchase 50,000 shares exercisable at $5.00 per share.  These options were forfeited in June 2011, three months after his employment ceased.  Since these options vested immediately, the Company has valued and expensed these options at $249,997 for the year ended September 30, 2011, based on the Black-Scholes Model.  The following weighted assumptions were used for valuing these options: (i) risk free interest rate of 0.13%, (ii) expected life of 5 years (iii) dividend rate of 0.00% and (iv) expected volatility of 339.29%.

The Company recorded $1,249,997 and $6,113,789 of compensation expense, net of related tax effects, for the options that were granted that vested during the twelve months ended September 30, 2011 and 2010, respectively, in accordance with ASC 718-10-25. As of September 30, 2011, there is approximately $539,850 of total unrecognized costs related to unvested stock options granted to employees. These costs are expected to be recognized over the next two fiscal years.

The volatility assumption for the period was based on the weighted average for the most recent year and long term volatility measures of our stock as well as certain of our peers. Although stock-based compensation expense, recognized in the accompanying consolidated statement of operations for the twelve months ended September 30, 2011 and 2010, is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.  ASC 718-10-25 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  Currently the Company has no historical data to use for estimating forfeitures.

The following table summarizes option activity for the years ended September 30, 2011 and 2010:

		Weighted Average
	Options	Exercise Price
Outstanding as of September 30, 2009	125,385	$11,60
Granted	316,000	$2.00
Exercised	-	-
Forfeitures	-	-
Outstanding as of September 30, 2010	441,385	$4.80
Granted	250,000	$5.00
Exercised	-	-
Forfeitures	(50,000)	(5.00)
Outstanding as of September 30, 2011	641,385	$4.82

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 11 – EQUITY (continued)

The following table summarizes information about stock options outstanding and exercisable as of September 30, 2011 and 2010:

Period	Range of Exercise Price	Number Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price Exercisable Options	Weighted Average Remaining Life in Years Exercisable Options

9/30/2011	$2.00-18.00	641,385	7.56	$4.82	597,635	$5.02	7.91

9/30/2010	$2.00-18.00	441,385	7.88	$4.80	361,885	$5.20	8.80

Warrants:

On October 1, 2010, the Company entered into an amended and restated employment agreement with our Chief Executive Officer, Mark Patterson.  The amended agreement provides for a base salary of $200,000 per year and provides for a grant of an aggregate of 1,080,000 five-year warrants with an exercise price of $5.00 per share that vest and become exercisable as follows: (i) 270,000 on October 1, 2010, (ii) 210,000 on each of February 1, August 1, 2011 and February 1, 2012, and (iii) 180,000 on August 1, 2012.  The amended agreement provides Mr. Patterson with a right of first refusal, pursuant to which Mr. Patterson has the right, but not the obligation, to maintain his then pro rata share of the Company’s issued and outstanding shares and warrants by purchasing additional shares and warrants each time the Company offers shares and/or warrants for sale.  The Company has valued and expensed a total of 690,000 vested warrants at $3,502,418 during the year ended September 30, 2011, based on the Black-Scholes Model.

On November 12, 2010, the Company issued five-year warrants to our Chief Executive Officer, Mark Patterson, in connection with the amendment and termination of his prior employment agreement, to purchase 280,000 shares of the Company’s common stock at an exercise price of $5.00 per share.  These warrants were issued in conjunction with an amendment to the Executive employment agreement entered into with Mr. Patterson in June 2010.  Using the Black-Scholes Model, the Company has valued these warrants at approximately $1,399,985, of which $699,998 was expensed during the fiscal year ended September 30, 2010 and the remaining $699,987 was expensed during the year ended September 30, 2011.

On November 30, 2010, the Company granted options to a consultant to purchase up to 5,000 shares of the Company’s common stock at an exercise price of $5.00 per share.  These options vest immediately and shall expire after a period of 5 years.  The Company has valued and expensed these warrants at approximately $25,000 during the year ended September 30, 2011, based on the Black-Scholes Model.

Between December 23 and December 29, 2010, the Company received commitments from nine accredited investors for a line of credit of up to $3,250,000, including commitments of an aggregate of $1,750,000 by four related parties.  Each lender received one warrant to purchase one share of the Company’s common stock for each dollar that was committed.  Accordingly, the Company granted an aggregate of 162,500 five year warrants at an exercise price of $6.00 per share to these lenders, 87,500 of which were issued to related parties.  Using the Black-Scholes Model, the Company has valued and expensed these warrants at $974,985 during the year ended September 30, 2011, of which $524,992 pertains to related parties.

In February and March 2011, in connection with the line of credit draw, five-year warrants were issued to purchase 325,000 shares of common stock at an exercise price of $6.00 per share, including a total of 175,000 warrants issued to four related parties.  Using the Black-Scholes Model, the Company has valued and expensed these warrants at $1,949,942 during the year ended September 30, 2011, including $1,049,969 for warrants issued to the four related parties.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 11 – EQUITY (continued)

In May 2011, in connection with a draw on the aforementioned line of credit, five-year warrants were issued to purchase 162,500 shares of common stock at an exercise price of $6.00 per share, including a total of 87,500 warrants issued to four related parties.  Using the Black-Scholes Model, the Company has valued and expensed these warrants at $974,939 during the year ended September 30, 2011, including $524,967 for warrants issued to the four related parties.

When the above warrants were granted, the fair value of each warrant granted was estimated on the date of grant using the Black-Scholes valuation model.  The following weighted assumptions were used for these warrants granted during the fiscal year ended September 30, 2011: (i) risk free interest rate of 0.199%, (ii) expected life of five years, (iii) dividend rate of 0.00% and (iv) expected volatility between 357.2 – 403.1%.

The following table summarizes warrant activity for the years ended September 30, 2010 and 2009:

		Weighted Average
	Warrants	Exercise Price
Outstanding as of September 30, 2009	333,902	$16.60
Granted	2,124,350	$5.00
Exercised	-	-
Forfeitures	-	-
Outstanding as of September 30, 2010	2,458,252	$6.60
Granted	1,737,932	$5.95
Exercised	-	-
Forfeitures	-	-
Outstanding as of September 30, 2011	4,196,184	$5.17

NOTE 12 – RELATED PARTY TRANSACTIONS

HSK Funding, Inc., Lake Isle Corp., and Venturetek, LP, are beneficial holders of shares of our Company’s common stock and certain of their members and stockholders are also the members of SB&G Properties, LC. (“SB&G”), which is the landlord under a lease with us.  Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corp., is the mother of Christopher Mulvihill, our President, and is a principal stockholder of our Company.  SB&G entered into a lease with Boomerang Utah dated October 1, 2008, relating to premises located at 324 West 2450 North, Building A, Logan, Utah (“Building A”).  The Company assumed this lease in February 2008.  The initial term of the lease was for one year with an annual rent of $260,610 plus real property and school taxes. In addition, Boomerang is obligated to pay for all utilities, repairs and maintenance to the property. The approximately 29,750 square foot leased premises are used for Boomerang’s manufacturing activities.  On March 15, 2010, Boomerang and SB&G agreed to maintain these terms until September 30, 2011.  This lease has been extended on a month-to-month basis.  Deferred rental payments totaling $220,763 have been accrued as of September 30, 2011 and classified as long-term debt – related party on our balance sheet.  On November 1, 2011, this liability was refinanced as part of the private placement offering described in Note 15 – Subsequent Events.

Stan Checketts Properties (“SCP”), a company owned by the chief executive officer of Boomerang’s wholly owned subsidiary, Boomerang Sub, Inc., entered into a lease with Boomerang Utah dated October 1, 2008 for premises located at 324 West 2450 North, Building B, Logan, Utah.  The Company assumed this lease in February 2008.  The initial term of the lease was for one year at a fixed annual rent of $157,680 plus real property and school taxes. In addition, Boomerang is obligated to pay for all utilities and for repairs and maintenance to the property.  The approximately 18,000 square foot leased premises are, in addition to Building A, also used for Boomerang’s manufacturing activities.  We are currently leasing an additional 2,400 square feet of office and conference room space with Stan Checketts Properties.  On March 15, 2010, Boomerang and SCP agreed to maintain these terms until September 30, 2011.  An amendment was entered into on October 1, 2011, extending this lease on a month to month basis.  Deferred rental payments totaling $133,571 have been accrued as of September 30, 2011 and classified as long-term debt – related party on our balance sheet.  On November 1, 2011, this liability was refinanced as part of the private placement offering described in Note 15 – Subsequent Events.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 12 – RELATED PARTY TRANSACTIONS (continued)

SB&G is obligated on a twenty-year promissory note due August 1, 2027 owing to a non-affiliated bank. The principal amount due was $773,913 as of September 30, 2011, and the note bears interest at 3.807% per annum. The promissory note is collateralized by the real property that is the subject of the lease from SB&G to Boomerang Utah. Boomerang and Messrs. Gene Mulvihill, Stan Checketts, and Burton Koffman (“Koffman”) are the joint and several guarantors of this promissory note.  Gene Mulvihill is the husband of Gail Mulvihill and the father of Christopher Mulvihill, the President of the Company.

Messrs. Gene Mulvihill and Koffman are the guarantors of a financing lease entered into on September 1, 2007 between Boomerang Utah and a nonaffiliated bank. The lease relates to certain equipment used by Boomerang Utah in its manufacturing operations. The total cost of the equipment was approximately $900,000. The rental is payable in sixty monthly installments of approximately $12,750. Boomerang Utah has the option to purchase the equipment at the conclusion of the lease term for approximately $315,000 which amount is the parties’ pre-determined fair market value of the equipment at the conclusion of the lease.

The Company used the services of Coordinate Services, Inc. for product development.  The owner of this company is Gene Mulvihill, Jr. who is the brother of Christopher Mulvihill, our President, and the son of Gail Mulvihill.  The amount of this expense for the twelve months ended September 30, 2011 and 2010 was $158,879 and $128,959 respectively; which is recorded under Research and Development expenses.

The Company reimbursed North Jersey Management Services, Inc. for payroll related expenses for the services of Joseph Bellantoni, the Company’s Chief Financial Officer, and Maureen Cowell, the Company’s Corporate Secretary.  Mr. Bellantoni is also the President and Mrs. Cowell is the Vice President of North Jersey Management Services, Inc.  The amount of this expense for the twelve months ended September 30, 2011 and 2010 was $78,000 and $49,500 respectively; which is recorded under General and Administrative expenses.

In April 2010, we entered into a twenty-year ground lease with Route 94 Development Corporation (“Route 94”) to lease a portion of an approximately fifteen acre parcel in the town of Hamburg, located in Hardyston Township, New Jersey, on which we intend to construct a RoboticValet™ parking facility.  The leased property is adjacent to Grand Cascades Lodge (“Cascades”), a hotel within the Crystal Springs Golf and Spa Resort (“the Resort”). The parking facility is being constructed by Crystal Springs Builders, LLC (“Builders”).   It is intended that this facility will be used by us primarily for demonstration and marketing purposes in the eastern portion of the United States.  In consideration of the benefits to us under the terms of the lease, we agree to provide to the lessor and its affiliates parking and storage space within the facility at no cost to the lessor and its affiliates subject to our right to use the facility for demonstration purposes.  In addition, we are required to pay the operating costs, premiums on the insurance required under the terms of the lease and incremental property taxes resulting from our construction of the facility.  For a period of 60 months, commencing five years after execution of the lease, the lessor has the option to purchase the facility from us and we have a right to cause the lessor to buy from us the facility we construct.  The price to be paid by the lessor upon exercise of its option to purchase the facility is 110% of the greater of (i) the depreciated value of the facility, or (ii) the fair market value of the facility, and the price to be paid by the lessor upon exercise of our right to cause the lessor to buy the facility is $1.00.

The Resort owns and operates seven golf courses, two hotels and a fitness facility and develops real estate in Sussex County NJ, which is comprised of more than 40 additional entities, including the above named entities.  Gail Mulvihill owns 50% of each of Builders, Cascades and Route 94 and, indirectly, through these and various other entities, Gail Mulvihill and her family own approximately 50% of the Resort.  Except as set forth above, no other officer, director or 5% or greater stockholder of the company has any equity interest in Builders, Cascades or Route 94.  The Company made payments of approximately $980,000 and $375,500 to Crystal Springs Builders, LLC, (“Builders”) and approximately $39,000  and $15,000to Grand Cascades Lodge at Crystal Springs, LLC (“Cascades”) in the fiscal years ended September 30, 2011 and 2010, respectively.  No payment was made to Route 94 in the fiscal years ended 2011 and 2010.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 12 – RELATED PARTY TRANSACTIONS (continued)

On May 14, 2010, the Company entered into a 6% convertible line of credit for up to $1,300,000 with Sail Energy, a company owned by Gail Mulvihill, who has sole voting and investment control.  In May 2011, it was agreed between the Company and Sail Energy that there would be no additional borrowing under this line of credit.  The amount outstanding on this loan, including accrued interest, as of September 30, 2011 is $300,142.

In July 2010, Venturetek, LP, a principal stockholder of the Company, entered into a 6% convertible promissory note with the Company for $273,000.  The amount outstanding on this note, including accrued interest, as of September 30, 2011 is $292,461.

In February and March 2011, the Company drew down a total of $2,166,664 on its line of credit of $3,250,000.  In connection with the draw down, the Company issued notes in an aggregate amount of $1,166,666 to four related parties.  In addition, in connection with the draw down, five-year warrants were issued to these related parties to purchase a total of 175,000 shares of common stock at an exercise price of $6.00 per share.

In May 2011, the Company drew down the remaining $1,083,336 on the aforementioned line of credit of $3,250,000.  In connection with the draw down, the Company issued notes in an aggregate amount of $583,334 to four related parties.  In addition, in connection with the draw down, five-year warrants were issued to these related parties to purchase a total of 87,500 shares of common stock at an exercise price of $6.00 per share.

In September 2011, Atlantic and Madison of NJ Corp, a company owned by Gail Mulvihill, loaned the Company $775,000, with the understanding that upon finalization of the documents related to a private placement offering by the Company, these loans will be considered an investment in such private placement.

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Boomerang Utah is a joint and several guarantor on a twenty-year promissory note owing to a non-affiliated bank in the principal amount of $773,913, bearing interest at 3.807% per annum and due August 1, 2027.  The promissory note is collateralized by the real property that is the subject of the lease from SB&G to Boomerang.  Messrs. Gene Mulvihill, Checketts, and Koffman, are the other joint and several guarantors of the promissory note.

Our principal office, consisting of approximately 2,022 square feet, located at 355 Madison Avenue, Morristown, NJ was under a five year lease with NYC Skyline Realty, LLC, a non-affiliated entity.  During the year ended September 30, 2011, we gave notice to terminate this lease effective December 31, 2011.  We entered into a five year lease, commencing on December 1, 2011, on a new principal office, consisting of approximately 7,350 square feet, located at 30 B Vreeland Avenue, Florham Park, NJ.   This is also the location of our sales and marketing activities.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 13 – COMMITMENTS AND CONTINGENCIES (continued)

The aggregate future minimum annual rental payments, exclusive of escalation payments for taxes and operating costs, under operating leases are as follows:

Year ended September 30, 2012	$87,129
September 30, 2013	127,706
September 30, 2014	133,219
September 30, 2015	138,731
September 30, 2016	144,244
Total	$631,029

NOTE 14 – CONCENTRATION OF RISK

Financial instruments, which potentially expose the Company to concentrations of risk, consist primarily of cash and trade accounts receivable.  At September 30, 2011, our cash balances did not exceed federally insured limits, but at September 30, 2010 the cash balances in our accounts exceeded federally insured limits by approximately $3,721,280.  The Company has not experienced any losses to date resulting from this policy.  Certain vendors to the Company also accounted for a large representation of its purchases.  The purchases from four vendors were in excess of 5% of purchases.  The Company routinely assesses the financial strength of its customers, and as a consequence believes the concentration of these credit risks are limited.

NOTE 15 – SUBSEQUENT EVENTS

On October 1, 2011, the Company entered into an amendment with Stan Checketts Properties, to extend, on a month-to-month basis, its lease on the approximately 20,400 square feet of manufacturing and office space in Logan, Utah.  See Note 12.

In October 2011, we entered into a five year lease, commencing on December 1, 2011, on a new principal office, consisting of approximately 7,350 square feet, located at 30 B Vreeland Avenue, Florham Park, NJ. This is also the location of our sales and marketing activities.

In October 2011, Atlantic and Madison of NJ Corp loaned the Company $676,000.  On November 1, 2011, this outstanding debt was refinanced as part of the private placement offering described below.

On October 28, 2011, Atlantic and Madison of NJ Corp caused the $300,000 bank note to be paid in full.  See Note 10 – Debt.  Accordingly, the Company became indebted to Atlantic and Madison of NJ Corp for $300,000.  This note is included in the $676,000 of loans described above.

On October 28, 2011, Atlantic and Madison of NJ Corp transferred title of an aggregate of $1,451,000 principal amount of debt owed to it by the Company to Christopher Mulvihill.  The debt outstanding under these notes was refinanced on November 1, 2011, as part of the private placement offering described below.

On October 28, 2011, Lake Isle Corp, caused the $1,000,000 bank line of credit to be paid in full.  See Note 10 – Debt.  Accordingly, the Company became indebted to Lake Isle Corp for $1,000,000, and this debt was refinanced on November 1, 2011, as part of the private placement offering described below.

On October 28, 2011, the Company entered into an employment agreement with David K. Koch, its Chief Operating Officer, with an effective date of August 1, 2011.

On November 1, 2011, Mark Patterson, our Chief Executive Officer, loaned us $100,000.  The debt outstanding under this loan was refinanced on November 18, 2011, as part of the private placement offering described below.

Private Placement Offering

On November 1, 2011, the Company issued to subscribers (“Subscribers”) 6% convertible promissory notes (“Notes”) in the aggregate principal amount of approximately $9.4 million and warrants (“Warrants” and collectively with the Notes, the “Securities”) to purchase approximately 2.2 million shares of Common Stock of the Company in the first of three (3) closings of a private placement (the “Offering”) for which the Company received cash proceeds of approximately $2.7 million and refinanced approximately $6.7 million of then existing short-term indebtedness. For each $100,000 invested, a Subscriber was issued a $100,000 principal amount Note and Warrants to purchase 23,530 shares of the Company’s Common Stock.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 15 – SUBSEQUENT EVENTS (continued)

As part of the Offering, on November 18, 2011, we issued to Subscribers Notes in the aggregate principal amount of approximately $1.35 million and Warrants to purchase approximately 318,000 shares of Common Stock for which the Company received cash proceeds of approximately $1.25 million and refinanced approximately $100,000 of indebtedness.

As part of the Offering, on December 9, 2011, we issued to Subscribers Notes in the aggregate principal amount of approximately $925,000 and Warrants to purchase approximately 218,000 shares of Common Stock, of which the Company received cash proceeds of approximately $925,000.

The Notes are due five years after the respective date of issuance and are convertible into Common Stock at $4.25 per share (the “Conversion Price”), subject to weighted average adjustment for issuances of common stock or common stock equivalents below the Conversion Price, subject to certain exceptions.

Interest accrues on the Notes at 6% per annum. Interest is payable quarterly, commencing on December 31, 2011, at the Company’s option, interest may be payable in: (i) cash or (ii) shares of the Common Stock. If the Company elects to pay interest in shares of its Common Stock on an interest payment date, the number of shares issuable will be equal to the quotient obtained by dividing the amount of accrued and unpaid interest payable on such interest payment date by the lesser of: (i) the Conversion Price, and (ii) the average of the last sale price of the Common Stock during the ten (10) consecutive trading days ending on the fifth (5th) trading day immediately preceding such interest payment date (the “Average Price”), if the average daily trading volume (the “ADTV”) of the Common Stock for the ten (10) trading days prior to the interest payment date is less than $100,000 per day, provided, however if the ADTV is equal to or greater than $100,000, it will be the Average Price, and not the Conversion Price.

The outstanding principal amount of the Notes and accrued and unpaid interest thereon will automatically convert into a number of shares of Common Stock determined by dividing the outstanding principal amount of the Notes plus accrued and unpaid interest thereon, by the Conversion Price in effect on the mandatory conversion date. The mandatory conversion date is the date on which (i) the last sale price of the Common Stock on 20 of the 30 immediately preceding trading days equals or exceeds 200% of the Conversion Price; (ii) the shares issuable upon conversion of the Notes are eligible for resale under an effective registration statement and/or Rule 144 promulgated under the Securities Act of 1933, as amended, without restriction as to volume or manner of sale and (iii) the ADTV during such 30 trading day period equals or exceeds $500,000.

If an event of default as defined in the Notes exists, the holder may declare the entire principal of, and all interest accrued and unpaid on, the Note then outstanding to be, due and payable.

The Warrants are exercisable for a period of five years from the respective date of issuance at $4.25 per share, subject to weighted average adjustment for issuance below the exercise price, subject to certain exceptions.  Cashless exercise is permitted if the average trading volume of the Company’s Common Stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the Common Stock during the five (5) consecutive trading days prior to the notice of exercise. In certain instances, a holder shall not be permitted to exercise the Warrant if such exercise would result in such holder’s total ownership of the Company’s Common Stock exceeding 4.9%.

BOOMERANG SYSTEMS INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED SEPTEMBER 30, 2011 AND 2010

NOTE 15 – SUBSEQUENT EVENTS (continued)

In connection with the Offering, the Company paid Gilford Securities Incorporated, as placement agent, a cash fee of approximately $243,989 for its services as placement agent. The Company issued to the placement agent warrants (the “Placement Agent Warrants”) to purchase 109,177 shares of Common Stock. The Placement Agent Warrants expire five years from the respective date of issuance and contain substantially the same terms as those issued to Subscribers.

The Company also entered into a registration rights agreement with the Subscribers. Pursuant to the registration rights agreement, the Company agreed to file a registration statement within 90 days after the closing date of the Offering (the “Closing Date”) to register for resale the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants and Placement Agent Warrants (collectively, the “Registrable Shares”). In the event that the SEC limits the number of Registrable Shares that may be included in the registration statement, the Company shall include only those Registrable Shares permitted by the SEC and shall file additional registration statements at the earliest practical date as the Company is permitted to do so in accordance with SEC guidelines. The Company shall use its best efforts to cause (i) the Registration Statement to be effective within 150 days of the Closing Date, and (ii) any additional registration statements to be declared effective within 90 days of the required filing date.

In the event that a registration statement is not filed or declared effective by the SEC by the applicable deadline, the Company will pay to the holders of Registrable Shares an amount equal to 1% of the original principal amount of the investor’s Note, multiplied by a fraction with the numerator equal to the number of Registrable Shares that were required to be included in the Registration Statement which is not so filed, declared effective or maintained and otherwise are unsold at the time of such failure and the denominator equal to the sum of the total number of shares issued or issuable to the Investor upon conversion of the Notes and exercise of the Warrants purchased pursuant to the Subscription Agreement and owned by such holder.

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2011	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,532,236	$65,590
Accounts receivable	406,441	411,336
Inventory	219,201	202,189
Prepaid expenses and other assets	79,392	37,993
Costs in excess of billings	650,290	521,213
Total current assets	3,887,560	1,238,321

Property, plant and equipment, net	2,852,231	2,874,678

Other assets:
Note receivable	-	16,748
Security deposit	20,825	-
Investment at equity	128,483	139,836
Total other assets	149,308	156,584

Total assets	$6,889,099	$4,269,583

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,309,726	$1,635,353
Due to related party	44,152	-
Deposit payable	64,403	154,403
Billings in excesss of costs and estimated earned profits on
uncompleted contracts	27,298	-
Estimated loss on uncompleted contract	98,965	188,484
Debt- current portion	111,270	110,780
Total current liabilities	1,655,814	2,089,020

Long term liabilities:
Debt- long term, net of discount	654,023	2,807,869
Debt- long term- related party, net of discount	675,122	3,425,334
Derivative liability	10,782,914	-
Total long term liabilities	12,112,059	6,233,203

Total liabilities	13,767,873	8,322,223

Stockholders' deficit:
Preferred stock, $0.01 par value; authorized shares 1,000,000;
0 shares issued and outstanding	-	-
Common stock, $0.001 par value; authorized shares 400,000,000 and 400,000,000;
7,277,192 and 7,277,192 issued and outstanding	7,277	7,277
Additional paid in capital	48,931,422	48,752,581
Accumulated deficit	(55,817,473)	(52,812,498)
Total stockholders' deficit	(6,878,774)	(4,052,640)

Total liabilities and stockholders' deficit	$6,889,099	$4,269,583

See accompanying notes.

F-24

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(UNAUDITED)

	2011	2010
Revenues:
System sales	$201,779	$1,166,133
Total revenues	201,779	1,166,133

Cost of Goods Sold	331,087	1,258,919
Gross Loss	(129,308)	(92,786)

Expenses:
Sales and marketing	287,290	1,304,774
General and administrative expenses	1,799,568	4,375,124
Research and development	309,273	730,845
Depreciation and amortization	60,694	12,321
Total expenses	2,456,825	6,423,064

Loss from operations	(2,586,133)	(6,515,850)

Other income (expenses):
Interest income	253	817
Interest expense	(118,552)	(11,339)
Other revenue	1,260	-
Loss on disposal of equipment	-	(1,893)
Loss on equity investment	(26,353)	(16,717)
Amortization of discount on convertible debt	(324,508)	-
Gain on fair value of derivative	49,008	-
Total other income (expenses)	(418,892)	(29,132)

Loss before provision for income taxes	(3,005,025)	(6,544,982)
Provision (benefit) for income taxes	(50)	2,664

Net loss	$(3,004,975)	$(6,547,646)

Net loss per common share - basic and diluted	$(0.41)	$(0.93)

Weighted average number of shares - basic and diluted	7,277,192	7,065,123

See accompanying notes.

F-25

BOOMERANG SYSTEMS INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011 AND 2010

(UNAUDITED)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,004,975)	$(6,547,646)
Adjustments to reconcile net loss operations to
net cash used in operating activities:
Depreciation	60,694	12,321
Loss on disposal of equipment	-	1,893
Grant of options for services	178,842	1,451,120
Issuance of warrants for services	212,040	3,049,964
Gain on fair value of derivative	(49,008)	-
Amortization of discount on convertible debt	324,508	-
Loss on equity investment	26,353	16,717
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	4,895	(176,704)
Decrease in notes receivable	16,748	8,710
(Increase) in security deposit	(20,825)	-
(Increase) in costs and estimated earned profits in excess of
billings on completed contracts	(129,077)	(705,638)
(Increase)/decrease in inventories	(17,012)	104,016
(Increase) in prepaid expenses and other assets	(41,399)	(42,504)
Increase/(decrease) in accounts payable and accrued liabilities	(227,443)	361,997
Increase in due to related party	44,152	70,866
Increase in deposit payable	(90,000)	-
Increase/(decrease) in billings in excess of costs and estimated earned
profits on uncompleted contracts	27,298	(48,186)
Increase/(decrease) in estimated loss on uncompleted contract	(89,519)	17,885
NET CASH USED IN OPERATING ACTIVITIES	(2,773,728)	(2,425,189)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(38,247)	(797,931)
Additional equity investment	(15,000)	(13,614)
NET CASH USED IN INVESTING ACTIVITIES	(53,247)	(811,545)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(1,307,379)	(6,920)
Proceeds from notes payable	1,776,000	-
Proceeds from private placement- convertible notes	4,825,000	-
Proceeds from private placement- common stock	-	200,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	5,293,621	193,080

INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	2,466,646	(3,043,654)
CASH AND CASH EQUIVALENTS - beginning of period	65,590	4,284,362

CASH AND CASH EQUIVALENTS- end of period	$2,532,236	$1,240,708

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$6,470	$1,034
Income taxes	$-	$2,664

Non-cash investing and financing activites:
Conversion of notes payable and accrued interest into convertible debt	$6,799,520	$-
Conversion of debt and accrued interest into common stock	$-	$398,012

See accompanying notes.

F-26

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 1 – ORGANIZATION AND NATURE OF OPERATIONS

The Company

The Company, through its wholly owned subsidiary, Boomerang Utah, is engaged in the design, development, and marketing of automated storage and retrieval systems for automobile parking and containerized self-storage units. The Company was a developmental stage company through the first quarter of fiscal 2008.

Unless the context otherwise requires, the terms “Company,” “we,” “our,” and “us,” means Boomerang Systems, Inc. and its consolidated subsidiaries.

On June 20, 2011, an amendment to the Company’s Certificate of Incorporation was filed, effecting a one-for-twenty reverse split (the “Reverse Split”) of Boomerang’s common stock. The par value of the Company’s common stock remained $0.001 per share and the number of shares of common stock authorized to be issued remained at 400,000,000.

All share numbers in the financial statements give effect to the Reverse Split.

Our fiscal year end is September 30th.  We define fiscal year 2012 as the twelve month period ended September 30, 2012.

Basis of Presentation:

The accompanying unaudited consolidated financial statements of the Company have been prepared for the interim period and are unaudited (consisting only of normal recurring adjustments) which are in the in opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The results of operations for the three months ended December 31, 2011 are not necessarily indicative of the results for the Company to be expected for the full fiscal year ending September 30, 2012.

Reclassification:

Certain quarter ended December 31, 2010 items have been reclassified to conform to the quarter ended December 31, 2011 presentation.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition:

Revenues from the sales of RoboticValet™ and rack and rail systems will be recognized using the percentage of completion method, whereby revenue and the related gross profit is determined by comparing the actual costs incurred to date for the project to the total estimated project costs at completion.

Project costs generally include all material and shipping costs, our direct labor, subcontractor costs and an allocation of indirect costs related to the direct labor. Changes in the project scope, site conditions, staff performance and delays or problems with the equipment used on the project can result in increased costs that may not be billable or accepted by the customer and a loss or lower profit from what was originally anticipated at the time of the proposal.

Estimates for the costs to complete the project are periodically updated by management during the performance of the project. Provisions for changes in estimated costs and losses, if any, on uncompleted projects are made in the period in which such losses are determined.

When the current estimate of total contract costs exceeds the current estimate of total contract revenues, a provision for the entire loss on the contract is made.  Losses are recognized in the period in which they become evident under the percentage-of-completion method.  The loss is computed on the basis of the total estimated costs to complete the contract, including the contract costs incurred to date plus the estimated costs to complete.  As of December 31, 2011, it was estimated that the gross loss on current contracts would be $1,919,155. This loss is comprised of $1,820,190 recognized through the percentage of completion method for the three months ended December 31, 2011, and $98,965 as a provision for the remaining losses on contracts.

F-27

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenues of $201,779 and $1,166,133 have been recognized for the three months ended December 31, 2011 and 2010, respectively, under the percentage of completion method.

The Company may have service contracts in the future after the contract warranty period is expired, which are separate and distinct agreements from project agreements and will be billed according to the terms of the contract.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Boomerang Systems, Inc. and the accounts of all majority-owned subsidiaries. The consolidated balance sheet is a classified presentation, which distinguishes between current and non-current assets and liabilities. The Company believes that a classified balance sheet provides a more meaningful presentation consistent with the business cycles of the Company's operations. All significant inter-company accounts and transactions have been eliminated in consolidation.

Earnings Per Common Share:

We adopted ASC 260, Earnings Per Share. The statement established standards for computing and presenting earnings per share (“EPS”). It replaced the presentation of primary EPS with a basic EPS and also requires dual presentation of basic and diluted EPS on the face of the income statement. Basic income/ (loss) per share was computed by dividing our net income/ (loss) by the weighted average number of common shares outstanding during the period. The weighted average number of common shares used to calculate basic and diluted income/(loss) per common share for the three months ended December 31, 2011 and 2010 was 7,277,192 and 7,065,123, respectively.  The Company’s common stock equivalents, of outstanding options and warrants, have not been included as to include them would be anti-dilutive. As of December 31, 2011 and 2010, there were fully vested options outstanding for the purchase of 641,385 and 641,385 common shares, respectively, and warrants for the purchase of 7,040,566 and 3,288,674 common shares, respectively, both of which could potentially dilute future earnings per share.

Stock-Based Compensation:

The analysis and computation was performed based on our adoption of ASC 718-10-25, Compensation – Stock Compensation, which requires the recognition of the fair value of stock-based compensation.  For the three months ended December 31, 2011 and 2010, we conducted an outside independent analysis and our own review, and based on the results, we recognized $178,842 and $201,123 in share-based payments related to non-vested stock options that were issued from fiscal year 2008 through 2010, respectively, and $0 and $1,249,997 for fully vested options issued during the three months ended December 31, 2011 and 2010, respectively. We also recognized $212,040 and $3,049,964 for the issuance of warrants during the three months ended December 31, 2011 and 2010, respectively.

Derivative liability

The Company accounts for reset provisions in connection with their issuance of debt, and reset provisions of equity instruments attached to their debt, in accordance with Emerging Issues Task Force (“EITF”) Consensus No. 07-5 “Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity’s Own Stock” (EITF 07-5”). Under EITF 07-5, instruments which contain full ratchet anti-dilution provisions are no longer considered indexed to a company’s own stock for purposes of determining whether it meets the first part of the scope exception in paragraph 11 (a) of FASB 133 “Accounting for Derivative Instruments and Hedging Activities”, now promulgated in ASC 815, “Derivative and Hedging”. Under ASC 815 the Company is required to (1) evaluate an instrument’s contingent exercise provisions and (2) evaluate the instrument’s settlement provisions.

F-28

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

As defined in FASB ASC Topic 820 – 10, “Fair Value Measurements and Disclosures,” fair value is the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820 – 10 requires disclosure that establishes a framework for measuring fair value and expands disclosure about fair value measurements. The statement requires fair value measurements be classified and disclosed in one of the following categories:

Level 1:	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities. The Company considers active markets as those in which transactions for the assets or liabilities occur in sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Quoted prices in markets that are not active, or inputs which are observable, either directly or indirectly, for substantially the full term of the asset or liability. This category includes those derivative instruments that the Company values using observable market data. Substantially all of these inputs are observable in the marketplace throughout the term of the derivative instruments, can be derived from observable data, or supported by observable levels at which transactions are executed in the marketplace.

Level 3:	Measured based on prices or valuation models that require inputs that are both significant to the fair value measurement and less observable from objective sources (i.e. supported by little or no market activity). The Company’s valuation models are primarily industry standard models. Level 3 instruments include derivative warrant instruments. The Company does not have sufficient corroborating evidence to support classifying these assets and liabilities as Level 1 or Level 2.

As required by FASB ASC Topic 820 – 10, financial assets and liabilities are classified based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The estimated fair value of the derivative liability was calculated using the Black-Scholes option pricing model.

The following table sets forth, by level within the fair value hierarchy, the Company’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2011 and September 30, 2011:

	Fair Value Measurements at December 31, 2011
Description	(Level 1)	(Level 2)	(Level 3)	Total Carrying Value
Derivative liability	$-	$-	$10,782,914	$10,782,914
Total	$-	$-	$10,782,914	$10,782,914

Fair Value Measurements at September 30, 2011
Description	(Level 1)	(Level 2)	(Level 3)	Total Carrying Value
Derivative liability	$-	$-	$-	$-
Total	$-	$-	$-	$-

Research and Development:

Pursuant to ASC 730, Research and Development, research and development costs are expensed as incurred. Research and Development expense for the three months ended December 31, 2011 and 2010 were $309,273 and $730,845, respectively.

F-29

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Advertising:

Advertising costs amounted to $34,293 and $86,368 for the three months ended December 31, 2011 and 2010, respectively, and are included in Sales and Marketing. Advertising costs are expensed as incurred.

Use of Estimates:

Management of the Company has made estimates and assumptions relating to reporting of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from these estimates.

Accounts Receivable and Allowance for Doubtful Accounts:

Trade receivables are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.  We consider our accounts receivables to be favorably collectible.  Accordingly, we have not recorded an allowance for doubtful accounts at December 30, 2011 and September 30, 2011.

NOTE 3 – INVESTMENT AT EQUITY

The Company made an initial capital investment of $20,420 in the United Arab Emirates “UAE” joint venture, Boomerang Systems Middle East, LLC in fiscal year 2009.  This investment was part of the application process to obtain a commercial license in the UAE.  This license was granted on October 26, 2009.  Boomerang Systems Middle East, LLC is owned by Boomerang Systems USA Corp. (49%), a subsidiary of Boomerang Systems, Inc., and Tawreed Companies Representation (51%), a UAE company.  The equity method is used to calculate the current amount of this investment.

During the three months ended December 31, 2011, the Company made additional investments in the UAE joint venture of $15,000.  Based on the equity method, the 49% loss we have recognized on this investment for the three months ended December 31, 2011 was $26,353.  After factoring in the loss, our carrying value on this investment was $128,483 at December 31, 2011.

Balance as of September 30, 2011	$139,836
Additional investment	15,000
Loss on investment (49%)	(26,353)
Balance as of December 31, 2011	$128,483

NOTE 4- INVENTORY

The components of inventory as of December 31, 2011 and September 30, 2011 were:

	December 31, 2011	September 30, 2011
	(Unaudited)
Parts, materials and assemblies	$219,201	$202,189
Total Inventory	$219,201	$202,189

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Maintenance and repairs are charged to expense as incurred.  Costs of major additions and betterments are capitalized.  Depreciation is calculated on the straight-line method over the estimated useful lives of the respective assets.  Depreciation and amortization for the three months ended December 31, 2011 and 2010 were $60,694 and $12,321, respectively.

F-30

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 5 - PROPERTY AND EQUIPMENT (continued)

Property, plant and equipment consist of the following at December 31, 2011 and September 30, 2011:

	December 31, 2011	September 30, 2011
	(Unaudited)
Computer equipment	$250,744	$242,149
Machinery and equipment	1,244,865	96,855
Furniture and fixtures	62,803	35,856
Leasehold improvements	62,469	62,469
Buildings	1,450,450	-
Construction in progress (1)	-	2,595,765
	$3,071,341	$3,033,094
Less: Accumulated depreciation	(219,110)	(158,416)
	$2,852,231	$2,874,678

(1) All construction in progress at September 30, 2011, was for the demonstration facility at Crystal Springs Resort which was completed in October 2011.

NOTE 6 – BILLINGS IN EXCESS OF COSTS/COSTS IN EXCESS OF BILLINGS

The Company entered into two contracts, one in fiscal 2010 and one in fiscal 2011 for construction of rack and rail-based parking systems and is recognizing revenue on the percentage of completion method.

Information with respect to uncompleted contracts at December 31, 2011 and September 30, 2011 is as follows:

	December 31, 2011	September 30, 2011
Costs in excess of billings:	(Unaudited)
Earnings on billings to date	$2,234,555	$2,105,478
Less: Billings	(1,584,265)	(1,584,265)
Total costs in excess of billings	$650,290	$521,213

	December 31, 2011	September 30, 2011
Billings in excess of costs:	(Unaudited)
Earnings on billings to date	$72,702	$-
Less: Billings	(100,000)	-
Total (billings in excess of costs)	$(27,298)	$-

F-31

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 7- DEBT

Current Debt

The Company entered into a sixty month equipment lease with a third party commencing in December 2007. The total principal balance of this lease was $135,675 at an annual rate of 6.45%. At December 31, 2011, the outstanding principal balance was $30,732, all of which was classified as current debt.

Effective February 6, 2008, subsequent to the reverse merger, the Company was indebted for an unsecured loan to a third party. As of December 31, 2011, the principal balance of this loan was $80,538.  The loan is not collateralized, bears interest at an annual rate of 10% and is due on demand.  As of December 31, 2011, the balance of the loan including accrued interest was $91,233.

In October 2011, Atlantic and Madison of NJ Corp, a company owned by Gail Mulvihill, loaned the Company $676,000 with the understanding that upon finalization of the documents related to a private placement by the Company, these loans would be considered an investment in such private placement. On November 1, 2011, this outstanding debt was refinanced as part of the private placement offering described below. The loans did not bear interest and had no repayment terms.

On October 28, 2011, Atlantic and Madison of NJ Corp caused the $300,000 bank note to be paid in full. Accordingly, the Company became indebted to Atlantic and Madison of NJ Corp for $300,000. This note is included in the $676,000 of loans described above.

On October 28, 2011, Atlantic and Madison of NJ Corp transferred title of an aggregate of $1,451,000 principal amount of debt owed to it by the Company to Christopher Mulvihill. The debt outstanding under these notes was refinanced on November 1, 2011, as part of the private placement offering described below.

On October 28, 2011, Lake Isle Corp caused the $1,000,000 bank line of credit to be paid in full. Accordingly, the Company became indebted to Lake Isle Corp for $1,000,000, and this debt was refinanced on November 1, 2011, as part of the private placement offering described below.

On November 1, 2011, Mark Patterson, our Chief Executive Officer, loaned us $100,000 with the understanding that upon finalization of the documents related to a private placement by the Company, this loan would be considered an investment in such private placement. The debt outstanding under this loan was refinanced on November 18, 2011, as part of the Offering. The loan did not bear interest and had no repayment terms.

Long-Term Debt

Private Placement Offering

On November 1, 2011, the Company issued to subscribers (“Subscribers”) 6% convertible promissory notes (“Notes”) in the aggregate principal amount of approximately $9.4 million and warrants (“Warrants” and collectively with the Notes, the “Securities”) to purchase approximately 2.2 million shares of Common Stock of the Company in the first of three (3) closings of a private placement (the “Offering”) for which the Company received cash proceeds of approximately $2.7 million and refinanced approximately $6.7 million of then existing short-term indebtedness. For each $100,000 invested, a Subscriber was issued a $100,000 principal amount Note and Warrants to purchase 23,530 shares of the Company’s Common Stock.

As part of the Offering, on November 18, 2011, we issued to Subscribers Notes in the aggregate principal amount of approximately $1.35 million and Warrants to purchase approximately 318,000 shares of Common Stock for which the Company received cash proceeds of approximately $1.25 million and refinanced approximately $100,000 of indebtedness.

As part of the Offering, on December 9, 2011, we issued to Subscribers Notes in the aggregate principal amount of approximately $925,000 and Warrants to purchase approximately 218,000 shares of Common Stock, of which the Company received cash proceeds of approximately $925,000.

F-32

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 7 – DEBT (continued)

The Notes are due five years after the respective date of issuance and are convertible into Common Stock at $4.25 per share (the “Conversion Price”), subject to weighted average adjustment for issuances of common stock or common stock equivalents below the Conversion Price, subject to certain exceptions. The warrants attached with the debt have a five year life with an initial exercise price of $4.25 per share, subject to adjustment for issuances of common stock or common stock equivalents below the Conversion Price, subject to certain exceptions.

Interest accrues on the Notes at 6% per annum. Interest is payable quarterly, commencing on December 31, 2011, at the Company’s option, interest may be payable in: (i) cash or (ii) shares of the Common Stock. If the Company elects to pay interest in shares of its Common Stock on an interest payment date, the number of shares issuable will be equal to the quotient obtained by dividing the amount of accrued and unpaid interest payable on such interest payment date by the lesser of: (i) the Conversion Price, and (ii) the average of the last sale price of the Common Stock during the ten (10) consecutive trading days ending on the fifth (5th) trading day immediately preceding such interest payment date (the “Average Price”), if the average daily trading volume (the “ADTV”) of the Common Stock for the ten (10) trading days prior to the interest payment date is less than $100,000 per day, provided, however if the ADTV is equal to or greater than $100,000, it will be the Average Price, and not the Conversion Price.

The outstanding principal amount of the Notes and accrued and unpaid interest thereon will automatically convert into a number of shares of Common Stock determined by dividing the outstanding principal amount of the Notes plus accrued and unpaid interest thereon, by the Conversion Price in effect on the mandatory conversion date. The mandatory conversion date is the date on which (i) the last sale price of the Common Stock on 20 of the 30 immediately preceding trading days equals or exceeds 200% of the Conversion Price; (ii) the shares issuable upon conversion of the Notes are eligible for resale under an effective registration statement and/or Rule 144 promulgated under the Securities Act of 1933, as amended, without restriction as to volume or manner of sale and (iii) the ADTV during such 30 trading day period equals or exceeds $500,000.

The Company also entered into a registration rights agreement with the subscribers. Pursuant to the registration rights agreement, the Company agreed to file a registration statement within 90 days after the closing date of the Offering (the “Closing Date”) to register for resale the shares of common stock issuable upon conversion of the Notes and exercise of the Warrants and Placement Agent Warrants (collectively, the “Registrable Shares”). In the event that the SEC limits the number of Registrable Shares that may be included in the registration statement, the Company shall include only those Registrable Shares permitted by the SEC and shall file additional registration statements at the earliest practicable date as the Company is permitted to do so in accordance with SEC guidelines. The Company shall use its best efforts to cause (i) the Registration Statement to be effective within 150 days of the Offering, and (ii) any additional registration statements to be declared effective within 90 days of the required filing date.

In the event that a registration statement is not filed or declared effective by the SEC by the applicable deadline, the Company will pay to the holders of Registrable Shares an amount equal to 1% of the original principal amount of the investor’s Note, multiplied by a fraction with the numerator equal to the number of Registrable Shares that were required to be included in the Registration Statement which is not so filed, declared effective or maintained and otherwise are unsold at the time of such failure and the denominator equal to the sum of the total number of shares issued or issuable to the Investor upon conversion of the Notes and exercise of the Warrants purchased pursuant to the Subscription Agreement and owned by such holder.

If an event of default as defined in the Notes exists, the holder may declare the entire principal of, and all interest accrued and unpaid on, the Note then outstanding to be, due and payable.

The Company has valued the warrants attached to the notes in the private placement, and the beneficial conversion features (“BCF”) of the convertible notes, to their maximum value in proportion to the notes and had accounted for them as a discount to the debt. In certain circumstances the convertibility features and the attached warrants contain reset provisions which adjust the conversion price and the exercise price of the warrants should the Company sell additional shares of common stock below the initial conversion price or warrant exercise price as agreed to upon entry into the convertible notes payable. The Company has assessed that the reset provision for the convertibility feature and the warrant exercise price are such that they are not indexed to the Company’s common stock and is therefore a derivative in accordance with ASC 815-40 (formerly EITF 07-5). As such the derivative was valued on the date of its initiation, with each issuance of convertible debt, and will be re-valued at its fair value at each subsequent interim and annual reporting period.

The Company valued the warrants and the BCF, and the resulting derivative liability, at $5,309,941 each for the warrants and the BCF, for a total of $10,619,882 recorded as a discount to the convertible debt. This discount will be amortized over the life of the note or until such time as the note is repaid or converted, or upon exercise of the warrants. The valuation of the warrants and BCF were determined using the Black-Scholes option pricing model with the following weighted assumptions for all debt issuances: i) expected dividend rate of 0% ii) expected volatility of 52.7% iii) risk free interest rate of 0.9% and expected term of 5 years. During the three months ended December 31, 2011 the Company has amortized $324,508 of the of debt discount.

As of the date(s) of the convertible note issuances the fair value of the derivative was $10,619,882. The revaluation of the derivative as of December 31, 2011 resulted in a derivative value of $10,571,924. The change in fair value of the derivative from the date(s) of note issuance through December 31, 2011 resulted in a gain on the fair value of the derivative liability of $47,958 for the quarter ended December 31, 2011. The derivative liability was revalued on December 31, 2011 using the Black-Scholes option pricing model with the following weighted assumptions: i) expected dividend rate of 0% ii) expected volatility of 52.7% iii) risk free interest rate of 0.9% and expected term of 4.95 years.

F-33

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 7 – DEBT (continued)

In connection with the Offering, the Company issued warrants to the placement agent (the “Placement Agent Warrants”) to purchase shares of Common Stock. The Company issued an aggregate of 109,176 Placement Agent Warrants in November and December 2011 valued at $212,040. These warrants were valued based on the Black-Scholes Model with assumptions similar to those used to value the warrants granted to the debt holders. These warrants have similar terms to those issued to the convertible debt holders, including a reset provision included with the warrants if the Company should obtain equity financing at a price per share lower than that of the exercise price of the warrants. These warrants, similar to those of given to the convertible debt holders, do not meet the definition of being indexed to the Company’s own stock in accordance with ASC 815-40. Accordingly, the Company has recorded a derivative liability for the value of these Placement Agent Warrants. The derivative liability valued at $212,040 upon the warrants grant, was revalued at $210,990 at December 31, 2011. The valuation at December 31, 2011 was valued based on the Black-Scholes Model with assumptions similar to those used to value the warrants granted to the debt holders as of December 31, 2011. The difference in valuation was $1,050 accounted for as a gain on fair value of derivative.

	Principal
	As of

Current Debt- Third Party:	12/31/2011	9/30/2011	Maturity Date		Interest Rate	Secured
	(Unaudited)
Loan Payable- Third Party	$80,538	$80,538	Upon Demand		10%	No
Lease Payable- Bank (current portion)	30,732	30,242	12/31/2012		6.45%	Yes
Total Current Debt- Third Party	$111,270	$110,780

Long-Term Debt – Third Party:
Convertible Notes	$3,665,763	$-	11/1/2016		6%	No
Convertible Notes	1,250,000	-	11/18/2016		6%	No
Convertible Notes	925,000	-	12/9/2016		6%	No
Promissory Notes – Line of Credit	-	1,500,000	11/1/2016	(1)	6%	No
Line of Credit - Bank	-	1,000,000	11/1/2016	(1)	6%	No
Promissory Note – Bank	-	300,000	11/1/2016	(1)	6%	No
Lease Payable- Bank	-	7,869	12/31/2012		6.45%	Yes
Discount on Convertible Notes	(5,335,981)	-
Amortization of Discount	149,241	-
Total Long-Term Debt – Third Party	$654,023	$2,807,869

Long-Term Debt- Related Party:
Convertible Notes – Related Party	$5,683,757	$-	11/1/2016		6%	No
Convertible Notes – Related Party	100,000	-	11/18/2016		6%	No
Loan Payable- Related Party	-	273,000	11/1/2016	(1)	6%	No
Loan Payable- Related Party	-	273,000	11/1/2016	(1)	6%	No
Loan Payable – Related Party	-	220,763	11/1/2016	(1)	6%	No
Loan Payable – Related Party	-	133,571	11/1/2016	(1)	6%	No
Loan Payable – Related Party	-	775,000	11/1/2016	(1)	6%	No
Promissory Notes – Line of Credit	-	1,750,000	11/1/2016	(1)	6%	No
Discount on Convertible Notes	(5,283,902)	-
Amortization of Discount	175,267	-
Total Long-Term Debt- Related Party	$675,122	$3,425,334

(1)	This debt was reclassified from current to long-term pursuant to ASC 470-10-45-14. On November 1, 2011, as part of the Offering, this debt was refinanced through the issuance of long-term notes.

Capital lease payable to bank*	12/31/11	9/30/11
	(Unaudited)
Secured by equipment	$30,732	$38,111
Less: current maturities	(30,732)	(30,242)
Total long-term debt	$-	$7,869

*payable in monthly installments of $2, 651 including interest at 6.448% maturing on December 1, 2012

F-34

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 8- EQUITY

At December 31, 2011, the Company reserved shares of common stock for issuance upon exercise as follows:

Options	641,385
Warrants	7,250,566
Convertible Notes	2,735,206
Total Shares Reserved	10,627,157

Options:

As of December 31, 2011, there was approximately $361,000 of total unrecognized costs related to unvested stock options granted to employees. These costs are expected to be recognized over the next two fiscal years.

Warrants:

Pursuant to the Offering described in Note 7, on November 1, 2011, we issued warrants to Subscribers to purchase approximately 2.2 million shares of Common Stock of the Company in the first of three (3) closings of a private placement.

As part of the Offering, on November 18, 2011, we issued to Subscribers warrants to purchase approximately 318,000 shares of Common Stock.

As part of the Offering, on December 9, 2011, we issued to Subscribers warrants to purchase approximately 218,000 shares of Common Stock.

In connection with the Offering, we issued warrant to the placement agent (the “Placement Agent Warrants”) to purchase shares of Common Stock. We issued an aggregate of 109,176 Placement Agent Warrants in November and December 2011. We valued and expensed these warrants at $212,040 during the three months ended December 31, 2011, based on the Black-Scholes Model. These warrants have similar terms to those issued to the convertible debt holders, including a reset provision included with the warrants if the Company should obtain equity financing at a price per share lower than that of the exercise price of the warrants. These warrants, similar to those of given to the convertible debt holders, do not meet the definition of being indexed to the Company’s own stock in accordance with ASC 815-40, accordingly the Company has recorded a derivative liability for the value of these warrants. The derivative liability valued at $212,040 upon the warrants grant, was revalued at $210,990 at December 31, 2011. The difference in valuation was $1,050 accounted for as a gain on fair value of derivative.

The warrants issued in the Offering are exercisable for a period of five years from the respective date of issuance at $4.25 per share, subject to weighted average adjustment for issuance below the exercise price, subject to certain exceptions. Cashless exercise is permitted if the average trading volume of the Company’s Common Stock during at least five (5) of the ten (10) consecutive trading days immediately preceding the date of the notice of exercise is at least 10,000 shares, and will be based upon the average of the last sale price of the Common Stock during the five (5) consecutive trading days prior to the notice of exercise. In certain instances, a holder shall not be permitted to exercise the warrant if such exercise would result in such holder’s total ownership of the Company’s Common Stock exceeding 4.9%. The Placement Agent Warrants expire five years from the respective date of issuance and contain substantially the same terms as those issued to Subscribers.

NOTE 9 - RELATED PARTY TRANSACTIONS

HSK Funding, Inc., Lake Isle Corp., and Venturetek, LP, are beneficial holders of shares of our Company’s common stock and certain of their members and stockholders are also the members of SB&G Properties, LC. (“SB&G”), which is the landlord under a lease with us.  Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corp., is the mother of Christopher Mulvihill, our President, and is a principal stockholder of our Company.  SB&G entered into a lease with Boomerang Utah dated October 1, 2008, relating to premises located at 324 West 2450 North, Building A, Logan, Utah (“Building A”).  The Company assumed this lease in February 2008.  The initial term of the lease was for one year with an annual rent of $260,610 plus real property and school taxes. In addition, Boomerang is obligated to pay for all utilities, repairs and maintenance to the property. The approximately 29,750 square foot leased premises are used for Boomerang’s manufacturing activities.  On March 15, 2010, Boomerang and SB&G agreed to maintain these terms until September 30, 2011. This lease has been extended on a month-to-month basis.  On November 1, 2011, deferred rental payments totaling $220,763 were refinanced as part of the private placement offering described in Note 7 – Debt. Deferred rental payment totaling $44,152 have been accrued as of December 31, 2011 and classified as due to related party on our balance sheet.

Stan Checketts Properties (“SCP”), a company owned by the chief executive officer of Boomerang’s wholly owned subsidiary, Boomerang Sub, Inc., entered into a lease with Boomerang Utah dated October 1, 2008 for premises located at 324 West 2450 North, Building B, Logan, Utah.  The Company assumed this lease in February 2008.  The initial term of the lease was for one year at a fixed annual rent of $157,680 plus real property and school taxes. In addition, Boomerang is obligated to pay for all utilities and for repairs and maintenance to the property.  The approximately 18,000 square foot leased premises are, in addition to Building A, also used for Boomerang’s manufacturing activities.  We are currently leasing an additional 2,400 square feet of office and conference room space with Stan Checketts Properties for $1,800 per month. On March 15, 2010, Boomerang and SCP agreed to maintain these terms until September 30, 2011. On October 28, 2011, Boomerang and SCP amended the terms of the lease to provide for a monthly payment of $14,940, effective as of October 1, 2011. On November 1, 2011, deferred rental payments totaling $133,571 were refinanced as part of the private placement offering described in Note 7 – Debt.

F-35

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 9 - RELATED PARTY TRANSACTIONS (continued)

SB&G is obligated on a twenty-year promissory note due August 1, 2027 owing to a non-affiliated bank. The principal amount due was $764,521 as of December 31, 2011, and the note bears interest at 3.807% per annum. The promissory note is collateralized by the real property that is the subject of the lease from SB&G to Boomerang Utah. Boomerang and Messrs. Gene Mulvihill, Stan Checketts, and Burton Koffman (“Koffman”) are the joint and several guarantors of this promissory note.  Gene Mulvihill is the husband of Gail Mulvihill and the father of Christopher Mulvihill, the President of the Company.

Messrs. Gene Mulvihill and Koffman are the guarantors of a financing lease entered into on September 1, 2007 between Boomerang Utah and a nonaffiliated bank. The lease relates to certain equipment used by Boomerang Utah in its manufacturing operations. The total cost of the equipment was approximately $900,000. The rental is payable in sixty monthly installments of approximately $12,750. Boomerang Utah has the option to purchase the equipment at the conclusion of the lease term for approximately $315,000 which amount is the parties’ pre-determined fair market value of the equipment at the conclusion of the lease.

The Company used the services of Coordinate Services, Inc. for product development.  The owner of this company is Gene Mulvihill, Jr. who is the brother of Christopher Mulvihill, our President, and the son of Gail Mulvihill.  The amount of this expense for the three months ended December 31, 2011 and 2010 was $33,593 and $33,819 respectively; which is recorded under Research and Development expenses.

The Company reimbursed North Jersey Management Services, Inc. for payroll related expenses for the services of Joseph Bellantoni, the former Chief Financial Officer of the Company, and Maureen Cowell, the Company’s Corporate Secretary.  Mr. Bellantoni is also the President and Mrs. Cowell is the Vice President of North Jersey Management Services, Inc.  The amount of this expense for the three months ended December 31, 2011 and 2010 was $19,500 and $25,500 respectively; which is recorded under General and Administrative expenses.

In April 2010, we entered into a twenty-year ground lease with Route 94 Development Corporation (“Route 94”) to lease a portion of an approximately fifteen acre parcel in the town of Hamburg, located in Hardyston Township, New Jersey, on which we constructed a RoboticValet™ parking facility.  The leased property is adjacent to Grand Cascades Lodge (“Cascades”), a hotel within the Crystal Springs Golf and Spa Resort (“the Resort”). The parking facility was constructed by Crystal Springs Builders, LLC (“Builders”).   It is intended that this facility will be used by us primarily for demonstration and marketing purposes in the eastern portion of the United States.  In consideration of the benefits to us under the terms of the lease, we agree to provide to the lessor and its affiliates parking and storage space within the facility at no cost to the lessor and its affiliates subject to our right to use the facility for demonstration purposes.  In addition, we are required to pay the operating costs, premiums on the insurance required under the terms of the lease and incremental property taxes resulting from our construction of the facility.  For a period of 60 months, commencing five years after execution of the lease, the lessor has the option to purchase the facility from us and we have a right to cause the lessor to buy from us the facility we construct.  The price to be paid by the lessor upon exercise of its option to purchase the facility is 110% of the greater of (i) the depreciated value of the facility, or (ii) the fair market value of the facility, and the price to be paid by the lessor upon exercise of our right to cause the lessor to buy the facility is $1.00.

The Resort owns and operates seven golf courses, two hotels and a fitness facility and develops real estate in Sussex County NJ, which is comprised of more than 40 additional entities, including the above named entities. Gail Mulvihill owns 50% of each of Builders, Cascades and Route 94 and, indirectly, through these and various other entities, Gail Mulvihill and her family own approximately 50% of the Resort. Except as set forth above, no other officer, director or 5% or greater stockholder of the company has any equity interest in Builders, Cascades or Route 94.  The Company made payments of $0 and approximately $471,000 to Crystal Springs Builders, LLC, (“Builders”) for the three months ended December 31, 2011 and 2010, respectively. No payments were made to Cascades or Route 94 in the three months ended December 31, 2011 and 2010.

F-36

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 9 - RELATED PARTY TRANSACTIONS (continued)

On May 14, 2010, the Company entered into a 6% convertible line of credit for up to $1,300,000 with Sail Energy, a company owned by Gail Mulvihill, who has sole voting and investment control.  In May 2011, it was agreed between the Company and Sail Energy that there would be no additional borrowing under this line of credit. On November 1, 2011, outstanding principal and interest totaling $300,142 was refinanced as part of the private placement offering described in Note 7 – Debt.

In July 2010, Venturetek, LP, a principal stockholder of the Company, entered into a 6% convertible promissory note with the Company for $273,000.  On November 1, 2011, outstanding principal and interest totaling $292,461 was refinanced as part of the private placement offering described in Note 7 – Debt.

From March to May 2011, the Company drew down the entire balance on its line of credit of $3,250,000. In connection with the draw down, the Company issued notes in an aggregate amount of $2,000,000 to four related parties. On November 1, 2011, outstanding principal and interest totaling approximately $2,028,000 was refinanced as part of the Offering.

In October 2011, Atlantic and Madison of NJ Corp, a company owned by Gail Mulvihill, loaned the Company an aggregate of $376,000 with the understanding that upon finalization of the documents related to a private placement by the Company, this loan would be considered an investment in such private placement. On October 28, 2011, Atlantic and Madison of NJ Corp caused the $300,000 bank note to be paid in full. Accordingly, the Company became indebted to Atlantic and Madison of NJ Corp for an additional $300,000. The loans did not bear interest and had no repayment terms.

On October 28, 2011, Atlantic and Madison of NJ Corp transferred title of an aggregate of $1,451,000 principal amount of debt owed to it by the Company to Christopher Mulvihill. On November 1, 2011, this outstanding debt was refinanced as part of the Offering.

On October 28, 2011, Lake Isle Corp caused the $1,000,000 bank line of credit to be paid in full. Accordingly, the Company became indebted to Lake Isle Corp for $1,000,000, and this debt was refinanced on November 1, 2011, as part of the Offering.

On November 1, 2011, Mark Patterson, our Chief Executive Officer, loaned us $100,000 with the understanding that upon finalization of the documents related to a private placement by the Company, this loan would be considered an investment in such private placement. The debt outstanding under this loan was refinanced on November 18, 2011, as part of the Offering. The loan did not bear interest and had no repayment terms.

In connection with the Offering, the following related parties of the Company refinanced indebtedness in the amounts and for the Notes and Warrants listed below.

Name	Indebtedness Converted		Notes issued in Offering	Warrants issued in Offering
HSK Funding Inc.(1)	$254,000		$254,000	59,765
Lake Isle Corporation(2)	$1,761,917		$1,761,917	414,570
Christopher Mulvihill(3)	$1,451,000	(10)	$1,451,000	341,412
James Mulvihill TTEE Sunset Group Inc. PSP(4)	$253,917	(11)	$253,917	59,745
MRP Holdings LLC and Mark R Patterson Revocable Trust(5)	$608,014		$608,014	143,063
Sail Energy LLC(6)	$300,142		$300,142	70,622
Stan Checketts Properties, L.C.(7)	$133,571		$133,571	31,429
SB&G Properties LLC(8)	$220,763		$220,763	51,945
Venturetek L.P.(9)	$292,461		$292,461	68,815

F-37

BOOMERANG SYSTEMS, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED DECEMBER 31, 2011

NOTE 9 - RELATED PARTY TRANSACTIONS (continued)

________

(1) HSK Funding Inc. is a principal stockholder and a member of SB&G Properties LLC.

(2) Gail Mulvihill, the individual who exercises sole voting and investment control over Lake Isle Corporation, is the mother of Christopher Mulvihill, the Company’s President, and is a principal stockholder. Lake Isle Corporation is a member of SB&G Properties LLC.

(3) Christopher Mulvihill is the Company’s President and director.

(4) James Mulvihill is the brother of Christopher Mulvihill and son of Gail Mulvihill.

(5) MRP Holdings LLC, and Mark R Patterson Revocable Trust are owned by Mark Patterson, the Company’s Chief Executive Officer and director.

(6) Sail Energy LLC is owned by Gail Mulvihill.

(7) Stan Checketts Properties, L.C. is owned by Stan Checketts, the Chief Executive Officer of the Company’s wholly owned subsidiary and director of the Company, and is a principal stockholder. Stan Checketts Properties is a member of SB&G Properties LLC.

(8) SB&G Properties LLC is owned by HSK Funding Inc., Stan Checketts Properties, Lake Isle Corporation and Venturetek L.P.

(9) Venturetek L.P. is a principal stockholder and a member of SB&G Properties LLC.

(10) Included in this balance is $1,000,000 of indebtedness resulting from a bank line of credit that Lake Isle Corp. caused to be paid in full. Accordingly, the Company became indebted to Lake Isle Corp for $1,000,000.

(11) On October 28, 2011, Atlantic and Madison of NJ Corp transferred title of an aggregate of $1,451,000 principal amount of debt owed to it by the Company to Christopher Mulvihill.

Our management believes that the terms of the above transactions are as favorable to our company as could have been obtained from nonaffiliated persons at the time and under the circumstances as when the transactions were entered into.

NOTE 10- COMMITMENTS AND CONTINGENCIES

Boomerang Utah is a joint and several guarantor on a twenty-year promissory note owing to a non-affiliated bank in the principal amount of $764,521, bearing interest at 3.807% per annum and due August 1, 2027.  The promissory note is collateralized by the real property that is the subject of the lease from SB&G to Boomerang.  Messrs. Gene Mulvihill, Checketts, and Koffman, are the other joint and several guarantors of the promissory note.

In October 2011, we entered into a five year lease, commencing on December 1, 2011, on a new principal office, consisting of approximately 7,350 square feet, located at 30 B Vreeland Avenue, Florham Park, NJ. This is also the location of our sales and marketing activities.

The aggregate future minimum annual rental payments, exclusive of escalation payments for taxes and operating costs, under operating leases are as follows:

Twelve months ended December 30, 2012	$138,272
December 30, 2013	143,784
December 30, 2014	149,297
December 30, 2015	154,809
December 30, 2016	146,541
Total	$732,703

NOTE 11 – SUBSEQUENT EVENTS

On February 15, 2012, Boomerang MP Holdings, Inc., a wholly owned subsidiary of the Company, was formed with the purpose of entering into a mechanical parking joint venture. On February 16, 2012, Boomerang MP Holdings, Inc., formed a joint venture with Stokes Industries-USA, LLC (“Stokes”). The joint venture, Boomerang-Stokes Mechanical Parking LLC, is owned 50% by Boomerang MP Holdings, Inc. and 50% by Stokes. Boomerang MP Holdings, Inc., is committed to providing a minimum of $250,000 of capital to fund the initial operations and marketing efforts during the initial two year period of the joint venture. As of February 16, 2012, Boomerang has provided capital of $22,228. Boomerang MP Holdings, Inc., shall also license the name “Boomerang” to the joint venture for use in North America on a royalty free, non-exclusive basis.

F-38

Up to $11,634,520 aggregate principal amount of 6% convertible notes due 2016 and warrants to purchase up to 3,413,259 shares of common stock and shares of common stock issuable upon conversion of the notes and the warrants and 60,000 shares of common stock

and 60,000 shares of common stock issuable upon exercise of warrants

 PROSPECTUS

, 2012

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.            Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Company relating to the sale of common stock being registered. All amounts are estimates except the SEC registration fee:

SEC Registration Fee	$3,165.89
Legal Fees and Expenses	$40,000
Accounting Fees and Expenses	$10,000
Miscellaneous Expenses	$1,834.11
Total	$55,000

Item 14.            Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law authorizes a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) further authorizes a Delaware corporation to indemnify any person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

II-1

Section 102(b)(7) of the Delaware General Corporation Law enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

As permitted by the Delaware General Corporation Law, Boomerang Systems, Inc.’s certificate of incorporation, as amended, eliminates liability of its directors for monetary damages to the fullest extent permitted under applicable law. Boomerang Systems, Inc.’s second amendment and restated bylaws also provide, with certain exceptions, for indemnification to the fullest extent permitted by the Delaware General Corporation Law.

Boomerang Systems, Inc. has entered into indemnification agreements with all of its directors, other than Mark Patterson. These indemnification agreements, among other things,

•	provide for indemnification which mirrors the provisions of the Delaware General Corporation Law;

•
provide for the mandatory advancement by Boomerang Systems, Inc. of expenses incurred by the director, provided that such director will repay the amounts advanced if it is determined that the director was not entitled to be indemnified by Boomerang Systems, Inc.;

•
provide further indemnification to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized in Boomerang Systems, Inc.’s certificate of incorporation, as amended, or second amendment and restated bylaws, or the Delaware General Corporation Law; and

•
provide that if the Delaware General Corporation Law is subsequently amended to increase the rights of directors to indemnification, those increased rights will be deemed to apply to Boomerang Systems, Inc., but if such rights are narrowed, there will be no affect on the indemnification granted to the directors.

However, a director is not entitled to indemnification under these agreements with respect to (i) claims initiated by the director (except claims relating to the director’s right to indemnification), (ii) claims relating to the director’s right to indemnification that a court of competent jurisdiction determines were not made in good faith or were frivolous; (iii) expenses or liabilities for which a directors’ and officers’ liability insurance policy has paid the director directly; or (iv) expenses or payment of profits arising from the violation by the director of Section 16(b) of the Exchange Act, or any successor statute.

Mr. Patterson’s employment agreement provides that Boomerang Systems, Inc. will indemnify him to the greatest extent permitted by Section 145 of the Delaware General Corporation Law. These indemnification rights will survive the termination of Mr. Patterson’s employment for any reason. Boomerang Systems, Inc. has obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to Boomerang Systems, Inc. and its stockholders, in the amount of $10.0 million.

II-2

Item 15.            Recent Sales of Unregistered Securities

On May 15, 2009, the Company issued options to purchase an aggregate of 50,000 shares at an exercise price of $2.00 per share to three employees. All such options expire on May

1.
On May 15, 2009, the Company issued options to purchase an aggregate of 50,000 shares at an exercise price of $2.00 per share to three employees in lieu of cash compensation.  All such options expire on May 14, 2014.

2.
In fiscal 2009, the Company launched a private offering of its securities to affiliates and accredited investors in three tranches.  The private offering closed on December 14, 2009.  On June 12, 2009, the Company completed the closing of the First Tranche which involved the sale of an aggregate of 33,609 shares of our Series A Convertible Preferred Stock (“Preferred Stock”).  The aggregate offering proceeds for these shares of Preferred Stock sold in the First Tranche was $3,360,900 of which $1,895,000 was paid in cash and $1,465,900 was  paid  in forgiveness of debt. In September 2009, the Company amended its certificate of incorporation to increase its authorized shares of common stock.  As a  result, under the terms of the Preferred Stock the 33,609 shares of Preferred Stock were automatically converted into 1,680,450 shares of common stock in September 2009.  On September 30, 2009, the Company completed the Second Tranche which involved the sale of an aggregate of 554,713 shares of common stock.  The aggregate offering proceeds for the shares of common stock sold in the Second Tranche was $1,109,425 or $2.00 per share, of which $1,065,000 was paid in cash and $44,425 was paid by forgiveness of interest that had accrued on indebtedness that had been forgiven in exchange for shares of Preferred Stock in the First Tranche.  On December 14, 2009, the Company completed the Third Tranche which involved the sale of an aggregate of 695,288 shares of common stock.  The aggregate offering proceeds for the shares of common stock sold in the Third Tranche was $1,390,575, or $2.00 per share, paid in cash.

3.
By virtue of defaults occurring in the payment of the outstanding principal and interest on $1,500,000 on the Company’s promissory notes issued in August 2008, on August 31, 2009, pursuant to the terms of the promissory notes the Company issued to the holders of the promissory notes five-year common stock purchase warrants to purchase an aggregate of 127,588 shares of common stock exercisable at a price of $14.40 per share.

4.
By virtue of the continuing defaults on the payment of the outstanding principal on the $1,500,000 promissory notes issued in August 2008, on September 30, 2009, the Company issued to the holders of the promissory notes five-year common stock purchase warrants to purchase an aggregate of 128,820  shares of common stock exercisable at a price of $13.80 per share.  The consideration received by the Company for the issuance of the common stock purchase warrants was a deferral in the payment of principal and accrued interest on the promissory notes.

5.
On October 15, 2009, the Company granted options to three employees to purchase common stock in lieu of cash  compensation. In  the aggregate, the employees received: (i) ten-year non-qualified fully vested options to purchase 1,000 shares  of common stock exercisable at $2.00 per share; and (ii) five-year non-qualified options to purchase 25,000 shares of common  stock exercisable at $2.00 per share which vest  25%  on April 15, 2011 and 25% on each six month anniversary thereafter.  The stock options to purchase 26,000 shares are subject to forfeiture until service conditions associated with their grant are satisfied.

6.
The Company determined to use its financial resources for research and development and elected not to re-pay a promissory note which came due in August 2009.  The Company issued post-maturity or default warrants in October 2009 and November 2009.   On October 31, 2009, the Company issued to the holder of the promissory note a five-year common stock purchase warrant to purchase 14,342 shares of common stock exercisable at $13.60 per share on account of the default occurring in for October 2009.  On November 30, 2009, the Company issued to  the holder of the promissory note a five-year common stock purchase warrant to purchase 4,385 shares of common stock exercisable at $11.60 per share on account of the default occurring in November 2009.

II-3

7.
On November 30, 2009, the holders of $1,450,000 aggregate principal amount of  the Company’s 12% promissory notes issued in August 2008 cancelled the amount due to them under the promissory notes in exchange for shares of the Company’s common stock at a price per share of $2.00.  This transaction was completed on November 30, 2009 and $1,678,038 of principal and accrued interest was exchanged for 839,003 common shares.

8.
On January 25, 2010, the Company issued 6% Convertible Promissory Notes to a third party and James Mulvihill, a related party, with an aggregate principal amount totaling $460,000.  In March 2010, the principal and all accrued interest thereon were converted into 231,827 shares of common stock at a rate of $2.00 per share.

9.
On February 2, 2010, the Company granted to Joseph Bellantoni, the Company’s then Chief Financial Officer, Stanley Checketts, the Company’s then Chief Executive Officer (who remains the CEO of its wholly-owned subsidiary, Boomerang Sub, Inc.) and Maureen Cowell,  the  Company’s Secretary, options to purchase common stock in lieu of cash compensation.  Ten-year non-qualified fully-vested options to purchase an aggregate of 290,000 shares of common stock at an exercise price of $2.00 per share were issued to these directors.  These stock options are subject to forfeiture until service conditions associated with their grant are satisfied.

10.
On February 2, 2010 and March 31, 2010, the Company granted to Steven C. Rockefeller, Jr., an independent director, warrants to purchase an aggregate of 60,000 shares of common stock at an exercise price of $2.00 per share for service as a director.  The warrants have a term of 5 years.

11.
From March 31, 2010 through June 2, 2010, the Company sold an aggregate of 140,000 shares of common stock at $5.00 per share in private placements to four accredited investors for aggregate cash proceeds of $700,000.  These investors also received warrants to purchase an aggregate of 140,000 shares of common stock with an exercise price of $5.00 per share. The warrants have a term of five years.

12.
On June 1, 2010, the Company issued 140,000 shares of common stock to Mark Patterson, its Chief Executive Officer, as compensation for employment.  In addition, Mr. Patterson was issued warrants to purchase 140,000 shares of common stock at an exercise price of $5.00 per share, which were cancelled on November 12, 2010 and replaced with warrants to purchase 280,000 shares of common stock as described in note 18 below.

13.
On July 8, 2010, the holders of an aggregate of $2,328,023 of outstanding indebtedness and obligations of the Company, all of whom are related parties, agreed to cancel their indebtedness for common stock and common stock purchase warrants.  The Company owed J&A Financing, Inc. an aggregate principal amount plus accrued interest of $1,678,304.  In deferred rent, the Company owed SB&G Properties, LC $420,769 and Stan Checketts Properties $228,950.  The exchange was for an aggregate of 465,605 shares of the Company’s common stock and an equal number of common stock purchase warrants to purchase shares of common stock, which are exercisable for a period of five years at an exercise price of $5.00 per share.  The exchange was at a rate of $5.00 for one share of common stock and one warrant.

II-4

14.
On July 13, 2010, the Company completed a private placement with aggregate gross proceeds of $7,000,000.  Of this amount, $1,330,000 of the securities was sold to six related parties (Burton I. Koffman, Gail Mulvihill, Mark Patterson, Venturtek, LP, Heather Mulvihill and Peter and Ellen Mulvihill) and $5,670,000 was sold to twenty-five other accredited investors.  In the offering, the Company sold an aggregate of 1,400,000 shares of the Company’s common stock and five-year warrants to purchase an aggregate of 1,400,000 shares of common stock at an exercise price of $5.00 per share.

15.
On September 7, 2010, the Company sold 50,000 shares of common stock to Mark Patterson, the Chief Executive Officer of the Company, for aggregate gross proceeds to the Company of $250,000 under the terms of his employment agreement.  This issuance of common stock was based on a price of $5.00 per share on the date of issuance.  This officer also received five-year warrants to purchase 50,000 shares of common stock at an exercise price of $5.00 per share.

16.
On October 1, 2010, the Company entered into an amended and restated employment agreement with our Chief Executive Officer, Mark Patterson.  The amended agreement provides for a base salary of $200,000 per year and provides for a grant of an aggregate of 1,080,000 five-year warrants with an exercise price of $5.00 per share that vest and become exercisable as follows: (i) 270,000 on October 1, 2010, (ii) 210,000 on each of February 1 and August 1, 2011 and February 1, 2012, and (iii) 180,000 on August 1, 2012.  The amended agreement provides Mr. Patterson with a right of first refusal, pursuant to which Mr. Patterson has the right, but not the obligation, to maintain his then pro rata share of the Company’s issued and outstanding shares and warrants by purchasing additional shares and warrants each time the Company offers shares and/or warrants for sale.

17.
On October 6, 2010, the Company granted ten-year non-qualified, fully vested options to the Company’s President, Christopher Mulvihill, to purchase 200,000 shares of common stock exercisable at $5.00 per share under the terms of his employment agreement. These stock options are subject to forfeiture until service conditions associated with their grant are satisfied.

18.
On November 12, 2010, the Company issued five-year warrants to the Company’s Chief Executive Officer Mark Patterson to purchase 280,000 shares of the Company’s common stock at an exercise price of $5.00 per share.  These warrants were issued in conjunction with the amendment and termination of his prior Executive employment agreement entered into during June 2010.

19.
On November 24, 2010, the Company granted options to the Company’s former Chief Operating Officer, Ryan Burleson, to purchase common stock comprised of five-year, non-qualified, fully vested options to purchase 50,000 shares exercisable at $5.00 per share.  These options were forfeited in June 2011.

20.
On November 24, 2010, the Company granted options to a consultant to purchase up to 5,000 shares of the Company’s common stock at an exercise price of $5.00 per share as payment for operational services.  These options vest immediately and shall expire after a period of 5 years.

21.
In November 2010, the holder (Berkowitz Wolfman Associates, Inc.) of $398,012 of outstanding indebtedness, exchanged its indebtedness for units consisting of shares of the Company’s common stock and common stock purchase warrants.  The exchange was for 79,602 shares of the Company’s common stock and an equal number of common stock purchase warrants to purchase shares of common stock, which are exercisable for a period of five years at an exercise price of $5.00.  The exchange was at a rate of $5.00 for one share of common stock and one warrant.

II-5

22.
On November 30, 2010, the Company sold 33,329 shares of common stock at $6.00 per share in a private placement to two accredited investors for cash proceeds of $200,000.  These investors also received five year warrants to purchase 33,329 shares with an exercise price of $6.00 per share.

23.
Between December 23, 2010 and December 29, 2010, the Company entered into a financing commitment letter (the “Commitment Letter”) pursuant to which it obtained a commitment for an aggregate of up to $3,250,000 of financing to be provided, upon demand by us, by nine accredited investors, including an aggregate of up to $1,750,000 by four related parties. Under the terms of the Commitment Letter, each lender received one five-year warrant for every dollar such lender committed, with an exercise price of $6.00 per share. In addition, if the Company borrows under the letter, each lender will receive additional warrants at a rate of three warrants for each dollar drawn down from that lender's commitment, with the amount of the draw down attributable to each lender’s commitment to be determined on a pro rata basis.

The related parties who committed to provide financing under the letter are Mark Patterson, the Company’s Chief Executive Officer (up to $500,000); Lake Isle Corp., a greater than 10% holder of the Company’s common stock, over which Gail Mulvihill, the mother of the Company’s President, Christopher Mulvihill, exercises sole voting and investment control (up to $750,000); HSK Funding, over which Burton I. Koffman, a greater than 10% holder of the Company’s common stock, exercises sole voting and investment control (up to $250,000); and James Mulvihill, the son of Gail Mulvihill and brother of Christopher Mulvihill (up to $250,000).

24.	On February 11, 2011, the Company sold 142,857 shares of common stock at $7.00 per share in private placements for cash proceeds of $1,000,000.

25.
In February and March 2011, the Company drew down a total of $2,166,664 on its line of credit of $3,250,000.  In connection with the draw down, the Company issued five-year warrants to purchase 325,000 shares of common stock at an exercise price of $6.00 per share, including a total of 175,000 warrants issued to four related parties.

26.
In May 2011, the Company drew down a total of $1,083,336 on its line of credit of $3,250,000.  In connection with the draw down, the Company issued five-year warrants to purchase 162,500 shares of common stock at an exercise price of $6.00 per share, including a total of 87,500 warrants issued to four related parties.

27.
The Company completed a private placement on December 9, 2011.  There were three closings in the private placement.  On November 1, 2011, the Company issued 6% convertible promissory notes due on November 1, 2016 in the aggregate principal amount of approximately $9.4 million and warrants to purchase 2,199,902 shares of common stock.  On November 1, 2011, the Notes were convertible into an initial aggregate amount of 2,199,902 shares of Common Stock.  On November 1, 2011, the Company paid a placement agent a cash fee of $137,306 for its services as placement agent and issued to the placement agent warrants to purchase 61,177 shares of Common Stock.   On November 18, 2011, the Company issued 6% convertible promissory notes due on November 1, 2016 in the aggregate principal amount of approximately $1.35 million and warrants to purchase 317,652 shares of common stock.  On November 18, 2011, the Notes were convertible into an initial aggregate amount of 317,652 shares of Common Stock.  On November 18, 2011, the Company paid a placement agent a cash fee of  $59,883 for its services as placement agent and issued to the placement agent warrants to purchase 27,293 shares of Common Stock.  The notes and warrants have a term of five year term.    On December 9, 2011, the Company issued 6% convertible promissory notes due on November 1, 2016 in the aggregate principal amount of $925,000 and warrants to purchase 217,652 shares of common stock. On December 9, 2011, the Notes were convertible into an initial aggregate amount of 217,652 shares of Common Stock.  On December 9, 2011, the Company paid a placement agent a cash fee of  $46,800 for its services as placement agent and issued to the placement agent warrants to purchase 20,706 shares of Common Stock.  The notes and warrants have a term of five year term. The exercise price of the warrant and the conversion price of the note is $4.25, subject to adjustment.  In connection with the private placement, the Company received cash proceeds of approximately $5.0 million and refinanced approximately $6.6 million of then existing short-term indebtedness.

II-6

The securities sold described above were sold upon the exemption from the registration requirements of the Securities Act of 1933, as amended, upon reliance on Section 4(2) thereof and/or regulation D promulgated thereunder. No underwriters were employed in any of these transactions. A placement agent was paid a fee as described in item 24. Each of the certificates issued bears or will bear a legend stating that resale of the shares, including shares to be issued on exercise of options and warrants, is restricted without compliance with the registration requirements of the Securities Act or the availability of an exemption from such registration requirements and stop transfer instructions have been or will be placed with the transfer agent with respect to the transfer of the shares issued.

Item 16.            Exhibits and Financial Statement Schedules

Exhibit Number	Exhibits and Financial Statement Schedules

3.1	Certificate of Incorporation of Registrant, as amended(1)

3.2	Second Amendment and Restated By-laws of Registrant (2)

4.1	Specimen Common Stock Certificate, $0.001 par value(1)

5.1*	Opinion of Blank Rome LLP

10.3	Form of 12% Promissory Note due August 14 and 20, 2009 (3)

10.4	Form of Warrant to Purchase Common Stock expiring August 2013 (4)

10.5	Lease agreement by and between NYC Skyline Realty LLC and Boomerang Systems, Inc. dated as of January 1, 2009. (5)

10.6	Shareholders Agreement between Tawreed Companies Representation and Boomerang USA Corp. (5)

10.7	Form of Common Stock Purchase Warrant issued and to be issued with respect to payment defaults on our 12% Promissory Notes (6)

10.8	Form of Agreement used to exchange 12% promissory notes for shares of common stock (7)

10.9	Employment Agreement between Mark R. Patterson and Boomerang Systems, Inc., dated as of August 21, 2010 (8)

10.10	Amended and Restated Executive Employment Agreement between Mark R. Patterson and Boomerang Systems, Inc., dated as of October 1, 2010 (9)

10.11
Lease agreement by and between SB&G Properties, L.C. and Boomerang Systems, Inc. dated as of October 1, 2007, Amendment No. 1 thereto dated October 1, 2008, and Amendment No. 2 thereto dated March 15, 2010 (10)

10.12
Lease agreement by and between Stan Checketts Properties, L.C. and Boomerang Systems, Inc. dated as of October 1, 2007, Amendment No. 1 thereto dated October 1, 2008 and Amendment No. 2 thereto dated March 15, 2010 (10)

II-7

10.13	Ground lease by and between Route 94 Development Corporation and Boomerang Systems, Inc. dated as of April 30, 2010 (10)

10.14	Revolving Promissory Note between Sail Energy, LLC and Boomerang Systems, Inc. dated as of May 14, 2010 and Amendment No. 1 thereto dated as of December 15, 2010. (10)

10.15	Loan agreement by and between SB&G Properties and Zions First National Bank and Guaranty of such loan provided by Boomerang Systems, Inc dated July 9, 2007. (10)

10.16	Promissory Note dated May 1, 2008 between Boomerang Sub, Inc. and J and A Financing and Amendment thereto dated July 15, 2008 and modification thereto dated February 9, 2010. (10)

10.17	Assignment of deposit account by and between J and A Financing, Inc. Boomerang Systems, Inc. and Highlands State Bank dated May 16, 2010 and confirmation of payment dated July 21, 2010. (10)

10.18	Loan assumption agreement Between Boomerang Systems, Inc. and J and A Financing, Inc. dated July 6, 2010. (10)

10.19	Promissory Note between James Mulvihill and Boomerang Systems, Inc. and conversion agreement dated March 29, 2010. (10)

10.20	Non-Compete Agreement by and between Stan Checketts and Digital Imaging Resources, Inc. dated December 10, 2007 (10)

10.21	Line of Credit in favor of Boomerang Systems, Inc. with Highlands State Bank, dated June 30, 2011 (11)

10.22	Commitment letter dated December 29, 2010, by and between Boomerang Systems, Inc. and the lenders signatory thereto. (12)

10.23	Form of Warrant issued to the lenders signatory to the Commitment letter dated December 29, 2010 by and between Boomerang Systems, Inc. and the lenders signatory thereto. (13)

10.24	Form of Note issued to the lenders signatory to the Commitment letter dated December 29, 2010 by and between Boomerang Systems, Inc., and the lenders signatory thereto. (11)

10.25	Promissory Note with Highlands State Bank, dated August 4, 2011 (11)

10.26	Chris Mulvihill employment agreement dated March 31, 2008 and amendment #1 dated October 2010 (11)

10.27	Ground Lease with Route 94, dated April 30, 2010 (12)

10.28	Equipment Lease with M&T Bank, dated September 1, 2007 and personal guarantees of the lease (11)

10.29	Boomerang loans with third party bank, due in May 2011, J and A assumption of Boomerang loans, and conversion of J and A debt to common stock (11)

10.30	Promissory Note with Gail Mulvihill, dated April 8, 2010 (11)

10.31	Promissory Note with Venturetek, dated July 9, 2010 (11)

10.32	Form of 6% Convertible Subordinate Note (13)

10.33	Form of Warrant (13)

10.34	Form of Placement Agent Warrant (13)

10.35	Form of Registration Rights Agreement issued by and among Boomerang Systems, Inc. and the Subscribers (13)

10.36	Form of Subscription Agreement (13)

II-8

10.37	Employment Agreement between David K. Koch and Boomerang Systems, Inc., dated as of October 28, 2011 (1)

10.38	Loan dated September 21, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.39	Loan dated September 22, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.40	Loan dated September 26, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.41	Loan dated September 29, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.42* *	Loan Agreement between Mark R. Patterson and Boomerang Systems, Inc. dated November 1, 2011.

10.43* *	Third Amendment to the Lease between Stan Checketts Properties, L.C. and Boomerang Sub, Inc. dated October 28, 2011.

10.44* *	Third Amendment to the Lease between SB&G Properties, LC and Boomerang Sub, Inc. dated October 1, 2011.

10.45* *	Lease between Thirty Vreeland Associates, L.L.C. and Boomerang Systems, Inc. effective as of December 1, 2011.

10.46* *	Loan Agreement between Lake Isle Corporation and Boomerang Systems, Inc. dated October 28, 2011.

10.47* *	Loan Agreement between Atlantic & Madison of NJ Corp. and Boomerang Systems, Inc. dated October 31, 2011.

14.1	Code of Ethics (14)

21.1	Subsidiaries of the Registrant as of September 30, 2011 (1)

23.1*	Consent of Blank Rome LLP (included in exhibit 5.1)

23.2*	Consent of Liebman Goldberg & Hymowitz, LLP

24.1**	Power of Attorney (included on signature page)

101	The following materials from Boomerang System, Inc.’s Registration Statement on Form S-1 formatted in eXtensible Business Reporting Language (XBRL): (i) Unaudited, Consolidated Statements of Operations for the Three Months Ended December 31, 2011 and 2010, (ii) Unaudited, Consolidated Balance Sheets as of December 31, 2011 and September 30, 2011, (iii) Unaudited, Consolidated Statements of Cash Flows for the Three Months Ended December 31, 2011 and 2010, (iv) Notes to Unaudited, Consolidated Financial Statements; (v) Consolidated Statements of Operations for the Years Ended September 31, 2011 and 2010, (vi) Consolidated Balance Sheets as of September 30, 2011 and 2010, (vii) Consolidated Statements of Cash Flows for the Years Ended September 30, 2011 and 2010, (viii) Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended September 39, 2010, 2009 and 2008 and (ix) Notes to Consolidated Financial Statements.***

(1)	Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2011.

(2)	Incorporated by reference from an exhibit filed with Quarterly Report on Form 10-Q for quarter ended December 31, 2009.

(3)	Incorporated by reference from an exhibit filed with the Company’s annual report Form 10-K/A for the fiscal year ended September 30, 2008.

(4)	Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K/A for the fiscal year ended September 30, 2008.

(5)	Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009.

(6)	Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K filed on October 27, 2009

(7)	Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K filed on December 21, 2009

(8)	Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K/A filed on August 26, 2010

II-9

(9)	Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K filed on October 7, 2010

(10)	Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2010.

(11)	Incorporated by reference from an exhibit filed with the Company’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed on September 14, 2011.

(12)	Incorporated by reference from an exhibit filed with the Company’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed on December 16, 2011.

(13)	Incorporated by reference from an exhibit filed with the Company’s current report Form 8-K filed on December 15, 2011.

(14)	Incorporated by reference from an amendment as an exhibit filed with the Company’s Current Report on Form 8-K for December 28, 2009.

*	Filed herewith

**	Previously filed.

***	Pursuant to Rule 406T of Regulation S-T, the interactive data files included in Exhibit 101 are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

II-10

Item 17.            Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-11

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Florham Park, State of New Jersey, on March 1, 2012.

BOOMERANG SYSTEMS, INC.

Date: March 1, 2012	By:	/s/Mark Patterson
Mark Patterson
Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Mark Patterson	Chief Executive Officer (Principal Executive	March 1, 2012
Mark Patterson	Officer) and Director

/s/Scott Shepherd	Chief Financial Officer (Principal Financial and	March 1, 2012
Scott Shepherd	Accounting Officer)

*	Director	March 1, 2012
Joseph R. Bellantoni

*	Director	March 1, 2012
Maureen Cowell

*	Director	March 1, 2012
Stanley Checketts

*	Director	March 1, 2012
Steven C. Rockerfeller, Jr.

*	Director	March 1, 2012
Kevin Cassidy

Signature	Title	Date

*	Director	March 1, 2012
Anthony P. Miele, III

*	Director	March 1, 2012
Christopher Mulvihill

*By:	/s/ Mark Patterson
Mark Patterson,
attorney-in-fact

Exhibit Index

Exhibit
Number	Exhibits and Financial Statement Schedules

3.1	Certificate of Incorporation of Registrant, as amended(1)

3.2	Second Amendment and Restated By-laws of Registrant (2)

4.1	Specimen Common Stock Certificate, $0.001 par value(1)

5.1*	Opinion of Blank Rome LLP

10.3	Form of 12% Promissory Note due August 14 and 20, 2009 (3)

10.4	Form of Warrant to Purchase Common Stock expiring August 2013 (4)

10.5	Lease agreement by and between NYC Skyline Realty LLC and Boomerang Systems, Inc. dated as of January 1, 2009. (5)

10.6	Shareholders Agreement between Tawreed Companies Representation and Boomerang USA Corp. (5)

10.7	Form of Common Stock Purchase Warrant issued and to be issued with respect to payment defaults on our 12% Promissory Notes (6)

10.8	Form of Agreement used to exchange 12% promissory notes for shares of common stock (7)

10.9	Employment Agreement between Mark R. Patterson and Boomerang Systems, Inc., dated as of August 21, 2010 (8)

10.10	Amended and Restated Executive Employment Agreement between Mark R. Patterson and Boomerang Systems, Inc., dated as of October 1, 2010 (9)

10.11
Lease agreement by and between SB&G Properties, L.C. and Boomerang Systems, Inc. dated as of October 1, 2007, Amendment No. 1 thereto dated October 1, 2008, and Amendment No. 2 thereto dated March 15, 2010 (10)

10.12
Lease agreement by and between Stan Checketts Properties, L.C. and Boomerang Systems, Inc. dated as of October 1, 2007, Amendment No. 1 thereto dated October 1, 2008 and Amendment No. 2 thereto dated March 15, 2010 (10)

10.13	Ground lease by and between Route 94 Development Corporation and Boomerang Systems, Inc. dated as of April 30, 2010 (10)

10.14	Revolving Promissory Note between Sail Energy, LLC and Boomerang Systems, Inc. dated as of May 14, 2010 and Amendment No. 1 thereto dated as of December 15, 2010. (10)

10.15	Loan agreement by and between SB&G Properties and Zions First National Bank and Guaranty of such loan provided by Boomerang Systems, Inc dated July 9, 2007. (10)

10.16	Promissory Note dated May 1, 2008 between Boomerang Sub, Inc. and J and A Financing and Amendment thereto dated July 15, 2008 and modification thereto dated February 9, 2010. (10)

10.17	Assignment of deposit account by and between J and A Financing, Inc. Boomerang Systems, Inc. and Highlands State Bank dated May 16, 2010 and confirmation of payment dated July 21, 2010. (10)

10.18	Loan assumption agreement Between Boomerang Systems, Inc. and J and A Financing, Inc. dated July 6, 2010. (10)

10.19	Promissory Note between James Mulvihill and Boomerang Systems, Inc. and conversion agreement dated March 29, 2010. (10)

10.20	Non-Compete Agreement by and between Stan Checketts and Digital Imaging Resources, Inc. dated December 10, 2007 (10)

10.21	Line of Credit in favor of Boomerang Systems, Inc. with Highlands State Bank, dated June 30, 2011 (11)

10.22	Commitment letter dated December 29, 2010, by and between Boomerang Systems, Inc. and the lenders signatory thereto. (12)

10.23	Form of Warrant issued to the lenders signatory to the Commitment letter dated December 29, 2010 by and between Boomerang Systems, Inc. and the lenders signatory thereto. (13)

10.24	Form of Note issued to the lenders signatory to the Commitment letter dated December 29, 2010 by and between Boomerang Systems, Inc., and the lenders signatory thereto. (11)

10.25	Promissory Note with Highlands State Bank, dated August 4, 2011 (11)

10.26	Chris Mulvihill employment agreement dated March 31, 2008 and amendment #1 dated October 2010 (11)

10.27	Ground Lease with Route 94, dated April 30, 2010 (12)

10.28	Equipment Lease with M&T Bank, dated September 1, 2007 and personal guarantees of the lease (11)

10.29	Boomerang loans with third party bank, due in May 2011, J and A assumption of Boomerang loans, and conversion of J and A debt to common stock (11)

10.30	Promissory Note with Gail Mulvihill, dated April 8, 2010 (11)

10.31	Promissory Note with Venturetek, dated July 9, 2010 (11)

10.32	Form of 6% Convertible Subordinate Note (13)

10.33	Form of Warrant (13)

10.34	Form of Placement Agent Warrant (13)

10.35	Form of Registration Rights Agreement issued by and among Boomerang Systems, Inc. and the Subscribers (13)

10.36	Form of Subscription Agreement (13)

10.37	Employment Agreement between David K. Koch and Boomerang Systems, Inc., dated as of October 28, 2011 (1)

10.38	Loan dated September 21, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.39	Loan dated September 22, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.40	Loan dated September 26, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.41	Loan dated September 29, 2011, by and between Boomerang Systems, Inc., and Atlantic & Madison of NJ Corp. (1)

10.42**	Loan Agreement between Mark R. Patterson and Boomerang Systems, Inc. dated November 1, 2011.

10.43**	Third Amendment to the Lease between Stan Checketts Properties, L.C. and Boomerang Sub, Inc. dated October 28, 2011.

10.44**	Third Amendment to the Lease between SB&G Properties, LC and Boomerang Sub, Inc. dated October 1, 2011.

10.45**	Lease between Thirty Vreeland Associates, L.L.C. and Boomerang Systems, Inc. effective as of December 1, 2011.

10.46**	Loan Agreement between Lake Isle Corporation and Boomerang Systems, Inc. dated October 28, 2011.

10.47**	Loan Agreement between Atlantic & Madison of NJ Corp. and Boomerang Systems, Inc. dated October 31, 2011.

14.1	Code of Ethics (14)

21.1	Subsidiaries of the Registrant as of September 30, 2011 (1)

23.1*	Consent of Blank Rome LLP (included in exhibit 5.1)

23.2**	Consent of Liebman Goldberg & Hymowitz, LLP

24.1	Power of Attorney (included on signature page)

101	The following materials from Boomerang System, Inc.’s Registration Statement on Form S-1 formatted in eXtensible Business Reporting Language (XBRL): (i) Unaudited, Consolidated Statements of Operations for the Three Months Ended December 31, 2011 and 2010, (ii) Unaudited, Consolidated Balance Sheets as of December 31, 2011 and September 30, 2011, (iii) Unaudited, Consolidated Statements of Cash Flows for the Three Months Ended December 31, 2011 and 2010, (iv) Notes to Unaudited, Consolidated Financial Statements; (v) Consolidated Statements of Operations for the Years Ended September 31, 2011 and 2010, (vi) Consolidated Balance Sheets as of September 30, 2011 and 2010, (vii) Consolidated Statements of Cash Flows for the Years Ended September 30, 2011 and 2010, (viii) Consolidated Statements of Stockholders’ Equity (Deficit) for the Years Ended September 39, 2010, 2009 and 2008 and (ix) Notes to Consolidated Financial Statements.***

(1)    Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2011.

(2)    Incorporated by reference from an exhibit filed with Quarterly Report on Form 10-Q for quarter ended December 31, 2009.

(3)    Incorporated by reference from an exhibit filed with the Company’s annual report Form 10-K/A for the fiscal year ended September 30, 2008.

(4)    Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K/A for the fiscal year ended September 30, 2008.

(5)    Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2009.

(6)    Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K filed on October 27, 2009

(7)    Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K filed on December 21, 2009

(8)    Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K/A filed on August 26, 2010

(9)    Incorporated by reference from an exhibit filed with the Company’s current report on Form 8-K filed on October 7, 2010

(10)    Incorporated by reference from an exhibit filed with the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2010.

(11)    Incorporated by reference from an exhibit filed with the Company’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed on September 14, 2011.

(12)    Incorporated by reference from an exhibit filed with the Company’s Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2011 filed on December 16, 2011.

(13)    Incorporated by reference from an exhibit filed with the Company’s current report Form 8-K filed on December 15, 2011.

(14)    Incorporated by reference from an amendment as an exhibit filed with the Company’s Current Report on Form 8-K for December 28, 2009.

*	Filed herewith

**	Previously filed.

***	Pursuant to Rule 406T of Regulation S-T, the interactive data files included in Exhibit 101 are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.